Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-203016

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Preferred shares, without par value(3)	85,962,234	U.S.$16.08	U.S.$1,382,272,722.72	U.S.$160,621(3)

(1)
Includes preferred shares, including in the form of American Depositary Shares, or ADSs, each of which represents one preferred share, evidenced by American Depositary Receipts, or ADRs, to be offered and sold in the United States (including preferred shares that may be sold pursuant to the international underwriters' option to purchase additional preferred shares in the form of ADSs) and preferred shares that are being offered in Brazil and elsewhere other than the United States but which may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended, or the Securities Act. Additionally, certain other offers and sales of preferred shares outside the United States are being made pursuant to Regulation S under the Securities Act and are not covered by this registration statement.

(2)
The registration fee of U.S.$160,621 is calculated in accordance with Rule 457(r) of the Securities Act.

(3)
The preferred shares may be represented by ADSs, each of which represents one preferred share, evidenced by ADRs, issuable on deposit of preferred shares, which have been registered pursuant to the effective Registration Statement on Form F-6 (File Nos. 333-201244), which was filed on December 23, 2014.

1
To include all shares being sold in the global offering (including the option shares) except the shares subscribed by Telefonica Spain or its affiliates in the priority subscription or otherwise in the global offering.

Prospectus Supplement
(To Prospectus dated March 26, 2015)

79,679,574 Preferred Shares

Including Preferred Shares in the Form of American Depositary Shares

         We are offering 236,803,588 preferred shares in a global offering, which consists of an international offering in the United States and other countries outside Brazil and a concurrent offering of common shares and preferred shares in Brazil. Preferred shares offered in the global offering may be offered directly or in the form of American Depositary Shares, or ADSs, each of which represents one preferred share. The offering of the ADSs is being underwritten by the international underwriters named in this prospectus supplement. The preferred shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and underwritten by the Brazilian underwriters named elsewhere is this prospectus supplement. The closings of the international and Brazilian offerings are conditioned upon each other.

         Holders of our preferred shares as of April 1, 2015 were given the opportunity to subscribe for preferred shares in the Brazilian offering on a priority basis at the public offering price. The priority subscription procedure was not made available to holders of our ADSs. An ADS holder that wished to be eligible for priority subscription was required to make the necessary arrangements to cancel such holder's ADSs and take delivery of the underlying preferred shares in a Brazilian account. See "The Offering—Priority subscription." Telefónica, S.A., our controlling shareholder, fully exercised their priority rights in the Brazilian offering.

         Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol "VIV." The closing price of the ADSs on the NYSE on April 27, 2015 was US$16.52 per ADS. Our preferred shares are listed on the São Paulo Stock Exchange (BM&FBOVESPA—Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol "VIVT4." The closing price of the preferred shares on the BM&FBOVESPA on April 27, 2015 was R$48.15 per share.

	Per ADS	Per preferred share	Total(1)(2)(3)

Public offering price	US$16.0800	R$47.0000	US$1,281,050,735.00

Underwriting discounts and commissions	US$0.2813	R$0.8238	US$22,437,701.00

Proceeds to us before expenses	US$15.7987	R$46.1762	US$1,258,613,034.00

(1)
Amounts in reais have been translated into U.S. dollars at the selling exchange rate reported by the Central Bank of Brazil (Banco Central do Brasil) as of April 27, 2015, or R$2.9236 to US$1.00.

(2)
Total amounts reflect the preferred shares (including in the form of ADSs) offered pursuant to this prospectus supplement, and do not reflect other subscriptions occurring concurrently in the global offering.

(3)
Total amounts reflect the sum of (i) the per ADS price multiplied by the number of preferred shares being sold in the form of ADSs plus (ii) the per preferred share price multiplied by the number of preferred shares being sold directly converted to U.S. dollars based on the R$2.9236 per US$1.00 exchange rate.

         We are granting Merrill Lynch, Pierce, Fenner & Smith Incorporated an option on behalf of the international underwriters, exercisable at any time for 10 days following the date of this final prospectus supplement, for the international underwriters to purchase up to 6,282,660 preferred shares in the form of ADSs, minus the number of preferred shares sold by us pursuant to the Brazilian underwriters' option to purchase additional shares, at the initial public offering price less the underwriting discounts and commissions. If any additional ADSs are purchased with this option to purchase additional shares, the international underwriters will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the international offering.

         Investing in our preferred shares and ADSs involves risks. See "Risk Factors" beginning on page S-23 of this prospectus supplement.

         Delivery of the ADSs will be made through the book-entry facilities of The Depository Trust Company, or DTC, on or about May 4, 2015. Delivery of our preferred shares will be made in Brazil through the book-entry facilities of the BM&FBOVESPA on or about May 4, 2015.

         Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Global Coordinators
Itaú BBA	Morgan Stanley	BofA Merrill Lynch	Santander

Joint Bookrunners
Bradesco BBI	BTG Pactual	Credit Suisse	Goldman, Sachs & Co.	HSBC	J.P. Morgan

Co-Managers
Barclays	BBVA	Scotiabank	UBS Investment Bank

The date of this prospectus supplement is April 27, 2015

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

        In this prospectus supplement, unless the context otherwise requires, references to "Telefônica Brasil," "we," "us," "our," "our company," and "the company" refer to Telefônica Brasil S.A. and its consolidated subsidiaries. References to "Operating GVT" are to Global Village Telecom S.A. References to "GVTPar" are to GVT Participações S.A., the controlling shareholder of Operating GVT. References to "GVT" are to Operating GVT and GVTPar, collectively.

        Neither the international underwriters, Brazilian underwriters nor we have authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We, the international underwriters and the Brazilian underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell our preferred shares or the ADSs. The information in this prospectus supplement may only be accurate on the date of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus are being used in connection with the offering of preferred shares, including preferred shares in the form of ADSs, in the United States and other countries outside Brazil. We are also offering preferred shares in Brazil by means of a prospectus in the Portuguese language. The Brazilian prospectus, which has been filed with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, is in a format different from that of this prospectus supplement and the accompanying prospectus, and contains information not generally included in documents such as this prospectus supplement and the accompanying prospectus. This offering of preferred shares, including preferred shares in the form of ADSs, is made in the United States and elsewhere outside Brazil solely on the basis of the information contained in this prospectus supplement and the accompanying prospectus.

        Any investors outside Brazil purchasing preferred shares directly (not in the form of ADSs) must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the Brazilian National Monetary Council (Conselho Monetário Nacional), or the CMN, the CVM and the Central Bank of Brazil, or the Central Bank, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN (which will be replaced by Resolution No. 4,373, dated September 29, 2014, as of March 30, 2015) and Law No. 4,131 of September 3, 1962, as amended. No offer or sale of ADSs may be made to the public in Brazil except in circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations. Any offer or sale of ADSs in Brazil to non-Brazilian residents may be made only under circumstances that do not constitute a public offer or distribution under Brazilian laws and regulations.

        The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made.

        To the extent there is a conflict between the information contained in this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

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        All references herein to the "real," "reais" or "R$" are to the Brazilian real, the official currency of Brazil, and all references to "U.S. dollar," "U.S. dollars" or "US$" are to U.S. dollars, the official currency of the United States. References to "IFRS" are to the International Financial Reporting Standards—IFRS, as issued by the International Accounting Standards Board—IASB. All references to "American Depositary Shares" or "ADSs" are to Telefônica Brasil's American Depositary Shares, each representing one preferred share. In addition, the term "Brazil" refers to the Federative Republic of Brazil, and the phrase "Brazilian government" refers to the federal government of Brazil.

        References to the following regions of Brazil are defined as follows: (1) "South" includes the states of Paraná, Santa Catarina and Rio Grande do Sul, (2) "Southeast" includes the states of Minas Gerais, Espirito Santo, Rio de Janeiro and São Paulo, (3) "Center West" includes the states of Mato Grosso, Goias, the Federal District of Brasilia, and Mato Grosso do Sul, (4) "North" includes the states of Rondônia, Acre, Amazonas, Roraima, Pará, Amapá, and Tocantins, and (5) "Northeast" includes the states of Maranhão, Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco, Alagoas, Sergipe and Bahia.

        The information in this prospectus supplement is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus supplement is accurate as of any other date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        We incorporate by reference into this prospectus supplement the following documents listed below, which we have already filed with or furnished to the SEC:

  (1)
  our annual report on Form 20-F for the year ended December 31, 2014 filed on February 27, 2015 and any amendments thereto;

  (2)
  our report on Form 6-K furnished on March 26, 2015 containing GVT's consolidated financial statements as of and for the years ended December 31, 2014 and 2013;

  (3)
  our registration statement on Form F-6 filed on December 23, 2014; and

  (4)
  the description of our preferred shares set forth under "Additional Information" in Part I, Item 10 of our annual report on Form 20-F for the year ended December 31, 2014, which supersedes in full the description of our preferred shares set forth under "Description of Securities To Be Registered" in Part II, Item 14 of our registration statement on Form 20-F filed on September 18, 1998, as amended on November 2, 1998.

        All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing such documents. We may also incorporate by reference any other Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement.

        We will provide without charge to each person to whom this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the

S-iii

documents referred to above that have been or may be incorporated into this prospectus supplement by reference, including exhibits to such documents. Requests for such copies should be directed to:

Telefônica Brasil S.A.
Avenida Engenheiro Luis Carlos Berrini, 1376, 28th floor
04571-936 São Paulo, SP, Brazil
phone: + 55 (11) 3430-3687
email: ir.br@telefonica.com

S-iv

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Information

        We maintain our books and records in reais. The exchange rate for reais into U.S. dollars based on the selling rate as reported by the Central Bank was R$2.6562 to U.S.$1.00 at December 31, 2014, R$2.3426 to U.S.$1.00 at December 31, 2013 and R$2.0435 to U.S.$1.00 at December 31, 2012. On April 27, 2015, the selling rate was R$2.9236 to U.S.$1.00. The real/dollar exchange rate fluctuates widely, and the selling rate at any given date may not be indicative of future exchange rates. See "Exchange Rates" in the accompanying prospectus for information regarding exchange rates for the Brazilian currency since the year ended December 31, 2010.

        Solely for the convenience of the reader, we have translated some amounts included in "Capitalization" and elsewhere in this prospectus supplement from reais into U.S. dollars using the selling rate as reported by the Central Bank at December 31, 2014 of R$2.6562 to U.S.$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.

        We prepared our consolidated financial statements included in this prospectus supplement in accordance with IFRS as issued by the IASB. The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying our accounting policies. Those areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 3(x) to our consolidated financial statements.

        The financial information included in this prospectus supplement should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and related notes and "Item 5. Operating and Financial Review and Prospects" in our annual report on Form 20-F for the fiscal year ended December 31, 2014 incorporated by reference herein.

Pro Forma Financial Information and GVT Financial Information

        On September 18, 2014, we entered into a stock purchase agreement with Vivendi S.A., or Vivendi, and its subsidiaries, pursuant to which we agreed to purchase all of the shares of GVT Participações, or GVTPar, the controlling shareholder of Global Village Telecom S.A., or Operating GVT. We refer to GVTPar and Operating GVT collectively as GVT. Consideration will be provided to the sellers partly in cash and partly in our common and preferred shares. The GVT acquisition is subject to customary closing conditions, and applicable corporate authorizations and is expected to close by mid-2015. For additional information, see "The GVT Acquisition."

        This prospectus supplement includes certain unaudited pro forma financial information of the company as of and for the year ended December 31, 2014. See "Pro Forma Financial Information."

        This prospectus supplement also incorporates by reference historical financial information of GVTPar as of and for the year ended December 31, 2014.

Non-GAAP Financial Information

        We calculate Adjusted EBITDA as net income for the year plus net financial expense, equity pickup (meaning our interest in the result of our joint ventures and other associated companies), income and social contribution taxes and depreciation and amortization. Adjusted EBITDA is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the

S-v

basis for dividend distribution. Other companies may calculate Adjusted EBITDA differently than us. Adjusted EBITDA serves as an indicator of overall financial performance which is not affected by changes in rates of income and social contribution taxes or levels of depreciation and amortization. Consequently, we believe that Adjusted EBITDA serves as an important tool to periodically compare our operating performance, as well as to support certain administrative decisions. Because Adjusted EBITDA does not include certain costs related to our business, such as interest expense, income taxes, depreciation, capital expenditures and other corresponding charges, which might significantly affect our net income, Adjusted EBITDA has limitations which affect its use as an indicator of our profitability. For a reconciliation of net income to Adjusted EBITDA, see "Summary Financial and Operating Data" elsewhere in this prospectus supplement.

        We define operating free cash flow as net cash generated by operating activities less net cash used in investing activities. Operating free cash flow is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate operating free cash flow differently than us. We consider operating free cash flow a useful measure of the cash flow available to pay interest on our financing and dividends to our shareholders. For a reconciliation of operating free cash flow, see "Summary Financial and Operating Data" elsewhere in this prospectus supplement.

        We define net debt as total debt (which consists of current and noncurrent loans, financing, leases and debentures) minus cash and cash equivalents, minus short term investments held as collateral, and minus the net derivatives position. Net debt is not a measure of indebtedness in accordance with IFRS. We believe that net debt is meaningful for investors because it provides an analysis of our solvency using the same measures used by our management. We use net debt to calculate internally certain solvency and leverage ratios used by management. Net debt as calculated by us should not be considered an alternative to gross financial debt (the sum of current and non-current interest-bearing debt) as a measure of our liquidity. Other companies may calculate net debt differently than us. For a reconciliation of net debt, see "Summary Financial and Operating Data" elsewhere in this prospectus supplement.

        We define adjusted net income as an amount equal to our net income for the year adjusted to reflect allocations to or from (1) legal reserves, (2) statutory reserves and (3) a contingency reserve for anticipated losses, if any, according to Brazilian corporate law. Adjusted net income is not a measure of financial performance in accordance with IFRS and should not be considered in isolation or as an alternative to net income for the year as a measure of the earnings of the Company. Other companies may calculate Adjusted net income differently than us. We believe Adjusted net income is a useful measure of earnings as it represents the earnings from which dividends may be declared and distributed to shareholders. For a reconciliation of adjusted net income, see "Summary Financial and Operating Data" elsewhere in this prospectus supplement.

Market Information

        Certain industry, demographic, market and competitive data, including market forecasts, used in this prospectus supplement were obtained from internal surveys, market research, publicly available information and industry publications. We have made these statements on the basis of information from third-party sources that we believe are reliable, such as ANATEL, the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística), or the IBGE, the Getúlio Vargas Foundation (Fundação Getúlio Vargas), or FGV, and the Central Bank, among others. Industry and government publications, including those referenced here, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although we have no reason to believe that any of this information or these reports are inaccurate in any material respect, such information has not been

S-vi

independently verified by us. Accordingly, we do not make any representation as to the accuracy of such information.

Rounding and Other Information

        Some percentages and certain figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables in this prospectus supplement may not be an arithmetic aggregation of the figures that precede them.

S-vii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus supplement in relation to our plans, forecasts, expectations regarding future events, strategies, and projections, are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results. Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  the size and growth rate of the Brazilian telecommunications market;

  •
  the accuracy of our estimated demand forecasts;

  •
  our ability to successfully execute our strategic initiatives and capital expenditure plans;

  •
  our ability to secure and maintain telecommunications spectrum and infrastructure licenses, rights-of-way and other regulatory approvals;

  •
  our ability to comply with the terms of our concession agreements;

  •
  decisions by applicable regulatory authorities to terminate, modify or renew our concession agreements or the terms thereof;

  •
  new telecommunications regulations or changes to existing regulations;

  •
  technological advancements in our industry and our ability to successfully implement them in a timely manner;

  •
  our ability to consummate the GVT acquisition (as described herein) or, if consummated, to successfully integrate GVT's operations or to realize expected benefits;

  •
  network completion and product development schedules;

  •
  the level of success of competing networks, products and services;

  •
  the possible requirement to record impairment charges relating to goodwill and long-lived assets;

  •
  increased competition in the Brazilian telecommunications sector;

  •
  the cost and availability of financing;

  •
  uncertainties relating to political and economic conditions in Brazil as well as those of other emerging markets;

  •
  inflation, interest rate and exchange rate risks;

  •
  the Brazilian government's policies regarding the telecommunications industry;

  •
  the Brazilian government's tax policy;

  •
  the Brazilian government's political instability;

  •
  adverse decisions in ongoing litigation;

  •
  regulatory and legal developments affecting the telecommunications industry in Brazil; and

  •
  other risk factors discussed under "Risk Factors" in Part I, Item 3.D. of our most recent annual report on Form 20-F incorporated by reference herein.

S-viii

        The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

S-ix

SUMMARY

        This summary highlights selected information about us and the preferred shares and ADSs that we are offering. It may not contain all of the information that may be important to you. Before investing in the preferred shares or ADSs, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully for a more complete understanding of our business and this offering, including our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement, the consolidated financial statements of GVTPar and the related notes incorporated by reference into this prospectus supplement, and the sections entitled "Risk Factors" and "Summary Financial and Operating Data" included elsewhere in, or incorporated by reference into, this prospectus supplement.

Overview

        We are the leading mobile telecommunications company in Brazil (28.5% market share as of December 31, 2014, based on accesses), with a particularly strong position in postpaid mobile services (41.8% market share as of December 31, 2014, based on accesses). We are also the leading fixed telecommunications company (in terms of market share) in the state of São Paulo, where we began our business as a fixed telephone service provider pursuant to our concession agreement. During the year ended December 31, 2014, we reached almost 60% market share in ultra-fast broadband accesses with speeds higher than 34 Mbps in the state of São Paulo.

        According to ANATEL's customer service performance index, we are the highest-quality mobile operator in Brazil, among the largest mobile operators. Our Vivo brand, under which we market our mobile services, is among the most recognized brands in Brazil. The quality of our services and strength of our brand recognition enable us to, on average, achieve higher prices relative to our competition and, as a result, generally earn higher margins. As of December 31, 2014, our average revenue per mobile user, or ARPU, of R$23.7 represented a significant premium relative to the average of our main competitors, which is R$16.8. In 2014, we captured 56.3% of the net additions of 8.3 million in the postpaid mobile segment. We offer our clients a complete portfolio of products, including mobile and fixed voice, mobile data, fixed broadband, ultra-fast broadband, or UBB (based on our Fiber to the Home infrastructure, or FTTH), Pay TV, information technology and digital services (such as e-health, cloud and financial services). We also have the most extensive distribution network among our competitors, with more than 300 of our own stores and additional physical distribution points of sale where our clients can obtain certain services, such as purchasing credit for prepaid phones.

        We seek to continue to increase our operating margins by focusing on developing and growing our portfolio of products so that they comprise an integrated portfolio of services. As part of this strategy, we are in the process of acquiring GVT, a high-growth telecommunications company in Brazil that offers high-speed broadband, fixed telephone and Pay TV services primarily to high income customers across its target market, primarily located outside the state of São Paulo. GVT is a fast growing telecommunications provider in Brazil in terms of revenue. From 2012 to 2014, GVT's revenue grew at a compound annual growth rate of 12.9%. In this short period, GVT has become a leader in high-speed broadband in Brazil, considering broadband speed from 12 Mbps to 34 Mbps, with a 63% market share in the Brazilian market. GVT has a dense and high-quality transmission backhaul in key regions of Brazil such as the South, Southeast, Center West and a large part of the Northeast with over 33,000 kilometers of fiber deployed as of December 31, 2014. We believe GVT boasts an advanced broadband network in Brazil with an average speed of 13 Mpbs, which is more than twice as fast as the average speeds of its peers throughout Brazil. GVT also provides Pay TV services in these markets, using its broadband network and DTH system. Given that GVT is a relatively new entrant to the market and operates under an authorization granted by ANATEL, it has been able to selectively enter niche markets that GVT believes offer higher profit margins and return potential rather than restrict its operations to specific markets bound by concession agreements. GVT's flexibility to selectively invest in targeted markets allows it to operate in higher GDP markets.

        We believe the GVT acquisition will reinforce our platform as a national provider and further enhance our position as the leading telecommunications company in Brazil. On a pro forma basis, after giving effect to the GVT acquisition, in 2014 we would have been the largest integrated telecommunications company in Brazil in terms of accesses and revenues, with 103.6 million combined total accesses and pro forma revenues of R$40,300.2 million. We believe that GVT's recognition as a high quality provider and its market leadership will create significant additional brand equity and improve our ability to engage in profitable cross-selling across our large mobile client base with a similar income and demographic profile. We expect our combined infrastructure, product portfolio and commercial capabilities to increase our average revenue per account, or ARPA, and reduce churn by maximizing penetration of fixed and mobile products in our combined customer base. Furthermore, we believe the combined portfolio of products and expanded geographic presence will increase our relevance to our corporate and small and medium enterprise, or SME, clients, potentially allowing us to increase our market share in these profitable segments.

        As is typically the case with large strategic combinations in the telecommunications sector, we believe the GVT acquisition will allow us to realize meaningful synergies by reducing operating costs and streamlining our combined investment plans, particularly as a result of the potential decrease in backbone and backhaul investments. In addition, we expect that the combination of the two platforms may result in improved performance across each of our key product lines, including mobile, Pay TV, and UBB. For Pay TV, given the structure of the content contracts at both companies, we believe that a larger combined customer base may result in lower average costs to us. These savings are in addition to the potential to realize further economies of scale related to installation costs and duplicative satellite infrastructure.

        For our broadband operations, we expect to leverage GVT's brand and extensive fiber network nationally to increase sales of UBB services. In mobile, we will also be able to leverage GVT's existing fiber network to support the deployment of LTE technology and sustain our network quality differential while maintaining low capital expenditures. At the same time, the use of the brand GVT and cross-selling to customers having similar profiles will allow us to increase market share and ARPU and reduce churn, which we believe will result in additional upside across each of our products, including broadband and Pay TV. The use of GVT's infrastructure will also reduce our backbone lease expenses and reduce capital expenditure requirements to serve our corporate and SME clients throughout Brazil.

        We intend to use the net proceeds from the global offering to (1) fund the cash portion of the GVT acquisition, which is expected to close by mid-2015, (2) repay GVT's loans with a related party, and (3) adjust our capital structure in order to maintain liquidity. See "Use of Proceeds." For additional information about the planned acquisition, GVT's business and the expected synergies from the transaction see "The GVT Acquisition."

        Our net operating revenue for 2014 was R$35,000 million (US$13,177 million), representing an increase of 0.8% compared to 2013. Our mobile service revenue was R$22,524.6 million (US$8,480.0 million), representing an increase of 3.8% compared to 2013, and our fixed telephone revenue was R$11,260.1 million (US$4,239.2 million), representing a decrease of 3.9% compared to 2013. Our mobile handset sales revenue was R$1,215.3 million (US$457.5 million), representing a decrease of 7.3% compared to 2013.

        Telefónica, S.A., or Telefónica, our controlling shareholder, is one of the largest telecommunications companies in the world in terms of market capitalization and number of customers. With its strong mobile, fixed and broadband networks, and its innovative portfolio of digital solutions, Telefónica is transforming itself into a "Digital Telco," a company that will be even better placed to meet the needs of its customers and capture new revenue growth. The Telefónica group has a significant presence in 21 countries, with approximately 120,000 employees as of December 31, 2014, 341 million accesses and revenue of €50,377 million (US$61,163 million) for 2014. In recognition of the importance of our company to our controlling shareholder's global platform, Telefónica subscribed in this offering proportionally to its current level of equity participation in our company, which it expects to fund using cash on hand or drawdowns under its undrawn credit lines and syndicated revolving credit facilities.

Operating and Financial Data

        The following tables present our key operational and financial indicators for the periods indicated:

	Year ended December 31,
	2014	2014	2013	2012
	(combined)(1)
Mobile Access Lines
Mobile accesses (thousands):
Postpaid (thousands)	28,355	28,355	23,693	18,802
Prepaid (thousands)	51,582	51,582	53,552	57,335

Total (thousands)	79,938	79,938	77,245	76,137
Market share(2) (%):
Postpaid (%)	41.8	41.8	39.8	36.9
Mobile broadband (%)	50.8	50.8	50.8	47.3
Total (%)	28.5	28.5	28.5	29.1
Net additions (thousands):
Postpaid (thousands)	4,662	4,662	4,891	2,687
Total (thousands)	2,693	2,693	1,108	4,584
Market share of net additions (%):
Postpaid (%)	56.3	56.3	57.0	39.1
Total (%)	28.0	28.0	11.9	23.4
Monthly churn(3) (%):
Postpaid (%)	1.6	1.6	1.5	1.8
Total (%)	3.7	3.7	3.8	3.5
ARPU(4) (R$/month):
Voice ARPU (R$/month)	15.0	15.0	16.1	16.4
Data ARPU (R$/month)	8.8	8.8	7.5	6.3
Total (R$/month)	23.7	23.7	23.6	22.6
MOU(5) (minutes/month)	134.5	134.5	124.0	114.5
Fixed Access Lines
Fixed voice accesses (thousands):
Residential (thousands)	10,724	7,084	7,128	7,009
Corporate (thousands)	3,799	3,071	3,029	2,921
Others(6) (thousands)	587	587	593	716
Total (thousands)	15,110	10,742	10,750	10,646
Broadband access (thousands)	6,930	3,925	3,922	3,733
Pay TV access (thousands)	1,630	771	641	600
Total fixed accesses (thousands)	23,669	15,437	15,312	14,978

        Our consolidated financial statements are prepared in accordance with IFRS. The following tables present a summary of our selected financial data at the dates and for each of the periods indicated. The summary historical financial data as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 has been derived from our audited consolidated financial statements and notes thereto included in our annual report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference to this prospectus supplement.

        The data presented below is only a summary and should be read in conjunction with our audited consolidated financial statements and related notes thereto included in our annual report on Form 20-F as well as "Item 5. Operating and Financial Review and Prospects" included in our annual report on Form 20-F.

	Year ended December 31,
Income Statement and Other Financial Data	2014	2014	2013	2012
	(pro forma)(7)
	(in millions of reais, except where indicated otherwise)
Net operating revenue	40,300.2	35,000.0	34,721.9	33,919.7
Adjusted EBITDA(8)	12,544.6	10,404.7	10,575.6	12,702.8
Adjusted EBITDA margin(9) (%)	31.1	29.7	30.5	37.4
Net income for the year	5,345.9	4,936.7	3,715.9	4,452.2
Net income margin(10) (%)	13.3	14.1	10.7	13.1
Adjusted net income(11)	5,078.6	4,689.7	3,528.4	4,230.9
Adjusted net income margin(12) (%)	12.6	13.4	10.2	12.5
Dividend payout ratio(13) (%)	—	98.1	98.5	95.9
Capital expenditures (excluding licenses)/net operating revenue (%)	20.9	18.2	16.1	14.9
Operating free cash flow(14)/net operating revenue (%)	4.1	5.1	11.6	18.7

	As of and for the year ended December 31,
Balance Sheet Data	2014	2014	2013	2012
	(pro forma)(7)
	(in millions of reais, except where indicated otherwise)
Total assets	102,277.0	73,065.3	69,503.8	70,251.1
Total debt:
Current loans, financing, lease and debentures	2,988.8	2,264.5	1,523.7	1,972.3
Noncurrent loans, financing, lease and debentures	6,295.8	5,534.7	7,229.8	6,028.2
Total debt	9,284.6	7,799.3	8,753.6	8,000.5
Cash and cash equivalents	6,382.1	4,692.7	6,543.9	7,133.5
Short-term investments held as collateral	60.4	60.5	60.0	59.9
Net derivative position	383.5	719.6	349.9	271.3
Net debt(15)	2,458.6	2,326.5	1,799.8	535.8
Shareholders' equity	69,887.9	44,950.1	42,894.4	44,681.1
Net debt/Adjusted EBITDA	0.20	0.22	0.17	0.04

(1)
Combined operating information adds the total operating data of GVT and of the company, in each case, for 2014, without giving effect to any adjustments.

(2)
Based on ANATEL data, market share represents our mobile accesses over the total mobile accesses for the industry during the same period.

(3)
Churn is the number of customers that leave us during the month, calculated as a percentage of the simple average of accesses in the period. On an annual basis, churn is calculated by considering the average monthly churn for the year.

(4)
ARPU is the average revenue per user.

(5)
MOU is defined as minutes of use of a mobile user per month. On an annual basis, MOU is calculated by considering the average monthly MOU for the year.

(6)
"Others" includes public lines, internal lines and test lines.

(7)
Pro forma income statement and other data considers the impact of the GVT acquisition as if it had occurred on January 1, 2014, in the case of income statement data, and December 31, 2014, in the case of balance sheet data.

(8)
We calculate Adjusted EBITDA as net income for the year plus net financial expense, equity pickup (meaning our interest in the result of our joint ventures and other associated companies), income and social contribution taxes and depreciation and amortization. Adjusted EBITDA is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate Adjusted EBITDA differently than us. Adjusted EBITDA serves as an indicator of overall financial performance which is not affected by changes in rates of income and social contribution taxes or levels of depreciation and amortization. Consequently, we believe that Adjusted EBITDA serves as an important tool to periodically compare our operating performance, as well as to support certain administrative decisions. Because Adjusted EBITDA does not include certain costs related to our business, such as interest expense, income taxes, depreciation, capital expenditures and other corresponding charges, which might significantly affect our net income, Adjusted EBITDA has limitations which affect its use as an indicator of our profitability. For a reconciliation of net income to Adjusted EBITDA, see "Summary Financial and Operating Data" elsewhere in this prospectus supplement.

(9)
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total net operating revenue.

(10)
Net income margin is defined as net income for the year divided by total net operating revenue.

(11)
Adjusted net income is defined as an amount equal to our net income for the year adjusted to reflect allocations to or from (1) legal reserves, (2) statutory reserves and (3) a contingency reserve for anticipated losses, if any, according to Brazilian corporate law.

(12)
Adjusted net income margin is defined as adjusted net income divided by total net operating revenue.

(13)
Dividend payout ratio is defined as dividend declared during the year divided by net income for the year.

(14)
See "Summary Financial and Operating Data" elsewhere in this prospectus supplement for a reconciliation of operating free cash flow.

(15)
Net debt is defined as total debt (which consists of current and noncurrent loans, financing, leases and debentures) minus cash and cash equivalents, minus short term investments held as collateral, and minus the net derivatives position. See "Summary Financial and Operating Data" elsewhere in this prospectus supplement for a reconciliation of net debt.

Market Overview

        Brazil is the largest Latin American nation and one of the largest countries in the world in terms of area, population and GDP. Brazilian GDP was approximately US$2.249 trillion and US$2.246 trillion in 2013 and 2014, respectively, and some sources expect negative GDP growth in 2015. According to the World Bank, Brazilian GDP per capita increased from US$4,451 to US$5,823 from 2004 to 2014 and is projected to reach approximately US$6,130 by 2020 according to Trading Economics, suggesting upside potential from continued income per capita growth and associated improvements in disposable income and purchasing power.

        We believe that there is significant room for expansion of the Brazilian telecommunication industry, given that the market remains in a relatively early stage compared to developed markets. For instance, Brazil was only the 13th country in terms of penetration of subscribers in 2013, according to "Global Wireless Matrix." Smartphone penetration highlights additional larger potential for future expansion, with Brazil ranking 30th globally with only 27% penetration compared to the United States, for instance, which has approximately 55% penetration. We believe these factors create a large market opportunity with great growth potential. We believe that, with our current offerings and those acquired through the GVT acquisition, we will be able to effectively increase our share of this market.

        See "Industry Overview" elsewhere in this prospectus supplement for a more detailed description of the markets in which we operate.

Competitive Strengths

        We believe our main strengths include:

  Extensive Coverage and Differentiated Infrastructure

        Our integrated platform benefits from the highest quality coverage and infrastructure in Brazil. As of December 31, 2014, our customers had access to 3G in 3,225 cities in Brazil, compared to 1,710 cities for our closest competitor. For 4G, we are currently present in 140 cities throughout Brazil, compared to 93 cities for our closest competitor. We believe that our comprehensive portfolio and coverage allowed us to acquire and up-sell more than 0.9 million customers within 12 months of the launch of our 4G offering, giving us a market share of 38.9% as of December 2014, according to ANATEL, compared to 30.3% for our closest competitor.

        We believe that we possess a complete portfolio of spectrum that allows us to provide differentiated 3G and 4G services. We have one of the largest lower-frequency slots (850 MHz) in Brazil, in addition to spectrum in 1.8 MHz, 1.9 MHz and 2.1MHz frequencies. In addition, we have the largest slot of 2.5Ghz frequency (20+20Mhz), further supported by our recent acquisition of (10+10Mhz) in 700Mhz frequency, both for the provision of 4G services. We are deploying our 4G network over the 2.5Ghz frequency to offer a premium outdoor experience. The 700Mhz spectrum acquired last September is also expected to make an important quality difference because it provides a competitive advantage by providing indoor coverage and extended reach, allowing for the coverage of more isolated areas with a reduced number of service locations. With this enhanced portfolio of spectrum, we believe that we will be able to offer our clients unparalleled high quality mobile broadband services, allowing us to increase market share and the sale of value added services.

        In addition to our spectrum portfolio, we have an extensive national network, or backbone, of cables, measuring 40,000 km and reaching all major regions in Brazil. We also have the largest FTTH footprint in the state of São Paulo, allowing us to provide high quality and fast fixed internet throughout the state of São Paulo, where as of December 31, 2014, we reached 4.1 million homes. We believe that the following illustration highlights the strength of our standalone national network.

Source: company.

        We believe that the GVT acquisition will further enhance our market position in coverage and infrastructure as we capitalize on GVT's high quality fiber infrastructure. GVT's fiber infrastructure is expected to improve the quality of our services and support the expansion of our 4G network because we can leverage its existing backbone to substantially increase the reach of our mobile towers. GVT has a leading infrastructure presence in 152 cities throughout Brazil but has operations in only 20 cities in the state of São Paulo. Following the GVT acquisition, we expect to be the leading integrated telecommunications operator in Brazil, providing a combination of Pay TV, broadband, UBB, 3G and 4G coverage as well as mobile and fixed line voice services throughout Brazil. We believe that the following illustration highlights the strength of GVT's national network.

Source: company.

        We believe that our combined nationwide network and extensive range of services, coupled with our strong branding, create sustainable competitive advantages, improve customer loyalty, drive higher ARPU and improve our profitability and ability to distribute dividends to our shareholders.

  Strong Brand Equity

        According to the Brand Finance study, a British consulting company, our Vivo brand was the most valuable brand in the Brazilian telecommunications sector in 2014 for the ninth consecutive year. In addition to brand value, we benefit from the highest brand recall in the sector for the seventh consecutive year, according to Folha's Top of Mind survey. In 2014 we were also elected the "most reliable brand" for the sixth consecutive year by the "Marca de Confiança." We believe that our investments in customer service have been critical in developing and strengthening our brand. Moreover, we expect the integration of GVT to further improve our brand perception given that GVT has received various brand awards, including "Info 2013," "Info 2014," "Consumidor Moderno 2014" and "Brand Finance." We believe our significant brand recognition helps us attract new customers and maintain the loyalty of existing customers.

  Excellence in Customer Service Supported by High Quality Technology Infrastructure

        We believe that we provide the highest quality customer service in Brazil. We had the lowest number of complaints recorded by ANATEL relative to our three primary competitors between January and October 2014, which is the latest available information. Additionally, ANATEL's customer service performance and mobile customer satisfaction indexes ranked us as the best player among the main telecom providers during 2013 and 2014. We expect that the GVT acquisition will improve our customer satisfaction as it will allow us to offer ultra-fast fixed broadband to more consumers via GVT's fiber platform.

        By having one of the largest chains of company stores throughout Brazil, with more than 300 of our own stores located throughout the country, we believe we are able to provide more convenient and superior quality services to our customers than our competitors. Our prepaid customers can also acquire our services at additional third party channels, including supermarkets, newsstands and other retailers nationwide. Our extensive bricks and mortar presence is further supported by our comprehensive website that offers customers an ample range of services online.

        Through our customer relationship management, or CRM, system, we have developed a customer segmentation approach to allow us to cater to the specific needs of our various customer segments, which we believe has enabled us to achieve excellence in customer service. Additionally, we have consolidated our information technology, or IT, infrastructure in fewer data centers, simplified our billing structure and established a national presence for our IT infrastructure, so that we are able to provide services to customers throughout the country. We believe we will be able to integrate GVT's operations into our customer service infrastructure, thus increasing our knowledge of our customers, expanding our customer base and improving customer loyalty.

  Highly Qualified and Experienced Management Team with the Support of a Leading Global Telecom Operator as Controlling Shareholder

        Our management team is comprised of highly qualified professionals, each with an average of over 30 years of experience in the telecommunications industry. With the GVT acquisition, we will further enhance our management team via coordinated knowledge transfer and sharing of best practices. In addition, support from Telefónica, our controlling shareholder, has contributed to the highly efficient management of our company and to the streamlining and optimization of our operations and management practices. Our controlling shareholder is one of the largest telecommunication groups in the world, considers Brazil to be one of the top markets for its operations, and invests considerable time and expertise to improve the operational performance and results of our company. In recognition of the importance of our company to our controlling shareholder's global platform, Telefónica subscribed in this offering proportionally to its current level of equity participation in our company, which it expects to fund using cash on hand or drawdowns under its undrawn credit lines and syndicated revolving credit facilities.

Our Strategies

        We believe that, as a result of our GVT acquisition, we will be able to consolidate our activities to achieve operational synergies. We describe below our plans to achieve this consolidation within each of our current strategies.

  Lead the Mobile Internet Sector in Brazil

        We intend to continue leading the mobile internet sector in Brazil as a result of our market-leading network quality and customer service. We expect our growth in mobile offerings to be driven by increased data adoption across all segments, mainly through our continuously expanding 4G network. Growing smartphone penetration, as a result of lower handset prices and Brazil's continued convergence to more developed markets penetration levels, will continue to stimulate growth of 4G, allowing us to increase our revenue through higher sales of value added services. Since 2013, smartphone penetration within our customer base has increased from 47% to 66%. As of December 31, 2014, 69.9% of our total smartphone customers were prepaid and 7.6% were individual postpaid. Given that postpaid customers have higher average incomes and greater loyalty (as a result of their long-term postpaid contracts), this segment is characterized by higher ARPU, higher margins and lower churn.

        To capture and retain the most valuable customers, we will continue to provide differentiated network quality and offer our clients flexible and attractive data plans with optimized pricing and perceived value. As part of our continued focus on improving efficiency and increasing returns and operational leverage, we will continue to expand our online sales platform and customer service channels and promote backbone and network partnerships with other companies.

  Continue Transformation into the Leading Fiber Company in Brazil

        We are taking steps to continue transforming ourselves into the leading fiber company in Brazil, capable of delivering fixed services efficiently and profitably. We intend to continue to accelerate our expansion to attractive regions and micro-regions within the state of São Paulo in the coming years. Our goal is to offer the highest UBB speeds in the market, allowing for differentiated services, such as over-the-top, or OTT content. We will also expand our internet protocol television, or IPTV, offering, to enhance our competitive positioning and increase ARPUs, with convergent bundles. As part of this transformation process, we will improve our overall efficiency by selectively offering IP solutions to targeted customers and markets. In addition, we are maximizing the return on our investments by overlaying cable infrastructure with fiber and discontinuing obsolete technologies. We are also leveraging our mobile infrastructure to provide fixed services nationwide, for example by fixed wireless terminal solutions. We believe that the GVT acquisition will further improve our fiber infrastructure, in particular throughout the state of São Paulo, given that GVT already provides high-quality fiber broadband to its customer base.

  Capitalize on Cross-Selling Opportunities to Our Existing Customer Base

        Given developments in terms of coverage, portfolio of services and knowledge of our customers, we believe the GVT acquisition will provide significant opportunity to cross-sell to our existing and expanded customer base. We intend to improve the acquisition and retention of high-value customers by providing additional exclusive products and services such as FTTH and IPTV to areas where we do not currently offer a complete range of telecommunications services. We believe that by providing a combined package of telecommunication services aligned with customers' needs, with differentiated quality, and by charging premium prices for our portfolio of services, we can improve revenues and profitability.

        We believe we can further expand our mobile customer base as a result of the GVT acquisition given our ability to expand our services and reach more customers while maintaining our differentiated customer service and best practices. We see specific cross-selling opportunities because both companies focus on high-end customers and because we expect to be able to better address opportunities within SME and corporate customer segments as an integrated national player.

  Consolidate Leading Position as Convergent Corporate Services Provider

        We will continue to build upon our position as the leader in integrated, innovative and customized solutions for small and medium enterprise, or SME, customers. Our growth strategy includes capitalizing on our integrated capabilities to deliver bundles, with data being the core service, and consolidating our position as a strong player in the information and communications technology market, by covering solutions ranging from simple web hosting to complex outsourcing services.

        We also expect to continue selective expansion of fixed services outside of São Paulo. To provide our services more efficiently, we will consolidate our data center infrastructure and increase virtualization, including leveraging cloud-based services. We are taking steps to create full integration of our commercial and operational capabilities, including channels, sales force and post sales services.

        We expect that the benefits from the GVT acquisition will accrue to both our residential and corporate clients, with significant gains expected for SME customers, as we consolidate both companies' services and improve our national fiber coverage. In addition, current and future GVT customers will benefit from the ability to bundle GVT's high-speed broadband with our mobile services. The GVT acquisition is expected to allow us to better meet the demands of our existing clients for more data intensive products and services.

  Strengthen Position as a Digital Telecommunications Company

        We will continue to enhance our position as a digital telecommunications company with targeted, relevant and innovative high growth services. By leveraging partnerships with other operators in selected areas, we plan to develop new digital solutions that will increase our relevance to customers and further differentiate us from the competition.

        We expect to continue building innovative platforms, including financial payments, e-health and education services, among others, for all customer segments in which we plan to grow direct-to-home, or DTH services. We plan to focus on our existing customer base and to develop new IPTV features and applications. We expect to provide solutions to our corporate clients (including SME clients) by capturing opportunities in machine-to-machine technology, or M2M, telemetry, such as smart cities where multiple technologies work in a centralized environment to better service citizens, and by growing business-to-business services, or B2B, in e-health, security and financial services.

        We believe that an increased dependence on these digital services will increase the demand for high quality broadband and 4G data services. We plan to improve our strong infrastructure network by remaining on the cutting edge of new trends and technologies, both through organic growth and strategic targeted acquisitions. We expect that the GVT acquisition will expand our ability to develop and deploy digital services , improve our infrastructure throughout many regions of Brazil and will enhance the level and quality of the services we provide.

Risk Factors

        Investing in our preferred shares, including in the form of ADSs, involves significant risk, including risks associated with the GVT acquisition. You should carefully consider the risk factors set forth in the sections entitled "Risk Factors" in this prospectus supplement and the documents incorporated by reference herein.

Company Structure

        The following chart presents our corporate structure as of the date of this prospectus supplement, which takes into consideration both our common and preferred shares:

        Our principal executive offices are located at Avenida Engenheiro Luis Carlos Berrini, 1376, 28th floor, 04571-936 São Paulo, SP, Brazil, and the telephone number for our Investor Relations department is +55 (11) 3430-3687. Our website is www.telefonica.com.br/ir. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part of, this prospectus supplement.

Recent Developments

        On January 30, 2015, our board of directors approved the distribution of dividends in the amount of R$2,750.0 million with respect to the fourth quarter of 2014 to holders of shares as of February 10, 2015. In addition, on April 9, 2015 our board of directors approved a dividend distribution in the amount of R$18.6 million. Preferred shares being offered in this offering will not be eligible to receive either of these dividends. Both distributions of dividends will be paid on or before December 31, 2015.

        In connection with an internal reorganization that took place in February 2015, SP Telecomunicações Participações Ltda. increased its holding of our common shares by 7.87%, resulting in its ownership of 22.40% of our total share capital, and Telefônica Internacional S.A. decreased its holding of our common shares by 7.87%, resulting in its ownership of 26.76%, of our total share capital. This reorganization did not alter the equity ownership in our company that is directly and indirectly held by our controlling shareholder, Telefónica, which remained constant at 91.82%.

        On February 24, 2015, our board of directors approved the cancellation of all treasury shares held by us, and all treasury shares were subsequently cancelled. Prior to cancellation, we had held 251,440 common shares in treasury at a book value per share of R$40.02 and 2,081,246 preferred shares in treasury at a book value per share of R$40.02.

        On March 25, 2015, our board of directors elected Mr. Alberto Manuel Horcajo Aguirre as our Chief Executive Officer. Mr. Aguirre will replace Mr. Antonio Carlos Valente da Silva, our former Chief Executive Officer, and Mr. Paulo Cesar Pereira Teixeira, our former General and Executive Officer. Mr. Aguirre will hold the position of Chief Executive Officer while maintaining his current roles as Chief Financial Officer, Corporate Resources Officer and Investor Relations Officer for the remainder of their current terms. Mr. da Silva will remain chairman of our board of directors while Mr. Teixeira will no longer be a member of our board of directors. We also announced on March 25, 2015 that Telefónica intends to propose the appointment of Mr. Amos Genish, current Chief Executive Officer of GVT, to become our Chief Executive Officer upon conclusion of the GVT acquisition.

        On March 25, 2015, CADE's administrative tribunal approved the GVT acquisition, subject to certain terms and conditions. See "The GVT Acquisition."

THE OFFERING

Issuer	Telefônica Brasil S.A.
Brazilian underwriters	Banco Itaú BBA S.A.
Banco Morgan Stanley S.A.
Bank of America Merrill Lynch Banco Múltiplo S.A.
Banco Santander (Brasil) S.A.
Banco Bradesco BBI S.A.
Banco BTG Pactual S.A.
Banco de Investimentos Credit Suisse (Brasil) S.A.
Goldman Sachs do Brasil Banco Múltiplo S.A.
Banco J.P. Morgan S.A.
UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A.
Banco Barclays S.A.
HSBC Bank Brasil S.A.—Banco Múltiplo
International underwriters	Itau BBA USA Securities Inc.
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Santander Investment Securities Inc.
Banco Bradesco BBI S.A.
Banco BTG Pactual S.A.—Cayman Branch
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Barclays Capital Inc.
BBVA Securities Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
Global offering

The global offering consists of an offering of an aggregate of 236,803,588 preferred shares in the international offering and the concurrent Brazilian offering as well as an offering of an aggregate of 121,711,240 common shares in the concurrent Brazilian offering. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any of our common shares.

International offering

79,679,574 preferred shares, including preferred shares in the form of ADSs, are being offered through the international underwriters (which are acting as placement agents on behalf of the Brazilian underwriters with respect to preferred shares) in the United States and other countries outside Brazil.

Preferred shares sold in the form of ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement.

Preferred shares purchased by any investor outside Brazil will be settled in Brazil and paid for in reais. Any investor outside Brazil purchasing preferred shares must be authorized to invest in Brazilian securities under the requirements established by Brazilian law, especially by the CMN, the CVM and the Central Bank, complying with the requirements set forth in Instruction No. 325, dated January 27, 2000, of the CVM, as amended, and Resolution No. 2,689, dated January 22, 2000, as amended, of the CMN (which will be replaced by Resolution No. 4,373, dated September 29, 2014, as of March 30, 2015) and Law No. 4,131 of September 3, 1962, as amended.

The international offering in the United States and other countries outside Brazil does not include an offering of common shares.
Brazilian offering

Concurrently with the international offering, 121,711,240 common shares and 207,211,830 preferred shares are being offered by the Brazilian underwriters in a public offering in Brazil to Brazilian investors, including on a priority subscription basis. The common shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act of 1933, as amended. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any of our common shares.

American Depositary Shares

Each ADS represents one preferred share. ADSs may be evidenced by American Depositary Receipts, or ADRs. The ADSs will be issued under a deposit agreement among us, Citibank N.A., as depositary, and the holders and beneficial owners from time to time of ADSs issued thereunder.

Priority subscription	Holders of our preferred shares as of April 1, 2015 were given the opportunity to subscribe for preferred shares in the Brazilian offering on a priority basis at the public offering price.

Priority subscription was not available to holders of ADSs. An ADS holder that wished to be eligible for priority subscription was required to make the necessary arrangements to cancel such holder's ADSs and take delivery of the underlying preferred shares in a Brazilian account. See "Underwriting—Priority Subscription Rights of Existing Shareholders."

Priority subscription was not available to a shareholder if the subscription would violate local laws of the shareholder's jurisdiction.

Offering price

The public offering price for the international offering for the ADSs is set forth on the cover page of this prospectus supplement. The offering price for the ADSs is the approximate U.S. dollar equivalent of the real offering price per preferred share in the Brazilian offering, based upon the selling rate reported by the Central Bank of R$2.9236 to US$1.00 on April 27, 2015.

Option to purchase additional shares

We are granting Merrill Lynch, Pierce, Fenner & Smith Incorporated an option on behalf of the international underwriters, exercisable at any time for 10 days following the date of this final prospectus supplement, for the international underwriters to purchase up to 6,282,660 preferred shares in the form of ADSs, minus the number of preferred shares sold by us pursuant to the Brazilian underwriters' option to purchase additional shares, at the initial public offering price, less the underwriting discounts and commissions. If any additional ADSs are purchased with this option to purchase additional shares, the international underwriters will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the international offering.

Use of proceeds

We intend to use the net proceeds from the global offering to (1) fund the cash portion of the GVT acquisition, which is expected to close by mid-2015, (2) repay GVT's loans with a related party, and (3) adjust our capital structure in order to maintain liquidity. Allocation of the net proceeds will be made as described under "Use of Proceeds."

Dividends

According to our bylaws, we are required to distribute as dividends of each fiscal year ending on December 31, to the extent amounts are available, an aggregate amount equal to at least 25% of adjusted net income as a mandatory dividend. Adjusted net income, as determined by Brazilian corporate law, is an amount equal to our net income adjusted to reflect allocations to or from (i) legal reserve, (ii) statutory reserve and (iii) a contingency reserve for anticipated losses, if any.

The annual dividend distributed to holders of our preferred shares is 10% higher than the dividend distributed to our common shareholders. Holders of the ADSs will be entitled to receive dividends and any interest on shareholders' equity to the same extent as the owners of our preferred shares, as applicable, subject to the deduction of the fees of the ADR Depositary and any applicable withholding taxes and the costs of foreign exchange conversion. See "Description of American Depositary Shares" in the accompanying prospectus.

On January 30, 2015, our board of directors approved the distribution of dividends in the amount of R$2,750.0 million with respect to the fourth quarter of 2014 to holders of shares as of February 10, 2015. In addition, on April 9, 2015 our board of directors approved a dividend distribution in the amount of R$18.6 million. Preferred shares being offered in this offering will not be eligible to receive either of these dividends. Both distributions of dividends will be paid by December 31, 2015.

Bookbuilding process

In order to participate in the bookbuilding process, investors will be required to specify a maximum investment amount that they are willing to offer as consideration for preferred shares (including in the form of ADSs).

Capital stock	As of the date hereof, we have 741,933,573 preferred shares outstanding, 102,624,131 of which are in the form of ADSs.
After the global offering, we will have 978,737,161 preferred shares outstanding, assuming no exercise of the option to purchase additional shares.

After the closing of the GVT acquisition, and assuming no exercise of the option to purchase additional shares, and considering the price of our preferred shares of R$47.00, we will have 1,112,201,319 preferred shares outstanding.

Listings	Our preferred shares are listed on the BM&FBOVESPA under the symbol "VIVT4." The ADSs are listed on the NYSE under the symbol "VIV."
Lock-up agreements

In connection with the global offering, we, Vivendi S.A. and our principal shareholders have agreed to enter into lock-up agreements with the international underwriters under which neither we nor they may, subject to certain exceptions, for a period from the date of each lock-up agreement through 90 days from the date of the execution of the international underwriting agreement, directly or indirectly sell, dispose of or hedge any common shares, preferred shares or ADSs or any securities convertible into or exchangeable for common shares, preferred shares or ADSs without the prior written consent of the international underwriters. See "Underwriting—No Sales of Similar Securities."

ADS depositary	Citibank, N.A.
Risk factors	See "Risk Factors" and the other information in this prospectus supplement and the accompanying prospectus before investing in our preferred shares or the ADSs.

Timetable for the global offering:

Commencement of marketing of the global offering	March 26, 2015
Pricing	April 27, 2015
Allocation of preferred shares and ADSs	April 27, 2015
Settlement and delivery of preferred shares and ADSs	May 4, 2015

        Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the option to purchase additional shares of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SUMMARY FINANCIAL AND OPERATING DATA

        Our consolidated financial statements are prepared in accordance with IFRS. The following tables present a summary of our selected financial data at the dates and for each of the periods indicated. The summary historical financial data as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 has been derived from our audited consolidated financial statements and notes thereto included in our annual report on Form 20-F for the year ended December 31, 2014. The data presented below is only a summary and should be read in conjunction with our audited consolidated financial statements and related notes thereto included in our annual report on Form 20-F as well as "Item 5. Operating and Financial Review and Prospects" included in our annual report on Form 20-F.

        This prospectus supplement also incorporates by reference historical financial information of GVTPar as of and for the year ended December 31, 2014.

	Year ended December 31,
	2014(1)	2014	2013	2012
	(in millions of US$)	(in millions of reais)
	(except for share and per share data)
Income Statement Data
Net operating revenue	13,177	35,000	34,722	33,919
Cost of goods and services	(6,484)	(17,223)	(17,542)	(16,557)

Gross profit	6,693	17,777	17,180	17,362
Operating expenses, net	(4,769)	(12,668)	(12,248)	(10,151)
Equity in earnings (losses) of associates	3	7	(55)	1
Operating income before financial expense, net	1,927	5,116	4,877	7,211
Financial expense, net	(136)	(362)	(215)	(291)

Income before tax and social contribution	1,791	4,754	4,662	6,920
Income tax and social contribution	69	183	(946)	(2,468)
Net Income for the year	1,860	4,937	3,716	4,452

Attributable to:
Controlling shareholders	1,860	4,937	3,716	4,453
Non-controlling shareholders	—	—	—	(1)
Basic and diluted earnings per share:
Common Shares	1.55	4.12	3.10	3.72
Preferred Shares	1.71	4.53	3.41	4.09
Cash Dividends per share in reais, net of withholding tax:
Common Shares	0.77	2.04	1.86	2.57
Preferred Shares	0.85	2.25	2.04	2.82

(1)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.

	As of December 31,
	2014(1)	2014	2013
	(in millions of US$)	(in millions of reais)
	(except for share and per share data)
Balance Sheet Data
Property, plant and equipment, net	7,700	20,454	18,442
Total assets	27,507	73,065	69,504
Loans, financing and leases—current portion	568	1,509	1,237
Loans, financing and leases—noncurrent portion	799	2,123	3,215
Debentures—current portion	284	755	287
Debentures—noncurrent portion	1,285	3,412	4,015
Shareholders' equity	16,923	44,950	42,894
Attributable to:
Controlling shareholders	16,923	44,950	42,894
Noncontrolling shareholders	—	—	—
Capital stock	14,230	37,798	37,798
Number of shares outstanding (in thousands)	1,123,269	1,123,269	1,123,269

(1)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.

	Year ended December 31,
	2014(1)	2014	2013	2012
	(in millions of US$)	(in millions of reais)
Cash Flow Data
Operating activities:
Net cash provided by operating activities	3,533	9,384	9,576	10,054
Investing activities:
Net cash used in investing activities	(2,864)	(7,608)	(5,544)	(3,721)
Financing activities:
Net cash used in financing activities	(1,365)	(3,628)	(4,622)	(2,089)
Increase (decrease) in cash and cash equivalents	(697)	(1,851)	(590)	4,244
Cash and cash equivalents at beginning of year	2,464	6,544	7,133	2,890

Cash and cash equivalents at end of year	1,767	4,693	6,544	7,133

(1)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.

	Year ended December 31,
	2014(1)	2014	2013	2012
	(in millions of US$)	(in millions of reais)
	(except for Adjusted EBITDA margin)
Other Data
Adjusted EBITDA(2)	3,917.1	10,404.7	10,575.6	12,702.8
Adjusted EBITDA margin(2) (%)	29.7	29.7	30.5	37.4
Operating free cash flow(3)	668.9	1,776.6	4,032.5	6,333.2
Net debt(4)	875.8	2,326.5	1,799.8	535.8
Adjusted net income(5)	1,765.6	4,689.7	3,528.4	4,230.9

(1)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.

(2)
We calculate Adjusted EBITDA as net income for the year plus net financial expense, equity pickup (meaning our interest in the result of our joint ventures and other associated companies), income and social contribution taxes and depreciation and amortization. Adjusted EBITDA is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate Adjusted EBITDA differently than us. Adjusted EBITDA serves as an indicator of overall financial performance which is not affected by changes in rates of income and social contribution taxes or levels of depreciation and amortization. Consequently, we believe that Adjusted EBITDA serves as an important tool to periodically compare our operating performance, as well as to support certain administrative decisions. Because Adjusted EBITDA does not include certain costs related to our business, such as interest expense, income taxes, depreciation, capital expenditures and other corresponding charges, which might significantly affect our net income, Adjusted EBITDA has limitations which affect its use as an indicator of our profitability. Adjusted EBITDA margin is defined as an Adjusted EBITDA divided by total net operating revenue. The table below sets forth a reconciliation of our Adjusted EBITDA and Adjusted EBITDA margin:

	Year ended December 31,
	2014(a)	2014	2013	2012
	(in millions of US$)	(in millions of reais)
	(except for Adjusted EBITDA margin)
Adjusted EBITDA and Adjusted EBITDA margin reconciliation
Net income for the year	1,858.6	4,936.7	3,715.9	4,452.2
(+) Net financial expense	136.3	362.0	214.8	291.3
(+) Income and social contribution taxes	(68.8)	(182.7)	946.4	2,468.1
(+) Depreciation and amortization	1,993.7	5,295.6	5,643.3	5,491.8
(+) Equity pickup	(2.6)	(6.9)	55.2	(0.6)
Adjusted EBITDA(2)	3,917.1	10,404.7	10,575.6	12,702.8
Adjusted EBITDA margin (%)(3)	29.7	29.7	30,5	37.4
Net operating revenue	13,176.7	35,000.0	34,721.9	33,919.7

(a)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.
(3)
We define Operating free cash flow as net cash generated by operating activities less net cash used in investing activities. Operating free cash flow is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate operating free cash flow differently than us. We consider operating free cash flow a useful measure of the cash flow available to pay interest on our financing and dividends to our shareholders. The table below sets forth a reconciliation of our operating free cash flow.

	Year ended December 31,
	2014(a)	2014	2013	2012
	(in millions of US$)	(in millions of reais)
Operating free cash flow reconciliation
Net cash generated by operating activities	3,532.9	9,384.2	9,576.3	10,054.0
Net cash used in investing activities	(2,864.1)	(7,607.6)	(5,543.8)	(3,720.8)
Operating free cash flow	668.9	1,776.6	4,032.5	6,333.2

(a)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.
(4)
Net debt is defined as total debt (which consists of current and noncurrent loans, financing, leases and debentures) minus cash and cash equivalents, minus short term investments held as collateral,

  and minus the net derivatives position. Net debt is not a measure of indebtedness in accordance with IFRS. We believe that net debt is meaningful for investors because it provides an analysis of our solvency using the same measures used by our management. We use net debt to calculate internally certain solvency and leverage ratios used by management. Net debt as calculated by us should not be considered an alternative to gross financial debt (the sum of current and non-current interest-bearing debt) as a measure of our liquidity. Other companies may calculate net debt differently than us. The following table sets forth a reconciliation of net debt:

	Year ended December 31,
	2014(a)	2014	2013	2012
	(in millions of US$)	(in millions of reais)
Net debt reconciliation
Current debt	852.5	2,264.5	1,523.7	1,972.3
Non-current debt	2,083.7	5,534.7	7,229.8	6,028.2
Total debt	2,936.3	7,799.3	8,753.6	8,000.5
(–) Cash and cash equivalents	1,766.7	4,692.7	6,543.9	7,133.5
(–) Short term investments held as collateral	22.7	60.5	60.0	59.9
(–) Net derivatives position	270.9	719.6	349.9	271.3
Net debt	875.9	2,326.5	1,799.8	535.8

(a)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.
(5)
Adjusted net income is not a measure of financial performance in accordance with IFRS and should not be considered in isolation or as an alternative to net income for the year as a measure of the earnings of the Company. Other companies may calculate Adjusted net income differently than us. We believe Adjusted net income is a useful measure of earnings as it represents the earnings from which dividends may be declared and distributed to shareholders. The following table sets forth a reconciliation of Adjusted net income:

	Year ended December 31,
	2014(a)	2014	2013	2012
	(in millions of US$)	(in millions of reais)
Adjusted net income reconciliation
Net income for the year	1,858.6	4,936.7	3,715.9	4,452.2
(–) allocation to legal reserve	(92.9)	(246.8)	(185.8)	(222.7)
(–) allocation to tax incentive reserve	(0.1)	(0.2)	(1.7)	—
(–) income attributable to non-controlling interest	—	—	—	(1.4)
Adjusted net income	1,765.6	4,689.7	3,528.4	4,230.9

(a)
Translated for convenience only using the commercial offer rate as reported by the Central Bank as of December 31, 2014 for reais into U.S. dollars of R$2.6562 to US$1.00. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or at any other exchange rate as of that or any other date. In addition, translations should not be construed as representations that the real amounts represent or have been or could be translated into U.S. dollars as of that or any other date.

RISK FACTORS

        This offering involves risks. You should carefully consider the risks described below and the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in our preferred shares or ADSs representing our preferred shares including the risks described in our 2014 Annual Report on Form 20-F under "Part I, Item 3D: Key Information—Risk Factors." Our business, operating results and financial condition could be adversely affected by any of the following risks. The risks and uncertainties described below are not the only ones facing our company. There may be additional risks that we presently do not know of or that we currently believe are immaterial which could also impair our business, financial condition, operating results or prospects. Any of the following risks, either alone or taken together, could materially and adversely, affect our business, financial condition, operating results or prospects. As a result, the market price of our securities could decline, and you could lose part or all of your investment.

Risks Relating to the GVT Acquisition

The conditions imposed by regulators and the closing conditions of the GVT acquisition may affect our ability to consummate the acquisition in a timely manner or at all and may have an adverse effect on the expected benefits of the acquisition.

        Our ability to consummate the GVT acquisition is subject to various closing conditions. These include customary closing conditions in addition to others that are beyond our control, such as the requirement to obtain approvals from certain regulatory authorities. Although we have obtained approvals from the Brazilian competition authority (CADE) and the Brazilian telecommunications regulator (ANATEL), such approvals are subject to the satisfaction of certain conditions imposed by the regulators.

        On December 22, 2014, ANATEL approved the GVT acquisition and imposed certain obligations, which include (1) the maintenance of current services and plans offered by both GVT and Telefônica Brasil for a certain period of time, (2) the maintenance of contracts currently held by GVT clients for a certain period of time, (3) the maintenance of the current geographic scope of the services being provided by both GVT and Telefônica Brasil, requiring, in addition, that the successor company expand its operations to at least ten new municipalities within three years beginning on January 26, 2015; and (4) the waiver of the fixed telephone service (Serviço de Telefonia Fixa Comutável), or STFC license held by GVT within 18 months of ANATEL's decisions, because regulations establish that the same economic group cannot hold more than one STFC license in the same geographic area. In addition, on March 12, 2015, ANATEL granted approval for the subsequent swap transaction pursuant to which Vivendi will exchange all of its voting stake and part of its non-voting stake in Telefônica Brasil for part of Telefónica's indirect stake in Telecom Italia, subject to certain conditions such as the prohibition of Vivendi to increase its stake in Telefônica Brasil. The closing of the GVT acquisition and the swap transaction must occur within 180 days, subject to a one-time renewal for the same period of time.

        Moreover, on December 22, 2014, and March 12, 2015, ANATEL also authorized the demerger of Telco S.p.A., an operation that will have result in a swap transaction with Vivendi, by allowing Telefónica to hold, thorough a wholly-owned subsidiary, an indirect ownership in Telecom Italia. Such decision was conditioned on the suspension and waiver by Telefónica of all Telefónica's voting rights in Telecom Italia, and, ultimately, on the divestment of the direct ownership to be held by Telefónica in Telecom Italia.

        On March 25, 2015, CADE's administrative tribunal also approved the GVT acquisition and the demerger of Telco S.p.A., subject to the execution of three merger control agreements: the first between CADE, Telefônica Brasil and GVT, the second between CADE and Telefónica, and the third between CADE and Vivendi. Under such agreements, Telefónica and Telefônica Brasil undertook, among others, the following commitments: (1) to maintain the current services and plans offered by both GVT and Telefônica Brasil for a certain period of time, (2) to maintain the contracts currently held by GVT clients for a certain period of time, (3) to maintain the current geographic scope of the services being provided by both GVT and Telefônica Brasil, and to further extend such operations according to the expansion plan to be presented to ANATEL, (4) to maintain for a certain period of time some specific quality indicators relating to the services of GVT to its clients, (5) to commit with some obligations undertaken by Vivendi under its own agreement with CADE, (6) to waive and suspend all Telefónica's voting rights in Telecom Italia, and, ultimately, (7) to divest the direct ownership to be held by Telefónica in Telecom Italia.

        If we are not able to fully comply with such obligations, we will face fines and other penalties and may be prevented from consummating the GVT acquisition according to the expected timetable or at all, or, if the GVT acquisition has already been concluded at time of a breach of any of such obligations, we may be ordered by ANATEL or CADE to revert the GVT acquisition, or to submit to additional and unforeseeable conditions. In addition, the conditions imposed could have an unanticipated or adverse effect on the expected benefits of the acquisition, which could have an adverse effect on our business, results of operations and financial condition.

If the acquisition of GVT is consummated, we may be unable to successfully integrate GVT's operations or to fully realize targeted synergies, revenues and other expected benefits of the acquisition of GVT.

        Achieving the targeted synergies, such as operating and long-term strategic cost-savings, of the GVT acquisition will depend in part upon whether we can integrate GVT's businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. We and GVT operate numerous systems, including those involving management information, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. Moreover, the integration of our respective operations will require the dedication of significant management resources, which may distract management's attention from day-to-day operations. Employee uncertainty and lack of focus during the integration process may also disrupt our business and result in undesired employee attrition. An inability of management to successfully integrate the operations of GVT into our business could have a material adverse effect on our business, results of operations and financial condition.

        An inability to realize the full extent of, or any of, the anticipated benefits and synergies of the acquisition of GVT, as well as any delays encountered in the integration process, could have an adverse effect on our business, results of operations and financial condition.

The acquisition of GVT may expose us to liabilities and contingencies.

        GVT is party to a number of lawsuits and other proceedings involving a significant amount. As of December 31, 2014, the total estimated amount of the proceedings, which GVT's legal advisers deemed to have probable or possible losses, totaled approximately R$1,789.7 million, for which GVT had made provisions in the amount of R$92.5 million, which is in line with what legal advisers considered to be probable losses. The indemnities that we may receive from the seller may be insufficient to protect or indemnify us for any liabilities and contingencies that we did not identify during the due diligence process or that were identified but were estimated to be lower than the actual amounts. If we incur significant costs as a result of such liabilities or contingencies, our business and results may be adversely affected.

Risks Relating to the Preferred Shares and the ADSs

Holders of our ADSs may face difficulties in serving process on or enforcing judgments against us and other persons.

        We are organized under the laws of Brazil, and all of our executive officers and our independent public accountants reside or are based in Brazil. Also, eight of our twelve directors reside or are based in Brazil. Substantially all of our assets and those of these other persons are located in Brazil. As a result, it may not be possible for holders of the ADSs to effect service of process upon us or these other persons within the United States or other jurisdictions outside Brazil or to enforce against us or these other persons judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of U.S. courts for civil liabilities based upon the U.S. federal securities laws may only be enforced in Brazil if certain conditions are met, holders may face greater difficulties in protecting their interests due to actions by us, our directors or executive officers than would shareholders of a U.S. corporation.

Holders of our preferred shares and ADSs generally do not have voting rights.

        In accordance with Brazilian corporate law and our bylaws, holders of our preferred shares, and therefore of our ADSs, are not entitled to vote at meetings of our shareholders, except in limited circumstances set forth in "Description of Capital Stock—Memorandum and Articles of Association" in the accompanying prospectus.

Holders of our preferred shares might be unable to exercise preemptive rights with respect to the preferred shares unless there is a current registration statement in effect which covers those rights or unless an exemption from registration applies.

        Holders of our preferred shares will not be able to exercise the preemptive rights relating to the preferred shares underlying their ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to the shares underlying those rights, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement. Unless we file a registration statement or an exemption from registration applies, holders of our preferred shares may receive only the net proceeds from the sale of their preemptive rights by the depositary, or if the preemptive rights cannot be sold, they will lapse and they will not receive any value for them. For more information on the exercise of these rights, see "Description of Capital Stock—Description of Our Bylaws—Preemptive Rights" in the accompanying prospectus.

An exchange of ADSs for preferred shares risks the loss of certain foreign currency remittance and Brazilian tax advantages.

        CMN Resolution No. 1,927 currently regulates foreign investments in depositary receipts based on shares issued by Brazilian companies. Pursuant to this regulation, the ADSs benefit from the certificate of foreign capital registration, which permits Citibank N.A., as depositary, to convert dividends and other distributions with respect to preferred shares into foreign currency, and to remit the proceeds abroad. Holders of ADSs who exchange their ADSs for preferred shares will then be entitled to rely on the depositary's certificate of foreign capital registration for five business days from the date of exchange. Thereafter, they will not be able to remit non-Brazilian currency abroad unless they obtain their own certificate of foreign capital registration, or unless they qualify under CMN Resolution No. 2,689, dated January 26, 2000, which entitles certain investors to buy and sell shares on Brazilian stock exchanges without obtaining separate certificates of registration. CMN Resolution No. 4,373, of September 29, 2014, will replace both CMN Resolution No. 1,927 and CMN Resolution No. 2,689 as of March 30, 2015. Further rules will be issued by CVM and the Central Bank regulating foreign investments in ADSs, including with regard to the exchange of ADSs for preferred shares and the remittance of funds arising from the sale of these preferred shares.

        If holders of ADSs do not qualify under Resolution No. 2,689, they will generally be subject to less favorable tax treatment with respect to our preferred shares. There can be no assurance that the depositary's certificate of registration or any certificate of foreign capital registration obtained by holders of ADSs will not be affected by future legislative or regulatory changes, or that additional Brazilian law restrictions applicable to their investment in the ADSs may not be imposed in the future.

Holders of our preferred shares will be subject to, and holders of our ADSs could be subject to, Brazilian income tax on capital gains from sales of preferred shares or ADSs.

        Brazilian Law No. 10,833 provides that gains on the disposition of assets located in Brazil by nonresidents of Brazil, whether to other nonresidents or to Brazilian residents, will be subject to Brazilian taxation. The preferred shares are expected to be treated as assets located in Brazil for purposes of the law, and gains on the disposition of preferred shares, even by nonresidents of Brazil, are expected to be subject to Brazilian taxation.

        Based on the fact that the ADSs are issued and registered abroad, we believe that gains on the disposition of ADSs made outside of Brazil by nonresidents of Brazil to another non-Brazilian resident would not be subject to Brazilian taxation, since they would not fall within the definition of assets located in Brazil for purposes of Law 10,833. However, considering the general and unclear scope of Law No. 10,833 and the absence of judicial/administrative court rulings in respect thereto, we cannot be assured that such an interpretation of this law will prevail in the courts of Brazil. Brazilian tax authorities also do not provide clear guidance in this respect, and may treat such transaction as subject to this capital gain tax in Brazil at the rate of 15% (or 25% if the non-Brazilian holder is located in a tax haven jurisdiction), plus potential fines and interest. Therefore, if the income tax is deemed to be due, the gains may be subject to income tax in Brazil at a rate of 15.0% (general taxation) or 25.0% (if the nonresident seller is located in a tax haven, a country which does not impose any income tax, which imposes it at a maximum rate lower than 20.0%, or in which the laws impose restrictions on the disclosure of ownership composition or securities ownership or the identification of the effective beneficiary of income attributed to nonresident holders). See "Taxation—Brazilian Tax Considerations" in the accompanying prospectus.

Shares eligible for future sale may adversely affect the market value of our shares and ADSs.

        All of our shareholders have the ability, subject to applicable Brazilian laws and regulations and applicable securities laws in the relevant jurisdictions, to sell our shares and ADSs. In connection with the global offering, we, Vivendi and our principal shareholders entered into lock-up agreements with the international underwriters of this offering under which neither we nor they may, subject to certain exceptions described in "Underwriting," for a period from the date of each lock-up agreement through 90 days from the date of the execution of the International Underwriting Agreement, directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common or preferred shares (including, without limitation, in the form of ADSs) beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by such person or any other securities so owned convertible into or exercisable or exchangeable for common or preferred shares (including, without limitation, in the form of ADSs) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common or preferred shares (including, without limitation, in the form of ADSs).

        After these lock-up agreements expire or if they are waived, our ADSs, common or preferred shares will be eligible for sale in the public market. We cannot predict what effect, if any, future sales of our shares or ADSs may have on the market price of our shares or ADSs. Future sales of substantial amounts of such shares or ADSs, or the perception that such sales could occur, could adversely affect the market prices of our shares or ADSs.

If we raise additional capital through an offering of shares, investors' holdings may be diluted.

        We may need to raise additional funds through a capital increase, public or private debt financings, or a new share issuance in connection with our business. Any additional capital raised through the issuance of shares or securities convertible into shares conducted on stock exchanges or through public offerings may be made, according to Brazilian law, without preemptive rights for the holders of our shares, which may result in the dilution of your holdings in our share capital.

THE GVT ACQUISITION

        On September 18, 2014, we entered into a stock purchase agreement with Vivendi and certain of its controlled companies, or collectively, Vivendi, and with GVTPar, Telefónica and Operating GVT, pursuant to which we agreed to purchase all of the shares of GVTPar, the controlling shareholder of Operating GVT. We refer to this acquisition as the "GVT acquisition." The GVT acquisition was approved by our board of directors on September 18, 2014.

        As consideration for the acquisition, we agreed to pay a portion of the price in cash and a portion in kind, in the form of our common and preferred shares, as follows: (1) €4,663,000,000 to be paid in cash on the closing date, as adjusted pursuant to the stock purchase agreement, and (2) our common and preferred shares amounting to 12% of our total share capital following the capital increase contemplated in the stock purchase agreement (being carried out by means of the global offering) and the merger of shares of GVTPar, which must be in the same proportion as our existing common shares and preferred shares. The total consideration will be paid after the conclusion of (A) this offering, the proceeds of which are expected to be used to pay the cash consideration described in (1) above, and (B) the merger of shares of GVTPar into us. Immediately following Vivendi S.A.'s receipt of the stock consideration, Vivendi S.A. will swap 12% of our outstanding common shares and 0.72% of our outstanding preferred shares for shares of Telecom Italia S.p.A. that are indirectly held by Telefónica and represent approximately 8.3% of the voting capital stock of Telecom Italia S.p.A., consisting of 1.1 million common shares.

        We can provide no assurances that the stock purchase agreement will not be amended or that the terms of the GVT acquisition will not otherwise be changed prior to the consummation of the GVT acquisition.

        In connection with the GVT acquisition, the holders of our common shares and preferred shares (but not our ADSs) as of September 19, 2014 will be granted withdrawal rights. The amount per share to be paid as a result of the withdrawal rights will be determined at the shareholders' meeting that approves the GVT acquisition, which is expected to occur by mid-2015.

        According to Brazilian Law, the GVT acquisition must be approved by both ANATEL and CADE. On December 22, 2014, ANATEL approved the GVT acquisition and imposed certain obligations, which include (1) the maintenance of current services and plans offered by both GVT and Telefônica Brasil for a certain period of time, (2) the maintenance of contracts currently held by GVT clients for a certain period of time, (3) the maintenance of the current geographic scope of the services being provided by both GVT and Telefônica Brasil, requiring, in addition, that the successor company expand its operations to at least ten new municipalities within three years beginning on January 26, 2015; and (4) the waiver of the fixed telephone service (Serviço de Telefonia Fixa Comutável), or STFC license held by GVT within 18 months of ANATEL's decisions, because regulations establish that the same economic group cannot hold more than one STFC license in the same geographic area. In addition, on March 12, 2015, ANATEL granted approval for the subsequent swap transaction pursuant to which Vivendi will exchange all of its voting stake and part of its non-voting stake in Telefônica Brasil for part of Telefónica's indirect stake in Telecom Italia, subject to certain conditions such as the prohibition of Vivendi to increase its stake in Telefônica Brasil. The closing of the GVT acquisition and the swap transaction must occur within 180 days, subject to one renewal for the same period of time.

        Moreover, on December 22, 2014, and March 12, 2015, ANATEL has also authorized the demerger of Telco S.p.A., an operation that will have effects on the swap transaction with Vivendi, by allowing Telefónica to hold, thorough a wholly-owned subsidiary, an indirect ownership in Telecom Italia. Such decision was conditional on the suspension and waiver by Telefónica of all Telefónica's voting rights in Telecom Italia, and, ultimately, on the divestment of the direct ownership to be held by Telefónica in Telecom Italia.

        On March 25, 2015, CADE's administrative tribunal also approved the GVT acquisition and the demerger of Telco S.p.A., subject to the execution of three merger control agreements: the first between CADE, Telefônica Brasil and GVT, the second between CADE and Telefónica, and the third between CADE and Vivendi. Under such agreements, Telefónica and Telefônica Brasil undertook, among others, the following commitments: (1) to maintain the current services and plans offered by both GVT and Telefônica Brasil for a certain period of time, (2) to maintain the contracts currently held by GVT clients for a certain period of time, (3) to maintain the current geographic scope of the services being provided by both GVT and Telefônica Brasil, and to further extend such operations according to the expansion plan to be presented to ANATEL, (4) to maintain for a certain period of time some specific quality indicators relating to the services of GVT to its clients, (5) to commit with some obligations undertaken by Vivendi under its own agreement with CADE, (6) to waive and suspend all Telefónica's voting rights in Telecom Italia, and, ultimately, (7) to divest all of the direct ownership to be held by Telefónica in Telecom Italia.

        We expect that GVT will pay dividends before the closing of the GVT acquisition, as per the terms of the stock purchase agreement. Such dividends are expected to be funded using part of the proceeds of a new loan that GVT is allowed to enter into prior to its merger with us. Such dividends and the related loan, are reflected in the pro forma financial information included elsewhere in this prospectus supplement.

About GVT

        GVT is a high-growth Brazilian telecommunications company that offers high-speed broadband, fixed telephone and Pay-TV services primarily to high income customers across its target market. GVT began operating as an alternative operator, which functions similarly to a competitive local exchange carrier in the United States, to the local incumbent in Region II (Center and Southeast Brazil) in late 2000, initially servicing 24 cities. Since 2006, GVT has held licenses to operate all types of fixed-line telecommunications services throughout Brazil. As of December 31, 2014, GVT operated in 156 Brazilian cities and in 20 Brazilian states as well as in the Federal District. GVT has historically pursued its growth strategy by expanding its network coverage in cities in which it is already present and expanding its territorial reach to additional key markets located outside Region II, aiming to build a national presence across targeted markets throughout Brazil. In 2013, GVT launched operations in 14 cities in five states with over 16 million inhabitants. GVT also began serving the São Paulo retail market, which is the largest such market in Brazil. In 2014, GVT launched operations in six additional cities across three states, including Araraquara in São Paulo, the first GVT city with 100% of its network based on Gigabit Passive Optical Network, or GPON.

        GVT is one of the leading players in high-speed broadband in Brazil and is the leading high-speed broadband provider in 91.7% of the cities in which it is present, reaching 10.7 million homes in 156 cities. It has a dense and high quality transmission backhaul in key regions of Brazil such as the South, Southeast, Center West and a large part of the Northeast with over 33,000 kilometers of fiber deployed as of December 31, 2014. GVT's last mile architecture is based on FTTC (Fiber to the Cabinet) technology, with broadband commercial speeds of up to 150 Mbps. Leveraging its high quality offerings and competitive pricing, GVT successfully captured nearly 63% of broadband net additions of high-speed broadband in the segment between 12 Mbps and 34 Mbps in 2014. GVT provides services that are complementary to our own, with limited overlap with the services we provide. Such complementary services include fiber broadband to locations in the state of São Paulo (outside of the city of São Paulo, where we already have a large presence) and nationwide. GVT has more than 2.9 million broadband clients, of which almost 91% are located outside the state of São Paulo.

        GVT offers innovative bundles combining high quality and performance at competitive prices for all market sectors (retail, small to medium enterprises and corporate). GVT has delivered broadband speeds to the retail market with differentiated value-added services such as Freedom (an application that simulates a fixed telephone call on a smartphone) and GVT Music. In the first quarter of 2013, GVT improved its broadband portfolio by offering a service speed of 25 Mbps and by increasing the highest available speed to up to 150 Mbps. These new speeds are available with "Power Combo GVT," a "triple-play offer" of products combining broadband internet, Pay TV and fixed-line telephone. In 2014, GVT increased the penetration of GPON technology in its network architecture, preparing the infrastructure for the next generation of broadband that will allow speeds of over 500 Mbps. This triple-play offer addresses customers' desire for constant connectivity with quick access to internet content across devices (such as personal computers, tablet computers, smartphones and TVs). In 2013, triple-play bundles accounted for approximately 37% of GVT's sales. By year-end 2014, Pay TV achieved a 29% penetration rate across GVT's broadband customer base. We believe GVT offers a differentiated value proposition for its Pay TV customers given the leading combination of standard channel line-ups with interactive services like Video on Demand, or VoD. GVT's platform also combines pure direct to the home, or DTH products, and hybrid ones that combine DTH and internet protocol, or IP, creating superior overall quality and perceived value.

        The quality of GVT's services is superior to that of its main competitors in terms of upload and download speeds. GVT boasts the latest technology broadband networks with an average speed of 13 Mbps, which is more than twice as fast as the average speeds of its competitors. As a result of its quality and performance leadership, GVT has a 63% market share of all lines with speeds between 12 Mbps and 34 Mbps with 67% of new additions in 2014, boasting a 77% share in the main cities where it operates.

        As part of its strategy to achieve market-leading ARPU, GVT has historically focused its operations and growth in cities that have relatively high average GDP per capita. Given that GVT is a relatively new entrant to the market and operates under an authorization agreement, and is not subject to the requirements of concession contracts, it has been able to selectively enter markets that offer higher profit and return potential rather than restrict its operations to specific markets bound by concession agreements. As a result of this flexibility and GVT's ability to selectively invest in targeted markets, 56% of the cities in which GVT operates are cities that have a higher average GDP per capita than the average of cities where its competitors operate.

        GVT generated revenues of R$5,485 million (US$2,065 million) in 2014 and is the fastest growing telecommunications provider in Brazil in terms of revenue. During 2012 to 2014, its revenue grew at a compound annual growth rate of 12.9%. In 2014, GVT held a 12.3% share of the broadband market, a 54% share of the high speed market (above 12 Mbps), a 10.1% share of the fixed-line market and a 4.5% share of the Pay TV market, according to ANATEL data. GVT has received various brand awards, including the best broadband services by "Info 2014" for the 6th consecutive year, "Consumidor Moderno 2014" as the company that most respects the consumer, "Great Places to Work 2014" and "Brand Finance" awards, among other recognitions for quality and performance from other entities.

        The following table presents GVT's key operational indicators for the periods indicated:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Fixed Access Lines
Fixed voice accesses	4,368	3,934	3,488
Residential	3,640	3,251	2,892
Corporate	728	683	596
Broadband access	3,005	2,621	2,239
Pay TV access	859	643	406
Total fixed accesses	8,232	7,198	6,133

The Combined Company

        We believe the acquisition of GVT will reinforce our platform as a national provider and further enhance our position as the leading telecommunications company in Brazil, while maintaining the possibility to participate in further consolidation of the telecommunications sector in Brazil. On a pro forma basis, after giving effect to the GVT acquisition, in 2014 we would have been the largest integrated telecommunications company in Brazil in terms of accesses and revenues, with 103.6 million combined total accesses and revenues of R$40,300.2 million. We believe that GVT's recognition as a high quality provider and its market leadership will create significant additional brand equity for our core brands and improve our ability to engage in highly profitable cross-selling across our large mobile client base with a similar income and demographic profile. We also intend to leverage GVT's expertise and operating capabilities to improve the quality of our existing service offerings as well as our customer service and marketing capabilities.

        As a result of the GVT acquisition, we will be the second largest player in terms of broadband accesses, having a market share of 29.4% compared to a market share of 31% for the leading player as of December 31, 2014. When considering speeds higher than 12 Mbps, our market share in ultra-fast broadband would consist of 66% on a national scale, considering both GVT and our current market share. In addition to our strong market share, we expect to leverage GVT's high quality network technology to accelerate our existing growth plans. Our combined infrastructure, product portfolio and commercial capabilities are expected to increase ARPU and reduce churn by maximizing penetration of fixed and mobile products on our combined customer base. In addition, we believe the acquisition of GVT will allow us to realize meaningful synergies by reducing operating costs and streamlining our combined investment plans.

        In particular, we expect to leverage GVT's extensive fiber network located throughout the state of São Paulo to significantly improve our mobile backhaul outside of the city of São Paulo, where we expect to experience a material increase in the number of service locations where we are currently connected via fiber. We will also be able to leverage GVT's existing fiber network to provide mobile services to more remote regions of São Paulo. As a result, we expect that the GVT acquisition will lead to higher revenues (by reaching more customers) and significant economies of scale (by combining our infrastructure and other resources). With respect to fixed telephone services in São Paulo, we expect to optimize our fiber deployment by adopting operational best practices, based on GVT's experience in other areas of Brazil. We also expect to consolidate our backbone and jointly plan its future development with GVT to reduce present and future overlap and costs associated with third party leases.

        In addition, the combination and joint development of our Pay TV businesses is expected to allow us to eliminate duplicate investments and significantly shorten the period within which Pay TV achieves sustainable scale when adopted in new regions. Through GVT, we expect to begin expanding our Pay TV presence in the South and Northeast regions by capitalizing on GVT's solid presence in those regions, as the fourth and third largest player in these regions, with 9% and 8% market share, respectively, as of December 31, 2014.

USE OF PROCEEDS

        Based on the offering price of R$47.00 per preferred share and the offering price of R$38.47 per common share in the global offering, and after deducting underwriting discounts and commissions and estimated expenses of the offerings that are payable by us, we estimate that the net proceeds from the global offering will be R$15,717 million, or US$5,376 million, translated at an exchange rate of R$2.9236 to US$1.00 reported by the Central Bank on April 27, 2015. Each ADS represents one preferred share. Such amounts differ to those presented in the unaudited pro forma financial information due to changes in exchange rates and other indices that have occurred since the preliminary prospectus supplement dated March 26, 2015.

        We intend to use the net proceeds from the global offering to:

  •
  Fund the cash portion of the GVT acquisition, which is expected to close by mid-2015, in the aggregate amount of R$8,593 million (or US$2,939 million, translated at an exchange rate of R$2.9236 to US$1.00 reported by the Central Bank on April 27, 2015). This corresponds to an estimated amount of €4,663 million, translated at an exchange rate of R$3.1639 to €1.00, which is subject to adjustments pursuant to the terms of the stock purchase agreement relating to the GVT acquisition, net of the estimated loss on cash flow hedges in the amount of R$155 million, in each case as described in note 3 to the unaudited pro forma financial information included elsewhere in this prospectus supplement.

  •
  Upon closing of the GVT acquisition, repay GVT's loans with a related party, in the aggregate amount of R$3,525 million (or US$1,206 million, translated at an exchange rate of R$2.9236 to US$1.00 reported by the Central Bank on April 27, 2015). This corresponds to intercompany financing in the amount of €1,110 million as of December 31, 2014, minus €325.5 million paid during the first quarter of 2015, translated at the exchange rate of R$3.1639 to €1.00 as of April 27, 2015. The duration and terms of such loans are described in note 13 to the financial statements of GVTPar incorporated by reference into this prospectus supplement.

  •
  Adjust our capital structure in order to maintain liquidity, in the aggregate amount of R$3,599 million (or US$1,231 million, translated at the exchange rate of R$2.9236 to US$1.00 reported by the Central Bank on April 27, 2015).

        For a description of the GVT's business and the GVT acquisition, see "The GVT Acquisition."

        Our expected use of the net proceeds from the global offering is based on our current analyses, estimates and expectations relating to future events and trends. Changes in these or other factors may require our actual use of the net proceeds to differ from our current expectations. We may invest any excess net proceeds from the global offering in cash, cash equivalents or marketable securities.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at December 31, 2014 based on our consolidated financial statements prepared in accordance with IFRS:

  •
  on an actual historic basis;

  •
  as adjusted for the sale of common and preferred shares, including preferred shares in the form of ADSs, in the global offering based on the offering price of R$47.00 per preferred share and the offering price of R$38.47 per common share, assuming that the international and Brazilian underwriters' options to purchase additional shares are not exercised, after deduction of the underwriting discounts and commissions and estimated transaction expenses payable by us in connection with the global offering; and

  •
  as further adjusted to reflect the GVT acquisition and the related issuance of shares as stock consideration to Vivendi.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus supplement.

	At December 31, 2014
	Actual	Actual	As Adjusted	As Adjusted	As Further Adjusted	As Further Adjusted
	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)	(in millions of R$)	(in millions of US$)(1)
Indebtedness:
Current loans, financing, leases and debentures	2,264.5	852.5	2,264.5	852.5	3,102.9	1,168.2
Noncurrent loans, financing, leases and debentures	5,534.7	2,083.7	5,534.7	2,083.7	6,570.8	2,473.7
Total indebtedness	7,799.3	2,936.3	7,799.3	2,936.3	9,673.6	3,641.9
Shareholders' equity:
Capital(2)	37,798.1	14,230.1	53,610.1	20,183.0	62,831.7	23,654.8
Capital reserves	2,686.9	1,011.6	2,624.1	987.9	2,624.1	987.9
Income reserves	1,534.5	577.7	1,534.5	577.7	1,521.0	572.6
Premium on acquisition of non-controlling interest	(70.4)	(26.5)	70.4	26.5	70.4	26.5
Other comprehensive income	232.5	87.5	232.5	87.5	10.6	4.0
Additional proposed dividends(3)	2,768.6	1,042.3	2,768.6	1,042.3	2,768.6	1,042.3

Total shareholders' equity	44,950.1	16,922.7	60,699.3	22,851.9	69,685.6	26,235.1

Total capitalization(4)	52,749.4	19,859.0	68,498.5	25,788.2	79,359.2	29,877.0

(1)
Translated for convenience only using the commercial offer rate as reported by the Central Bank on December 31, 2014 for reais into U.S. dollars of R$2.6562 per U.S.$1.00.

(2)
Under Brazilian corporate law, the total stock consideration amount exceeding the statutory capital contribution amount recorded in the capital account (when the shares have no nominal value) shall be allocated to the capital reserves account. As of the date of this prospectus supplement, we do not have sufficient information to estimate this allocation; therefore, the total stock consideration amount has been allocated to the capital account.

(3)
On January 30, 2015, our board of directors approved the distribution of dividends in the amount of R$2,750.0 million with respect to the fourth quarter of 2014 to holders of shares as of February 10, 2015. In addition, on April 9, 2015, our board of directors approved a dividend distribution in the amount of R$18.6 million. Preferred shares being offered in this offering will not be eligible to receive either of these dividends. Both distributions of dividends will be paid by December 31, 2015.

(4)
Corresponds to total indebtedness plus total shareholders' equity.

        There have been no material changes to our total capitalization, loans and financings and total shareholders' equity since December 31, 2014 other than as described above.

DILUTION

        Purchasers of our preferred shares or our ADSs will suffer a dilution in consolidated net book value per share. Dilution is the amount by which the offering price paid by the purchasers of our preferred shares or ADSs will exceed the consolidated net book value per preferred share or ADS after this offering.

        Our historical net book value at December 31, 2014 was approximately R$40.02 per preferred share.

        At December 31, 2014, we had a total net book value of US$15,374.9 million and a net book value per ADS of US$13.69. Net book value per ADS represents the amount of our total consolidated assets less total consolidated liabilities, divided by the total number of shares outstanding at December 31, 2014 (excluding shares held in treasury), translated from reais into U.S. dollars using the selling rate as reported by the Central Bank at April 27, 2015 of R$2.9236 to U.S.$1.00.

        After giving effect to the sale of 237 million preferred shares offered by us in the global offering and the sale of 122 million common shares in a simultaneous offering exempt from registration under the Securities Act, assuming no exercise of the option to purchase additional shares, at the offering prices of US$16.08 per ADS, R$47.00 per preferred share and R$38.47 per common share, and after deducting the underwriting discounts and commissions and transaction expenses payable by us, and after giving effect to the GVT acquisition, our net book value at December 31, 2014 would have been US$23,835.5 million, representing US$14.01 per ADS. At the offering prices mentioned above, this represents an immediate increase in net book value of US$0.32 per ADS to existing shareholders and an immediate dilution in net book value of US$2.06 per ADS and per preferred share to new investors purchasing preferred shares or ADSs in this offering. Dilution for this purpose represents the difference between the price per ADS paid by these purchasers and the pro forma net book value per ADS immediately after the completion of the offering.

        The following table illustrates this dilution for new investors purchasing ADSs in this global offering and after giving effect to the GVT acquisition:

	After the global offering			After the global offering and the GVT acquisition(4)
	Per preferred share(1)		Per ADS(1)	Per preferred share(1)		Per ADS(1)
Offering price per share or ADS	US$16.08	R$47.00	US$16.08	US$16.08	R$47.00	US$16.08
Historical net book value per share or ADS at December 31, 2014	US$13.69	R$40.02	US$13.69	US$13.69	R$40.02	US$13.69
Increase in net book value to existing shareholders attributable to this offering	US$0.32	R$0.95	US$0.32	US$0.47	R$1.37	US$0.47
Pro forma net book value per share or ADS after offering	US$14.01	R$40.96	US$14.01	US$14.16	R$41.38	US$14.16
Dilution per share or ADS to new investors in this offering(2)	US$2.06	R$6.04	US$2.06	US$1.92	R$5.62	US$1.92
Percentage dilution to new investors(3)	13%	13%	13%	12%	12%	12%

(1)
Real amounts have been translated solely for your convenience into U.S. dollars at an exchange rate of R$2.9236 per US$1.00, the exchange rate in effect on April 27, 2015. These translations should not be considered representations that any such amounts have been, could have been or could be translated into U.S. dollars at that or any other exchange rate as of that or any other date.

(2)
Dilution per share or ADS to new investors in this offering is determined by subtracting pro forma net book value per share or ADS after the offering from the offering price per share or ADS.

(3)
Percentage dilution to new investors is calculated by dividing the dilution per share or ADS to new investors in this offering by the offering price per share or ADS.

(4)
Considers the effect of the global offering and the GVT acquisition, from the issuance of 68,597,306 common shares and 133,464,158 preferred shares. Vivendi S.A. will receive 12% of our share capital after the offering and conclusion of the GVT acquisition.

        The price per share in this offering is not related to our shareholders' equity per preferred share. It was based on the market value of the shares as determined by the bookbuilding process.

        For changes to our share capital subsequent to December 31, 2014, see "Description of Capital Stock—Description of Our Bylaws—General" in the accompanying prospectus.

PRO FORMA FINANCIAL INFORMATION

Introduction to the Unaudited Pro Forma Combined Financial Information

        The following unaudited pro forma combined financial information gives effect to the acquisition of GVT's shares by us.

        The unaudited pro forma combined balance sheet information as of December 31, 2014 combines our historical consolidated balance sheet and that of GVT, giving effect on a pro forma basis to the GVT acquisition as if it had been consummated on December 31, 2014. The unaudited pro forma combined income statement for the year ended December 31, 2014 combines our historical consolidated income statement and that of GVT, giving effect to the acquisition as if it had occurred on January 1, 2014.

        Our historical consolidated financial statements and those of GVT have been prepared in accordance with IFRS, as issued by the International Accounting Standards Board (IASB). The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the income statement, expected to have a continuing impact on the combined results of operations.

        The unaudited pro forma combined financial information has been presented for informational purposes only. The unaudited pro forma combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma combined financial information should be read in conjunction with the following:

  •
  the accompanying notes to the unaudited pro forma combined financial information;

  •
  our historical consolidated financial statements as of and for the year ended December 31, 2014; and

  •
  the historical consolidated financial statements of GVT as of and for the year ended December 31, 2014.

        The unaudited pro forma combined financial information was prepared using the acquisition method of accounting with us being treated as the acquiring entity. Accordingly, consideration paid by us to complete the acquisition of GVT has been allocated to GVT's assets and liabilities based upon the most recently available estimates of fair values.

        The pro forma purchase price allocation is preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed upon the date of the completion of the acquisition, and has been made solely for the purpose of preparing the unaudited pro forma combined financial information presented below. We estimated the fair value of GVT's assets and liabilities based on our due diligence and information presented in GVT's consolidated financial statements. The determination of the final purchase price allocation can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences may have a material impact on the accompanying unaudited pro forma combined financial information and the combined company's future income statement and financial position.

Unaudited Pro Forma Combined Balance Sheet

(In thousands of reais)

As of December 31, 2014

	Telefônica Brasil	GVT	Pro forma Adjustments		Eliminations		Pro Forma Combined
Current assets:	15,517,368	2,135,511	774,828		(22,606)		18,405,101

Cash and cash equivalents	4,692,689	578,485	1,110,953		—		6,382,127

			15,812,000	(a)
			(1,552,031)	(b)
			(3,914,052)	(c)
			(123,886)	(d)
			(9,822,613)	(e)
			711,535	(f)
Trade accounts receivable, net	6,724,061	1,342,687	—		(22,606)	(p)	8,044,142
Inventories	479,801	—	—		—		479,801
Taxes recoverable	2,202,662	164,238	—		—		2,366,900
Judicial deposits and garnishments	202,169	—	—		—		202,169
Derivative transactions	613,939	—	(336,125)	(f)			277,814
Prepaid expenses	303,551	26,824	—		—		330,375
Other current assets	298,496	23,277	—		—		321,773
Noncurrent assets:	57,547,920	14,232,826	12,091,145		—		83,871,891

Short-term investments pledged as collateral	125,353	—	—		—		125,353
Trade accounts receivable, net	299,405		—		—		299,405
Taxes recoverable	340,205	85,377	—		—		425,582
Deferred taxes	144,817	—	303,170				447,987

			42,121	(d)
			114,283	(f)
			146,766	(g)
Judicial deposits and garnishments	4,543,056	514,147	—		—		5,057,203
Derivative transactions	152,843	—	—		—		152,843
Prepaid expenses	26,223	—	—		—		26,223
Other noncurrent assets	94,925	15,823	—		—		110,748
Investments	79,805	—	—		—		79,805
Property, plant and equipment, net	20,453,864	8,366,075	—		—		28,819,939
Intangible assets, net	21,062,144	206,542	2,631,000	(g)	—		23,899,686
Goodwill	10,225,280	5,044,862	9,156,975				24,427,117

			(5,044,862)	(h)
			14,201,837	(i)

Total assets:	73,065,288	16,368,336	12,865,973		(22,606)		102,276,992

Unaudited Pro Forma Combined Balance Sheet (Continued)

(In thousands of reais)

As of December 31, 2014

	Telefônica Brasil	GVT	Pro forma Adjustments		Eliminations		Pro Forma Combined
Current liabilities:	16,011,006	3,209,550	(1,293,284)		(22,606)		17,904,666

Personnel, social charges and benefits	591,381	—	—		—		591,381
Trade accounts payable	7,641,191	1,179,266	(538,700)	(j)	(22,606)	(p)	8,259,151
Taxes, charges and contributions	1,281,673	516,113	—		—		1,797,786
Loans, financing and lease	1,509,471	1,333,295	(608,999)		—		2,233,767

			(1,147,699)	(c)
			538,700	(j)
Debentures	755,047	—	—		—		755,047
Dividend and interest on equity	1,495,321	145,585	(145,585)	(b)	—		1,495,321
Provisions	674,276	15,761	—		—		690,037
Derivative transactions	23,011	—	—		—		23,011
Deferred revenue	717,019	—	—		—		717,019
Payable from reverse split of fractional shares	388,975	—	—		—		388,975
Authorization license	415,308	—	—		—		415,308
Other current liabilities	518,333	19,530	—		—		537,863
Noncurrent liabilities:	12,104,187	3,966,000	(1,585,727)		—		14,484,461

Personnel, social charges and benefits liability	118,829	—	—		—		118,829
Taxes, charges and contributions	67,126	697	—		—		67,823
Deferred taxes	—	214,968	418,491		—		633,459

			(476,049)	(k)
			894,540	(l)
Loans, financing and lease	2,123,126	3,527,412	(2,766,353)	(c)	—		2,884,185
Debentures	3,411,616	—	—		—		3,411,616
Provisions	4,461,654	130,860	431,664	(l)	—		5,024,178
Derivative transactions	24,133	—	—		—		24,133
Deferred income	482,782	—	—		—		482,782
Liabilities for post-retirement benefit plans	456,129	—	—		—		456,129
Authorization license	763,670	—	—		—		763,670
Other noncurrent liabilities	195,122	92,065	330,471	(m)	—		617,657
Shareholders' equity	44,950,095	9,192,786	15,744,984		—		69,887,865

Capital	37,798,110	7,671,726	17,501,388		—		62,971,224

			15,812,000	(a)
			(7,671,726)	(n)
			9,429,377	(o)
			(68,263)	(d)
Capital reserves	2,686,897	65,717	(65,717)	(n)	—		2,686,897
Income reserves	1,534,479	1,454,825	(1,468,327)		—		1,520,977

			(1,406,446)	(b)
			(48,379)	(n)
			(13,502)	(d)
Premium on acquisition of noncontrolling interests	(70,448)	—	—		—		(70,448)
Other comprehensive income	232,465	518	(222,361)				10,623

			(518)	(n)
			(221,843)	(f)
Additional dividend proposed	2,768,592	—	—		—		2,768,592

Total liabilities and shareholders' equity:	73,065,288	16,368,336	12,865,973		(22,606)		102,276,992

Unaudited Pro Forma Combined Income Statement

(In thousands of reais, except per share amounts)

Year ended December 31, 2014

	Telefônica Brasil	GVT	Pro Forma Adjustments		Eliminations		Pro Forma Combined
Net operating revenue	34,999,969	5,484,743	—		(184,463)	(p)	40,300,249
Cost of sales	(17,222,675)	(2,542,399)	—		184,221	(p)	(19,580,853)

Gross profit	17,777,294	2,942,344	—		(242)		20,719,396
Operating expenses	(12,661,325)	(1,817,990)	(382,663)		242	(p)	(14,861,736)

Selling expenses	(10,466,725)	(1,108,367)	(382,663)	(q)	242	(p)	(11,957,513)
General and administrative expenses	(1,803,803)	(687,022)	—		—		(2,490,825)
Equity pickup	6,940	—	—		—		6,940
Other operating expenses, net	(397,737)	(22,601)	—		—		(420,338)

Operating income before financial income (expenses)	5,115,969	1,124,354	(382,663)		—		5,857,660
Financial income	1,983,386	83,643	—		—		2,067,029
Financial expense	(2,345,381)	(274,026)	46,029	(r)	—		(2,573,378)

Income before taxes	4,753,974	933,971	(336,634)		—		5,351,311
Income and social contribution taxes	182,685	(302,594)	114,456	(s)	—		(5,453)

Net income for the year	4,936,659	631,377	(222,179)		—		5,345,857

Basic and diluted earnings per common share	4.12						3.03
Basic and diluted earnings per preferred share	4.53						3.33
Weighted average Shares (Basic and Diluted):	1,123,269,244		531,581,988	(t)			1,654,851,232

Common shares	381,335,671		180,465,347				561,801,018
Preferred shares	741,933,573		351,116,641				1,093,050,214

Notes to Unaudited Pro Forma Combined Financial Information

(In thousands of reais, except per share amounts)

Note 1. Description of the Transaction and Basis of Presentation

        On September 18, 2014, we entered into a stock purchase agreement with Vivendi pursuant to which we agreed to purchase all of the issued and outstanding shares of GVTPar, the controlling shareholder of Operating GVT. See "The GVT Acquisition."

        The accompanying unaudited pro forma combined financial information present the pro forma combined financial position and results of operations of the combined company based upon our historical financial statements and those of GVT, after giving effect to the acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the acquisition on us.

        The unaudited pro forma combined balance sheet reflects the acquisition as if it had been consummated on December 31, 2014 and includes pro forma adjustments for our preliminary valuations of certain intangible assets, as well as the issuance of debt and equity. The unaudited pro forma combined income statement for the year ended December 31, 2014 reflects the acquisition as if it had occurred on January 1, 2014.

        We expect to incur significant costs associated with integrating our and GVT's businesses. The unaudited pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the unaudited pro forma combined income statement does not reflect one-time fees and expense of approximately R$20.5 million payable by us as a result of the acquisition of GVT. Transaction costs of approximately R$103.4 million associated with the offering of shares are reflected in the unaudited pro forma combined balance sheet.

        We have not yet finalized formal plans for combining the two companies' operations. Accordingly, additional liabilities may be incurred in connection with the business combination and any ultimate restructuring. These additional liabilities and costs have not been contemplated herein because information necessary to reasonably estimate such costs and to formulate detailed restructuring plans is not available. These costs will be expensed as incurred in future periods.

Note 2. Accounting Policies

        Upon completion of the acquisition, we will review GVT's accounting policies. As a result of such review, we may identify differences between the accounting policies of GVT, that when conformed to ours, could have a material impact on the unaudited pro forma combined financial information. At this time, we are not aware of any difference that would have a material impact on the unaudited pro forma combined financial information, other than those reflected above.

        The unaudited pro forma combined balance sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The preliminary estimates of (i) the consideration expected to be transferred; and (ii) the purchase price allocation, are as presented below.

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

(In thousands of reais, except per share amounts)

Note 3. Estimate of Consideration Expected to be Transferred and Purchase Price Allocation

        The following is a preliminary estimate of the consideration expected to be transferred and purchase price allocation:

Estimated cash consideration
Estimated cash consideration as per the stock purchase agreement (4,663 million Euros translated into reais using an exchange rate of R$3.513 per Euro at March 25, 2015)			R$	16,381,585
(–) Net Debt Adjustments (i)				(6,558,972)

Total estimated cash consideration			R$	9,822,613
Estimated contingent consideration as per the stock purchase agreement				330,471
Estimated stock consideration
Number of Telefônica Brasil S.A.'s common shares expected to be issued		67,416,122
Multiplied by the market price per share of Telefônica Brasil S.A.'s common shares	R$	41.42

	R$	2,792,376
Number of Telefônica Brasil S.A.'s preferred shares expected to be issued		131,166,026
Multiplied by the market price per share of Telefônica Brasil S.A.'s preferred shares	R$	50.60

	R$	6,637,002
Total estimated stock consideration (ii)				9,429,377

Total estimated consideration to be transferred to Vivendi			R$	19,582,461
(–) Estimated gain on cash flow hedge (iii)				(711,535)

Total estimated consideration to be transferred adjusted for gain on cash flow hedge			R$	18,870,926

(i)
As per the stock purchase agreement, the cash consideration will be adjusted for GVT's debt balance (the "Net Debt Adjustment") as of the closing date of the transaction.. For purposes of the pro forma financial information the Net Debt Adjustment as per the stock purchase agreement has been calculated based on December 31, 2014 balances, except for Intragroup Debt, amounting to approximately 1,110 million euros which has been translated into reais at the exchange rate of R$3.5131/EUR1.00 at March 25, 2015.

(ii)
Represents the market price of Telefônica Brasil S.A.'s common shares and preferred shares as of March 25, 2015. Using the stock price of Telefônica Brasil S.A. for the past year, a range of possible outcomes was determined that appeared reasonable in light of the market volatility, based on daily change in stock price and its associated standard deviation. Based on such volatility, a 1% change to 15% change in the market price would change the estimated consideration transferred by R$94 million to R$1,414 million, respectively.

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

(In thousands of reais, except per share amounts)

Note 3. Estimate of Consideration Expected to be Transferred and Purchase Price Allocation (Continued)

(iii)
Estimated cash to be received upon settlement of cash flow hedge of a highly probable forecast transaction. See Note 33 to our 2014 audited financial statements.

Estimate of assets to be acquired and liabilities to be assumed:

	Estimated Fair Value
Assets
Cash and cash equivalents		578,485
Trade accounts receivable, net		1,342,687
Property, plant and equipment		8,366,075
Intangible assets		2,837,542
Other assets		976,542

Total estimated fair value of assets to be acquired	R$	14,101,241

Liabilities
Trade accounts payable		1,179,266
Taxes, charges and contributions		516,810
Loans, financing and lease		6,412,738
Deferred taxes		633,459
Provisions		562,524
Other liabilities		127,355

Total estimated fair value of liabilities to be assumed	R$	9,432,152

Net identified assets to be acquired	R$	4,669,089

Goodwill		14,201,837

Total estimated consideration to be transferred adjusted for gain on cash flow hedge	R$	18,870,926

        Upon completion of the fair value assessment, we anticipate that the estimated consideration to be transferred and its allocation may differ from that outlined above primarily due to changes in the fair value of the consideration to be transferred, as well as the fair value of assets acquired and liabilities assumed between the date of the preliminary assessment and that of our final assessment.

        The estimate of the consideration to be transferred does not reflect any adjustment related to the fluctuation of the working capital balance, as per the stock purchase agreement, as the information required to estimate such adjustment will only be available upon the consummation of the transaction.

Note 4. Pro Forma Adjustments

Pro Forma Adjustments on Balance Sheet

(a)
Shares issued by Telefônica Brasil S.A., to be subscribed in cash, the proceeds of which are to be used in the acquisition of GVT.

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

(In thousands of reais, except per share amounts)

Note 4. Pro Forma Adjustments (Continued)

(b)
Settlement of estimated dividends payable to Vivendi upon closing of the acquisition transaction, as per the terms of the stock purchase agreement.

(c)
Settlement of GVT's current and non-current intragroup debt with Vivendi, expected upon completion of the acquisition, as per the terms of the stock purchase agreement.

(d)
Estimated direct transaction costs of approximately R$123,886 to be paid in cash as follows:

i.
Direct costs for issuance of shares described in (a) above for approximately R$68,263, net of tax

ii.
Non-recurring direct acquisition costs to be recognized in income for approximately R$13,502, net of tax

iii.
Recognition of a deferred tax asset on items "i" and "ii" above for approximately R$42,121.

(e)
Estimated cash consideration to be transferred to Vivendi.

(f)
Estimated cash received upon settlement of cash flow hedge on a highly probable forecast transaction as follows (See Note 33 to our 2014 audited financial statements):

i.
Estimated cash to be received from financial institution upon settlement of cash flow hedge of approximately R$711,535, net of related deferred tax

ii.
De-recognition of derivative cash flow hedge of R$336,125

iii.
Recycling of gain upon settlement of the cash flow hedge recorded in comprehensive income to cost of acquisition of approximately R$221,843, net of taxes

iv.
Recycling deferred tax liabilities recognized on "ii" above of approximately R$114,283

(g)
Estimated fair value adjustment on intangible assets acquired as follows:

	Estimated fair value of Intangible assets acquired (in thousands of reais)	Estimated average useful lives (years)	Estimated twelve months amortization expense using the straight line method (in thousands of reais)
Customer relationships	2,435,000	7.39	343,463

Broadband—consumer and business	898,000	9	99,778
Pay TV—consumer	284,000	5	56,800
Voice	1,115,000	7	159,286
Other (large)	138,000	5	27,600
Trademark	196,000	5	39,200

	2,631,000		382,663

  A deferred tax liability of R$894,540 has been calculated on the fair value of the intangible assets assuming that intangible assets have no tax basis, creating a temporary difference which will revert as the assets are amortized. It is assumed that the fair value of intangible assets have no tax basis as under Brazilian tax law, these intangible assets will only have a tax basis upon the merger of the acquirer and acquiree legal entities.

(h)
Elimination of goodwill recorded by GVT.

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

(In thousands of reais, except per share amounts)

Note 4. Pro Forma Adjustments (Continued)

(i)
Recognition of goodwill as a result of the acquisition of GVT.

(j)
Reclassification of a portion of trade accounts payable to loans and financing due to accounting policy alignment.

(k)
Elimination of deferred tax liability recognized by GVT in relation to tax benefit arising from deductible goodwill upon the prior acquisition of GVT by Vivendi.

(l)
Recognition of contingent liabilities at fair value and related deferred tax asset of R$146,766.

(m)
Estimated fair value of contingent consideration to be paid for the acquisition of GVT. See Note 3 above.

(n)
Elimination of historical equity accounts of GVT, including non-distributable legal reserves of R$ 48,379.

(o)
Fair value of shares to be issued by Telefônica Brasil S.A. as stock consideration to Vivendi. See Note 3 above. Under Brazilian corporate law the total stock consideration amount exceeding the statutory capital contribution amount recorded in the Capital account (when the shares have no nominal value) shall be allocated to the Capital Reserves account. At this moment we do not have sufficient information to estimate this allocation; therefore, the total stock consideration amount has been allocated to the Capital account.

(p)
Elimination of balances and transactions between GVT and Telefônica Brasil S.A., mainly related to interconnection fees for the placement and termination of calls.

Pro Forma Adjustments on Income Statement

(q)
Additional amortization expense related to acquired intangible assets recognized at estimated fair values. See note (g), above.

(r)
Elimination of interest expense related intragroup debt with Vivendi, which will be settled upon completion of the acquisition. See note (c) above.

(s)
Estimated income and social contribution tax impact on pro forma adjustments to the income statement using a statutory rate of 34%.

Notes to Unaudited Pro Forma Combined Financial Information (Continued)

(In thousands of reais, except per share amounts)

Note 4. Pro Forma Adjustments (Continued)

Pro Forma Earnings per Share

(t)
Pro forma adjustment to reflect the issuance of shares in connection with the acquisition of GVT as if such shares were outstanding as of January 1,2014:

	Common shares	Preferred shares	Total
Weighted average number of shares outstanding prior to the acquisition of GVT	381,335,671	741,933,573	1,123,269,244
Estimated shares to be issued for the acquisition of GVT
Effect of estimated shares to be issued to Telefónica and to the public to finance the acquisition of GVT	113,049,225	219,950,615	332,999,840
Effect of estimated shares to be issued as stock consideration to Vivendi in connection with the acquisition of GVT	67,416,122	131,166,026	198,582,148
Total estimated shares to be issued for the acquisition of GVT	180,465,347	351,116,641	531,581,988
Total weighted average shares outstanding after giving effect to the above	561,801,018	1,093,050,214	1,654,851,232

INDUSTRY OVERVIEW

Macroeconomic Backdrop

        Brazil is the largest Latin American nation and one of the largest countries in the world in terms of area, population and GDP. Brazilian GDP was approximately $2.249 trillion and US$2.246 trillion in 2013 and 2014, respectively, and some sources expect negative GDP growth in 2015. According to the World Bank, Brazilian GDP per capita increased from US$4,451 to US$5,823 from 2004 to 2014 and is projected to reach approximately US$6,130 by 2020 according to Trading Economics, suggesting upside potential from continued income per capita growth and associated improvements in disposable income and purchasing power.

        In 1994 Brazil created the Plano Real, or the "Real Plan", when sweeping measures were implemented to stabilize the economy, control inflation and promote growth. This plan centered around three critical policy pillars: explicit inflation targets, floating exchange rate regime and primary budget surplus targets. Against this macroeconomic policy backdrop, the Brazilian economy performed well over the last decade: from 2004 to 2014, Brazil's GDP grew at an average annual rate of approximately 15.1%, although the country is currently in an economic recession and has been since 2014. These policies, coupled with favorable global trends, led to the substantial growth of Brazil's middle class, with a large population migrating from lower income classes to "Class C" (a social group that includes families with monthly incomes between R$2,004 and R$8,640), which represented 118 million people in 2013.

        This growth trend in the middle class favors the expansion of the subscriber base, growth in the use of services and an increase in the sales volume of services, which we believe represent opportunities for the telecommunications sector.

The Brazilian Telecom Industry

        The Brazilian telecom industry is the largest among Latin American countries in revenues and number of subscribers and one of the largest telecom markets in the world. According to data from the OVUM Telecommunications Forecasts and Kagan Global Multichannel Forecasts, the combined revenue from Mobile Data and Voice, Fixed Line Voice, Fixed Broadband and Pay-TV in Brazil is expected to grow 4% annually from 2014 to 2017. Market growth will be mainly supported by the Mobile Data and Broadband markets. The following data illustrate the historical and forecasted Brazilian telecommunications market revenue evolution by segment.

Brazilian Telecom Market Revenue
(US$ Bn)

Source: OVUM and SNL Kagan

Competitive Overview

        We believe that our strong competitive position in the Brazilian market is appropriately reflected in the data below, which is published by Teleco, a Brazilian consultancy that produces consolidated market data for many of the industry's leading carriers, which is widely used for the purpose of benchmarking comparative performance across carriers and across products. The following data also highlights GVT's strong positioning in its core product offering.

        The following charts illustrate our competitive positioning with respect to financial performance in 2014:

Net Revenue
(R$ Billion)

Source: Teleco

EBITDA
(R$ Billion)

Source: Teleco

Mobile

        According to the IHS World Industry Service data base, Brazil was the third largest telecommunications market worldwide in terms of total sales in 2014, as illustrated by the following chart:

World's Largest Telecom Services Markets
(Total Sales—US$Bn)

        In December 2014, based on ANATEL data, Brazil had approximately 281 million mobile users (the number of which users is greater than the population of Brazil because many individuals maintain service plans with multiple carriers), of which 24% were users of postpaid services and 76% were users of prepaid services. Since 2011, the total number of mobile subscribers grew by 16%, representing a compound average growth rate of 5.0%.

Brazil Total Mobile Subscribers

Note:

(1)
Subscribers per Habitants

Source: ANATEL

        We are the market leader in terms of total mobile subscribers. Our base of 80 million subscribers represents a 28% market share. In the postpaid segment, we have an even stronger competitive position, leading the market with 42% of total subscribers. As this market is more profitable and expected to grow faster than the prepaid market, we intend to continue consolidating the market and gaining share, particularly in light of our strong product offering and coverage quality. We highlight that our ARPU for this segment is four times higher than prepaid and consists of one-third of the prepaid churn. From 2010 to 2014, the postpaid market grew by 89%, increasing from 36 million to 68 million users. Of this total increase, we captured the highest share of net additions, adding

15 million postpaid subscribers, the highest share of any player in the industry. Over the same period, the prepaid market grew 27%.

Mobile Market Share (Subscribers Base)	Mobile Post-Paid Market Share (Net Additions)
Source: ANATEL, from January 2010 to December 2014	Source: ANATEL, as of December 2014

        We believe that there is significant room for expansion of the Brazilian telecommunication industry, given that the market remains in a relatively early stage compared to developed markets. For instance, Brazil was only the 13th country in terms of penetration of subscribers in 2013, according to "Global Wireless Matrix."

        The stronger potential growth in postpaid subscribers in Brazil also contributes to a relevant increase in mobile data adoption. In the last two years, postpaid mobile subscribers in Brazil grew on average 15% against an average growth of 4% of total mobile subscribers. We expect this level of performance to be sustained in the coming years driven by larger coverage, new services in 4G technology and increasing migration of customers from the prepaid segment.

Smartphone Penetration Ranking

        Smartphone penetration highlights additional potential for future expansion, with Brazil ranking 30th globally with only 27% penetration compared to the United States, for instance, which has approximately 55% penetration. This low penetration, particularly of smartphones, underscores the untapped potential in the Brazilian market, both in terms of number of subscribers and the number of services utilized by each subscriber.

        We are making targeted investments to maintain our leading quality positioning and actively monitor global telecommunications trends to ensure that we are always ahead of the technology curve.

Brazil Wireless Data Traffic (PB per Month)	Brazil 3G & 4G Subscribers (Million)

Source: CISCO VNI

        In addition to the favorable demographic and penetration trends, the Brazilian government has created favorable tax incentives that are positively impacting growth of smartphone penetration, mobile broadband networks development and investments in the deployment of new technologies.

        We possess a complete portfolio of spectrum to provide high-quality 3G and 4G services, including the largest available slots of spectrum in the 2.5 GHz and 700 MHz spectrum frequencies. With this enhanced portfolio of spectrum, we believe that we will be able to offer our clients high quality mobile broadband services, allowing us to increase market share and the sale of data value-added services.

        Furthermore, in 2014 we were the market leader of the postpaid segment, with more than 40% of the market in Brazil, almost twice as much as the second player.

Mobile Accesses
(# Million)

Source: Teleco

Broadband

        Brazil is the 8th largest market for fixed Broadband, according to Teleco. As of December, 2014, the Brazilian fixed broadband segment had 24 million subscribers, which represents a total penetration of 11% and a CAGR of 12.1% since 2011, according to ANATEL.

        We offer this service through ADSL, cable and FTTH technologies in the state of São Paulo. We differentiate our services with this technology by currently providing bundles with broadband of up to 200 Mpbs combined with the Pay TV service, which uses IPTV solutions, and fixed voice services. We believe that the GVT acquisition will reinforce our positioning in the segment as we will be able to combine our subscriber base and take advantage of complementary services.

Brazil Total Broadband Users

Note:

(1)
Subscribers per Habitants

Source: ANATEL

        As a result of the GVT acquisition, we will be the second largest player in terms of broadband accesses with 29% of market share, compared to 31% for the first player. In addition to our strong share, we expect to be able to leverage GVT's superior network technology and unmatched quality to speed our growth and drive share gains.

Broadband Market Share
(Number of Acces)

Note:

(1)
Considers numbers pro-forma for the acquisition of GVT

Source: ANATEL as of December 2014

        GVT's last mile network architecture is based on FTTC (Fiber to the Cabinet) technology, with broadband commercial offers of up to 100 Mbps. Leveraging its high quality offering and competitive pricing, GVT successfully captured nearly 48% of last twelve months net additions in the 12 Mbps+ segment. In addition, approximately 70% of GVT broadband base has download speeds of 12 Mbps+, compared to only 11% and 3% for our closest competitors in terms of high speed (12 Mbps+) subscribers.

        In terms of broadband penetration, in 2013 Brazil had 10 subscribers per 100 inhabitants according to ITU, significantly below levels in the United States, China and the United Kingdom with 29, 14 and 36 subscribers per 100 inhabitants, respectively. We believe that strong demand drivers coupled with low relative penetration will create significant growth in the coming years.

        In addition to broad demand drivers, geographical concentration of existing broadband infrastructure provides significant untapped opportunities in currently unserved and underserved areas. According to ANATEL, the Southeast, South and Northeast regions have the highest number of accesses, with 60%, 17% and 12%, respectively, of the Brazilian market. Given our strong positioning in the Southeast region, with 29% market share, the GVT acquisition will position us to take advantage of targeted growth opportunities in the South and Northeast regions, where GVT has approximately 25% and 24% of market share, respectively, according to ANATEL.

        The following data illustrate our competitive positioning with respect to broadband accesses in 2014:

Broadband Accesses
(# Million)

Source: Teleco

Pay TV

        Brazil is the 13th largest market for Pay TV subscribers. As of December 2014, the Brazilian Pay TV segment had 20 million subscribers, which represents a total penetration of 9% and a 15.4% CAGR since 2011, according to ANATEL.

Brazil Total Pay-TV Subscribers

Note:

(1)
Subscribers per Habitants

Source: ANATEL

        As a result of the GVT acquisition, we will be the third largest player in the Pay TV segment, with approximately 8% market share. We believe that this acquisition will accelerate our consolidation of the segment as we will be able to combine our subscriber bases and take advantage of complementary positioning. Through GVT, we will begin expanding our Pay TV presence in the South and Northeast regions by capitalizing on GVT's solid presence, as the fourth and third largest player in these regions, with 9% and 8% market share, respectively, as of September 2014.

Pay-TV Market Share
(Subscriber Base)

Note:

(1)
Considers numbers pro-forma for the acquisition of GVT

Source: ANATEL

        Pay TV market share and conversion is highly correlated to quality, technology, and breadth of offering. We believe that GVT has a differentiated value proposition from its 100% HD Pay TV penetration since it combines standard channel line ups, as well as interactive services like VoD. GVT's platform also combines pure DTH products and hybrid ones, including IP-based interactive content, creating superior overall quality and perceived value. We believe that combining GVT's high quality Pay TV product with our existing platform will allow us to create customized and differentiated product offerings that will improve our profitability and minimize churn.

        The following data illustrate our competitive positioning with respect to Pay-TV accesses in 2014:

PayTV Accesses
(# Million)

Source: Teleco

PRINCIPAL SHAREHOLDERS

        In accordance with our bylaws, we have two classes of capital stock authorized and outstanding: common shares (ações ordinárias) and preferred shares (ações preferenciais). Our common shares have full voting rights. Our preferred shares have voting rights only under limited circumstances. As of the date of this prospectus supplement, Telefónica owned 25.69% of our common shares, Telefónica Internacional owned 7.57% of our common shares, SP Telecomunicações owned 58.37% of our common shares and Telefónica Chile owned 0.18% of our common shares. Since Telefónica Internacional is a wholly owned subsidiary of Telefónica, the share capital of SP Telecomunicações is divided between Telefónica (39.40%) and Telefónica Internacional (60.60%) and Telefónica owns 97.89% of the share capital of Telefónica Chile S.A., Telefónica has effective control over 91.81% of our outstanding common shares. Accordingly, Telefónica has the ability to control the election of our Board of Directors and to determine the direction of our strategic and corporate policies. None of Telefónica, Telefónica Internacional, SP Telecomunicações or Telefónica Chile S.A. has any special voting rights beyond those ordinarily accompanying the ownership of our common and preferred shares.

        The following tables set forth information relating to the ownership of common and preferred shares by Telefónica, SP Telecomunicações, Telefónica Internacional and our officers and directors as of the date of this prospectus supplement. We are not aware of any other shareholder that beneficially owns more than 5% of our common shares.

Shareholder's Name	Number of common shares owned	% Outstanding	Number of common shares owned(1)	% Outstanding	Number of common shares owned(2)	% Outstanding
SP Telecomunicações	222,595,149	58.37%	294,465,661	58.54%	294,465,661	51.51%
Telefónica	97,976,194	25.69%	129,610,302	25.77%	129,610,302	22.67%
Telefónica Internacional	28,859,918	7.57%	46,746,635	9.29%	46,746,635	8.18%
Telefónica Chile S.A.	696,110	0.18%	920,866	0.18%	920,866	0.16%
Vivendi	—	—	—	—	68,597,306	12.00%
All directors and executive officers as a group	1,511	—	1,511	—	1,511	—
Subtotal	350,128,883	91.82%	471,744,975	93.78%	540,342,281	94.52%
Total (all shareholders)	381,335,671	100.00%	503,046,911	100.00%	571,644,217	100.00%

Shareholder's Name	Number of preferred shares owned	% Outstanding	Number of preferred shares owned(3)	% Outstanding	Number of preferred shares owned(4)	% Outstanding
SP Telecomunicações	29,042,853	3.91%	38,537,435	3.94%	38,537,435	3.46%
Telefónica	179,862,845	24.24%	238,662,942	24.38%	238,662,942	21.46%
Telefónica Internacional	271,707,098	36.62%	360,532,578	36.84%	360,532,578	32.42%
Telefónica Chile S.A.	11,792	—	15,647	—	15,647	—
Vivendi	—	—	—	—	133,464,158	12.00%
All directors and executive officers as a group	1,305	—	1,305	—	1,305	—
Subtotal	480,625,893	64.78%	637,749,907	65.16%	771,214,065	69.34%
Total (all shareholders)	741,933,573	100.00%	978,737,161	100.00%	1,112,201,319	100.00%

(1)
Amounts adjusted to reflect the shares issued in the Brazilian offering.

(2)
Amounts adjusted to reflect the Brazilian offering and the GVT acquisition.

(3)
Amounts adjusted to reflect the shares issued in the global offering.

(4)
Amounts adjusted to reflect the global offering and the GVT acquisition.

        Telefónica's shares are traded on various stock exchanges, including exchanges in Madrid, Barcelona, Bilbao, Valencia, London, New York, Lima and Buenos Aires. Telefónica's business operations are concentrated in a number of sectors, including fixed and mobile telecommunications services, data communications, Pay TV, integrated business solutions, e-commerce, market information and services such as media content creation, production, distribution, marketing and call centers.

UNDERWRITING

        We are offering the preferred shares and the ADSs described in this prospectus supplement and the accompanying prospectus through the international underwriters named below. Itau BBA USA Securities Inc., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Santander Investment Securities Inc. are the representatives of the international underwriters in the United States and other countries outside Brazil. The preferred shares are being offered directly or in the form of ADSs. The preferred shares purchased by investors outside Brazil will be settled in Brazil and paid for in reais, and the offering of these preferred shares is being underwritten by the Brazilian underwriters named below. Preferred shares sold in the form of ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per ADS set forth on the cover page of this prospectus supplement.

        The offering of the preferred shares by the international underwriters is subject to receipt and acceptance and subject to the international underwriters' right to reject any order in whole or in part.

International Offering

        We have entered into an international underwriting agreement with the international underwriters. Subject to the terms and conditions of the international underwriting agreement, each of the international underwriters will severally agree to purchase the number of ADSs listed next to its name in the following table:

International Underwriters	Number of ADSs
Itau BBA USA Securities, Inc.	5,137,693
Morgan Stanley & Co. LLC	4,891,095
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,292,214
Santander Investment Securities Inc.	4,045,616
Banco Bradesco BBI S.A.(1)	1,627,547
Banco BTG Pactual S.A.—Cayman Branch(2)	1,627,547
Credit Suisse Securities (USA) LLC	1,627,547
Goldman, Sachs & Co.	1,627,547
HSBC Securities (USA) Inc.	1,134,351
J.P. Morgan Securities LLC	1,627,547
Barclays Capital Inc.	1
BBVA Securities Inc.	976,526
Scotia Capital (USA) Inc.	976,526
UBS Securities LLC	1

Total	29,591,758

(1)
Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC and therefore may not make sales of any preferred shares (including in the form of ADSs), in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. Bradesco Securities, Inc., a U.S. registered broker-dealer, will act as agent on behalf of Banco Bradesco BBI S.A. in connection with the sale of any ADSs in the United States.

(2)
Banco BTG Pactual S.A.—Cayman Branch is not a broker-dealer registered with the SEC and therefore may not make sales of any preferred shares (including in the form of ADSs) in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent that Banco BTG Pactual S.A.—Cayman Branch intends to effect sales of preferred shares in the form of ADSs in the United States, it will do so only through BTG Pactual US Capital LLC or one or more U.S. registered broker-dealers, or otherwise as permitted by applicable U.S. law.

          The international underwriting agreement provides that the international underwriters are obligated to purchase all the ADSs in the international offering if any are purchased. The international underwriting agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting international underwriters may be increased or the offering may be terminated. The international underwriting agreement also provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary certificates, opinions and letters from us, our counsel and our independent registered public accounting firm. We have entered into a Brazilian underwriting agreement with a syndicate of Brazilian underwriters providing for the concurrent offering of 207,211,830 preferred shares and 121,711,240 common shares in Brazil. The international and the Brazilian offerings are conditioned on the closing of each other.

          Delivery of the preferred shares (including in the form of ADSs) is expected to be made to purchasers on or about May 4, 2015, which will be the fourth business day following the date of pricing (such settlement being referred to as "T+4"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade preferred shares (including in the form of ADSs) prior to the delivery of the preferred shares (including in the form of ADSs) will be required, by virtue of the fact that preferred shares (including in the form of ADSs) initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the preferred shares (including in the form of ADSs) who wish to trade the preferred shares (including in the form of ADSs) prior to their date of delivery hereunder should consult their advisors.

  Brazilian Offering

          We have entered into a Brazilian underwriting agreement with Banco Itaú BBA S.A., Banco Morgan Stanley S.A., Bank of America Merrill Lynch, Banco Múltiplo S.A. and Banco Santander (Brasil) S.A. as global coordinators, and, as intervening party, the BM&FBOVESPA, providing for the concurrent offer and sale of common shares and preferred shares in a public offering in Brazil, by means of a separate Portuguese-language prospectus, including a Reference Form (Formulário de Referência). In addition, the following additional Brazilian underwriters will act as joint bookrunners in connection with the Brazilian underwriting agreement: Banco Bradesco BBI S.A., Banco BTG Pactual S.A., Banco de Investimentos Credit Suisse (Brasil) S.A., Goldman Sachs do Brasil Banco Multiplo S.A., HSBC Bank Brasil S.A.—Banco Múltiplo, Banco J.P. Morgan S.A., Banco Barclays S.A., and UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A. Each of the international and Brazilian offering is conditioned on the closing of the other.

          Pursuant to the terms of the international underwriting agreement, the international underwriters will act as placement agents on behalf of the Brazilian underwriters identified below with respect to the offering of preferred shares sold to investors located outside Brazil. In addition, the Brazilian underwriters will sell preferred shares and common shares to investors located inside Brazil under the requirements established by the Brazilian Conselho Monetário Nacional, or CMN, and Comissão de Valores Mobiliários, or CVM. The Brazilian underwriting agreement provides that, if any of the firm shares are not placed, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions. Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of preferred shares listed next to its name in the following table:

Brazilian underwriters	Number of Preferred Shares	Number of Common Shares
Banco Itaú BBA S.A.	39,177,478	20,136,263
Banco Morgan Stanley S.A.	39,177,478	20,136,263
Bank of America Merrill Lynch Banco Múltiplo S.A.	30,139,998	15,491,220
Banco Santander (Brasil) S.A.	30,139,998	15,491,220
Banco Bradesco BBI S.A.	12,125,286	6,232,100
Banco BTG Pactual S.A.	12,125,286	6,232,100
Banco de Investimentos Credit Suisse (Brasil) S.A.	12,125,286	6,232,100
Goldman Sachs do Brasil Banco Multiplo S.A.	12,125,286	6,232,100
HSBC Bank Brasil S.A.—Banco Múltiplo	12,125,286	6,232,100
Banco J.P. Morgan S.A.	12,125,286	6,232,100
Banco Barclays S.A.(1)	12,708,460	6,531,837
UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A.(1)	12,708,460	6,531,837

Total	236,803,588	121,711,240

(1)
Does not reflect a firm underwriting commitment.

        The international underwriters and the Brazilian underwriters may transfer preferred shares between the two syndicates after the date of the prospectus, and the final allocation between preferred shares and ADSs may change accordingly.

        The international and Brazilian underwriters have entered into an intersyndicate agreement which governs specified matters relating to the global offering. Under this agreement, each international underwriter has agreed that, as part of its distribution of ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or distribute any prospectus relating to the ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, as part of its distribution of common shares and preferred shares, it has not offered or sold, and will not offer to sell, directly or indirectly, any common shares or preferred shares or distribute any prospectus relating to the common shares or preferred shares to any person outside Brazil or to any other dealer who does not so agree, except for investors located in the United States and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the Central Bank and the CVM and for other permitted exceptions. These limitations do not apply to stabilization transactions or transactions among the underwriting syndicates in accordance with the provisions of the intersyndicate agreement.

Priority Subscription Rights of Existing Shareholders

        Each of our existing preferred shareholders as of April 1, 2015, the first record date, was given the opportunity to subscribe for preferred shares in the Brazilian offering on a priority basis. The priority subscription period for all shareholders, began on April 2, 2015 and ended on April 17, 2015. Priority subscriptions were allocated based on the number of preferred shares each shareholder owned as of April 16, 2015, the second record date, and each of our existing shareholders was eligible to subscribe for up to the number of preferred shares necessary to avoid dilution of such shareholder's pro rata stake in the preferred shares of our company held by such shareholder. A holder of preferred shares could only subscribe for preferred shares in the priority subscription.

        Priority subscription was not available to holders of ADSs. An ADS holder that wished to be eligible for priority subscription was required to make the necessary arrangements to cancel such holder's ADSs and take delivery of the underlying preferred shares in a Brazilian account. An ADS holder was required to comply with applicable Brazilian regulations to hold the preferred shares in a Brazilian account, which such ADS holder was required to review with appropriate legal or other advisors. In order to become eligible to participate in the priority subscription in Brazil, an ADS holder was required to surrender their ADSs to Citibank, as Depositary, pay the Depositary's cancellation fee of US$0.05 per ADS surrendered, and take delivery of the underlying preferred shares, as described above, by March 31, 2015 in order to become a record holder by April 1, 2015. An ADS holder wishing to participate in the priority subscription was required to verify the applicable procedures for surrender of ADSs with its broker. A holder of our preferred shares located outside Brazil was required to make certain representations set forth in the applicable reservation request concerning compliance with local law in the holder's jurisdiction in order to participate in the priority subscription. The priority subscription was not available to a shareholder if the subscription would violate local laws of the shareholder's jurisdiction. It was each shareholder's responsibility to determine its eligibility under local laws of its jurisdiction.

        The price of the preferred shares subscribed pursuant to the priority subscription is the same as the price of such shares to the public in the global offering, which was determined upon completion of the marketing of the offering. The price determination for our preferred shares was made by agreement between us and the underwriters based on the process for evaluating investor demand known as bookbuilding as well as the price of our preferred shares on the BM&FBOVESPA.

        In order to participate in the priority subscription, a shareholder eligible to participate was required to submit the applicable reservation request to a participating institution in the Brazilian offering between April 2, 2015 and April 17, 2015, indicating a desired maximum investment amount in number of shares. The eligible shareholder could also limit the subscription to a maximum price per preferred share. By submitting the applicable reservation request to a participating institution in the Brazilian offering, the shareholder was contractually obligated to purchase shares at a price to be determined on the pricing date based on the bookbuilding process as described above. Any shareholder wishing to participate in the priority subscription was required to also consult its broker in order to verify its broker's applicable internal procedures relating to eligibility.

        A shareholder that participated in the priority subscription agreed to pay for the preferred shares at the price determined on the pricing date in cash in reais.

Option to Purchase Additional Shares

        We are granting Merrill Lynch, Pierce, Fenner & Smith Incorporated an option on behalf of the international underwriters, exercisable at any time for 10 days following the date of this final prospectus supplement, for the international underwriters to purchase up to 6,282,660 preferred shares in the form of ADSs, minus the number of preferred shares sold by us pursuant to the Brazilian underwriters' option to purchase additional shares, at the initial public offering price, less the underwriting discounts and commissions. If any additional ADSs are purchased with this option to purchase additional shares, the international underwriters will offer the additional ADSs on the same terms as those ADSs that are being offered pursuant to the international offering.

Commissions and Discounts

        Shares and ADSs sold by the international underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the international underwriters.

        The following table shows the per share and total underwriting discounts and commissions we have agreed to pay to the international underwriters and the Brazilian underwriters and estimated expenses we will pay in connection with the global offering, assuming both no exercise and full exercise of the option to purchase additional shares.

	Per common share				Per preferred share				Per ADS				Total
	Without additional shares		With additional shares		Without additional shares		With additional shares		Without additional shares		With additional shares		Without additional shares		With additional shares
Underwriting discounts and commissions	R$	0.6732	R$	0.6732	R$	0.8238	R$	0.8238	U.S.$	0.2813	U.S.$	0.2813	U.S.$	22,437,701	U.S.$	24,208,003
Expenses payable by us	R$	0.3035	R$	0.2866	R$	0.3708	R$	0.3501	U.S.$	0.1268	U.S.$	0.1197	U.S.$	10,114,380	U.S.$	10,303,162

        The underwriting discounts and commissions we will pay to the Brazilian underwriters per preferred share are 1.75% of the public offering price per preferred share on the cover page of this prospectus supplement, assuming no exercise of the option to purchase additional shares, and 1.75% of the public offering price per preferred share if the option to purchase additional shares is exercised in full. The underwriting discounts and commissions we will pay to the international underwriters per ADS are 1.75% of the public offering price per ADS on the cover page of this prospectus supplement, assuming no exercise of the option to purchase additional shares, and 1.75% of the public offering price per ADS on the cover page of this prospectus supplement if the option to purchase additional shares is exercised in full.

        We will pay for expenses and fees incurred for our auditors and legal counsel, among others, in connection with the global offering. Expenses and fees incurred for the registration of the global offering with the CVM, SEC or with respect to other authorities (other than FINRA related expenses) will be paid by us. We estimate that the total expenses of this global offering, including taxes, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately US$10.1 million, which includes approximately US$1.0 million that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

No Sales of Similar Securities

        We have agreed that we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common or preferred shares (including, without limitation, in the form of ADSs) issued by us or any other securities convertible into or exercisable or exchangeable for any common or preferred shares (including, without limitation, in the form of ADSs) issued by us or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common or preferred shares (including, without limitation, in the form of ADSs) issued by us, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of any such common or preferred shares (including, without limitation, in the form of ADSs) or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any common or preferred shares (including, without limitation, in the form of ADSs) issued by it or any securities convertible into or exercisable or exchangeable for such any common or preferred shares (including, without limitation, in the form of ADSs), in each of the foregoing cases, without the prior written consent of representatives of the international underwriters, for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to (a) the common or preferred shares and ADSs to be sold in connection with the global offering, (b) the issuance by us of any common or preferred shares (including, without limitation, in the form of ADSs) upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, of which the underwriters have been advised by us, or (c) any transfer or issuance of common or preferred shares pursuant to the stock purchase agreement as described in "The GVT Acquisition."

        Our principal shareholders have agreed that, without the prior written consent of the representatives of the international underwriters, for a period of 90 days after the date of this prospectus supplement, it will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common or preferred shares (including, without limitation, in the form of ADSs) beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), by it or any other securities so owned convertible into or exercisable or exchangeable for common or preferred shares (including, without limitation, in the form of ADSs), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common or preferred shares (including, without limitation, in the form of ADSs), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common or preferred shares (including, without limitation, in the form of ADSs) or such other securities, in cash or otherwise. The foregoing restrictions do not apply to (a) transactions relating to common or preferred shares (including, without limitation, in the form of ADSs) or other securities acquired in open market transactions after the completion of this offering, provided that no filing in Brazil or any other applicable jurisdiction is required or voluntarily made in connection with subsequent sales of common or preferred shares (including, without limitation, in the form of ADSs) or other securities acquired in such open market transactions; (b) transfers of common or preferred shares (including, without limitation, in the form of ADSs) or any security convertible into common or preferred shares (including, without limitation, in the form of ADSs) as a bona fide gift; (c) distributions of common or preferred shares (including, without limitation, in the form of ADSs) or any security convertible into common or preferred shares (including, without limitation, in the form of ADSs) to limited partners or stockholders of such shareholder; (d) transfers of common or preferred shares (including, without limitation, in the form of ADSs) by Telefónica to any of its subsidiaries, in each case in connection with the acquisition of all of the shares of GVTPar and the merger of all of the shares of GVTPar into our company pursuant to a Stock Purchase Agreement and Other Covenants, dated as of September 18, 2014, by and among Vivendi S.A., Société d'Investissements et de Gestion 72 S.A. and Société d'Investissements et de Gestion 108 SAS, as sellers, our company, as purchaser, and GVTPar, Operating GVT and Telefónica as described in herein, and as may be amended by the parties thereto after the closing date of this offering; (e) transfers or contribution in kind of common or preferred shares (including, without limitation, in the form of ADSs) in connection with any acquisition, equity investment or joint venture directly to the partner in such acquisition, equity investment or joint venture; (f) transfers to companies controlled directly or indirectly by Telefónica; or (g) any sales of common or preferred shares (including, without limitation, in the form of ADSs) by such shareholder, provided that the aggregate number of such shares sold during the applicable 90-day period does not exceed 0.1% of the number of common or preferred shares issued and outstanding on the date of the lock-up letter; provided further that (i) in the case of any transfer or distribution pursuant to clause (b), (c), (e) or (f), each donee, distributee, purchaser or affiliate signs and delivers a lock-up letter substantially in the form of the letter signed by such shareholders and (ii) in the case of any transfer or distribution pursuant to clause (b) or (c), no filing in Brazil or any other applicable jurisdiction, reporting a reduction in beneficial ownership of common or preferred shares (including, without limitation, in the form of ADSs), is required or voluntarily made during the applicable 90-day period.

        Vivendi S.A. has agreed that, without the prior written consent of the representatives of the international underwriters, for a period of 90 days after the date of this prospectus supplement, it will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common or preferred shares (including, without limitation, in the form of

ADSs) beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), by it or any other securities so owned convertible into or exercisable or exchangeable for common or preferred shares (including, without limitation, in the form of ADSs), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common or preferred shares (including, without limitation, in the form of ADSs), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common or preferred shares (including, without limitation, in the form of ADSs) or such other securities, in cash or otherwise. The foregoing restrictions do not apply to (a) transactions relating to common or preferred shares (including, without limitation, in the form of ADSs) or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act (to the extent applicable) or other filing in Brazil is required or is voluntarily made in connection with subsequent sales of common or preferred shares (including, without limitation, in the form of ADSs) or other securities acquired in such open market transactions, (b) transfers of common or preferred shares (including, without limitation, in the form of ADSs) or any security convertible into common or preferred shares (including, without limitation, in the form of ADSs) as a bona fide gift, (c) distributions or transfers of common or preferred shares (including, without limitation, in the form of ADSs) or any security convertible into common or preferred shares (including, without limitation, in the form of ADSs) to limited partners or stockholders of Vivendi S.A. or to any entity controlled directly or indirectly by Vivendi S.A., (d) the tendering of common or preferred shares (including, without limitation, in the form of ADSs) to a public tender offer relating to our company launched by a third party that is not an affiliate of Vivendi S.A., (e) transfers of common or preferred shares (including, without limitation, in the form of ADSs) by Société d'Investissements et de Gestion 108 SAS to Telefónica or any of its subsidiaries, in connection with the swap of common and preferred shares of our company for shares of Telecom Italia S.p.A pursuant to a Stock Swap Agreement dated as of September 18, 2014, by and among Telefónica, Vivendi S.A. and Société d'Investissements et de Gestion 108 SAS, as described herein, (f) the intended conversion by Vivendi S.A. of its investments in common shares and/or preferred shares into an investment made subject to the rules of Conselho Monetário Nacional—CMN (Brazilian National Monetary Council) Resolution 2,689, as of January 26, 2000 (which will be replaced on March 30, 2015 by CMN Resolution 4,373, as of September 29, 2014) or (g) the intended conversion by Vivendi S.A. of its preferred shares into ADSs or of its ADSs into preferred shares held directly by Vivendi S.A.; provided that in the case of any transfer or distribution pursuant to clause (b), (c) and (e), (i) each donee, distributee, purchaser or affiliate signs and delivers a lock-up letter substantially in the form of the letter signed by Vivendi S.A. and (ii) no filing under Section 16(a) of the Exchange Act (to the extent applicable) or other filing in Brazil, reporting a reduction in beneficial ownership of common or preferred shares (including, without limitation, in the form of ADSs), is required or is voluntarily made during the applicable 90 day period.

Indemnification and Contribution

        We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

Listing

        Our ADSs are listed on the NYSE under the symbol "VIV." Our preferred shares are listed on the BM&FBOVESPA under the symbol "VIVT4." However, we cannot assure you that the prices at which the preferred shares or ADSs will sell in the market subsequent to the global offering will not be lower than the offering price on the cover of this prospectus supplement or that an active or liquid trading market for the preferred shares or ADSs will develop.

Price Stabilization, Short Positions

        In connection with the global offering, the international underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our preferred shares and ADSs, including stabilizing transactions, short sales, purchases to cover positions created by short sales, imposition of penalty bids and syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our preferred shares and ADSs while this offering is in progress. These transactions may also include making short sales of our preferred shares and ADSs, which involve the sale by the underwriters of a greater number of preferred shares and ADSs than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the option to purchase additional shares referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing preferred shares in the open market. In making this determination, Merrill Lynch, Pierce, Fenner & Smith Incorporated will consider, among other things, the price of preferred shares available for purchase in the open market compared to the price at which they may purchase preferred shares through the option to purchase additional shares. Merrill Lynch, Pierce, Fenner & Smith Incorporated must close out any naked short position by purchasing preferred shares in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the preferred shares in the open market that could adversely affect investors who purchased in this offering.

        The international underwriters may close out any covered short position by purchasing ADSs in the open market. In making this determination, the international underwriters will consider, among other things, the price of ADSs available for purchase in the open market. The international underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this offering.

        The international underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the international underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of that international underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of our preferred shares and ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, the BM&FBOVESPA, in the over-the-counter market or otherwise.

        In connection with the Brazilian offering, Bank of America Merrill Lynch Banco Múltiplo S.A., on behalf of the Brazilian underwriters, may, for a period of 10 days from the disclosure of the commencement of the offer (anúncio de início), engage in transactions in the BM&FBOVESPA that stabilize, maintain or otherwise affect the price of our common or preferred shares. In addition, it may bid for, and purchase, common or preferred shares in the open market to cover syndicate short positions or stabilize the price of our common or preferred shares.

        The underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our preferred shares, pursuant to which they will pay their clients the same return as our preferred shares. The underwriters and/or their affiliates may purchase some of our preferred shares offered hereby to hedge their risk exposure in connection with such transactions. Such transactions may have an effect on demand, price or other terms of this offering.

Prospectus in Electronic Format

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of ADSs to international underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the international underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Sales Outside the United States

        This prospectus supplement does not constitute an offer of, or an invitation by or on behalf of, our company or by or on behalf of the international underwriters to subscribe for or purchase any preferred shares and ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the offering of the preferred shares and ADSs in certain jurisdictions may be restricted by law. We and the international underwriters require persons into whose possession this prospectus supplement comes to inform themselves about and to observe any such restrictions.

  Notice to Prospective Investors in Canada

        This prospectus supplement is not, and under no circumstance is to be construed as, an advertisement or a public offering of the preferred shares or ADSs in Canada or any province or territory thereof. Any offer or sale of the preferred shares or ADSs in Canada will be made only pursuant to an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

  Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") no offer of new preferred shares or ADSs may be made to the public in that Relevant Member State other than:

        1.     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          a)    (in the case of Relevant Member States that have not implemented the 2010 PD Amending Directive), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and

          b)    (in the case of Relevant Member States that have implemented the 2010 PD Amending Directive), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

        2.     to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD amending directive, 150, natural or legal persons (other than qualified investors as defined in the prospectus directive), as permitted under the prospectus directive, subject to obtaining the prior consent of the representative; or

        3.     in any other circumstances falling within article 3(2) of the prospectus directive, provided that no such offer of preferred shares or ADSs shall require us or the representative to publish a prospectus pursuant to article 3 of the prospectus directive or supplement a prospectus pursuant to article 16 of the prospectus directive.

        This prospectus supplement has been prepared on the basis that any offer of preferred shares or ADSs in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of preferred shares or ADSs. Accordingly any person making or intending to make an offer in that Relevant Member State of preferred shares or ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or the initial purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the initial purchaser have authorized, nor does the initial purchaser authorize, the making of any offer of preferred shares or ADSs in circumstances in which an obligation arises for us or the initial purchaser to publish a prospectus for such offer.

        For the purpose of the above provisions, the expression "an offer to the public" in relation to any preferred shares or ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the preferred shares or ADSs to be offered so as to enable an investor to decide to purchase or subscribe the preferred shares or ADSs, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  Notice to Prospective Investors in Spain

        Neither the preferred shares, ADSs nor this prospectus supplement have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores). Accordingly, the preferred shares and ADSs may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Articles 30bis of the Spanish Securities Market Law of 28 July 1988 (Ley 24/1988, de 28 Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

  Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

  Notice to Prospective Investors in France

        Neither this offering memorandum nor any other offering material relating to the preferred shares or ADSs described in this offering memorandum has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The preferred shares and ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the preferred shares or ADSs has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the preferred shares or ADSs to the public in France. Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to advisors authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The preferred shares and ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

  Notice to Prospective Investors in Germany

        This prospectus supplement does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in Germany or any other Member State pursuant to §17 and §18 of the German Securities Prospect Act.

  Notice to Prospective Investors in Italy

        This prospectus supplement and the offering of the international shares have not been and will not be registered with, approved or subject to any formal review or clearance by the Commissione

Nazionale per le Società e la Borsa, or CONSOB (the Italian securities market regulator), pursuant to Italian securities legislation. Accordingly, the preferred shares and ADSs may not and will not be offered, sold, promoted, advertised or delivered, directly or indirectly, nor any copies of this prospectus supplement or any other document relating to the international shares may or will be distributed in the Republic of Italy, or Italy, other than:

          1.     to qualified investors (investitori qualificati) pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended from time to time, or the Financial Services Act, and Article 34-ter, paragraph 1, letter (b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time, or CONSOB Regulation; or

          2.     in other circumstances where an exemption from the rules governing offers of securities to the public applies, pursuant to Article 100 of the Financial Services Act and Article 34-ter, of CONSOB Regulation,

and provided further that any such offer, sale, promotion, advertising or delivery of the preferred shares and ADSs or distribution of this offering circular, or any part thereof, or of any other document or material relating to the international shares in Italy is made in compliance with the Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, is made:

          a)    by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of 1 September 1993, as amended from time to time, CONSOB Regulation No. 16190 of 29 October 2007, as amended from time to time and any other applicable laws and regulations; and

          b)    in compliance with any relevant limitations or procedural requirements that CONSOB and any competent authority may impose upon the offer or sale of the international shares.

        Furthermore, trading in the international shares on the secondary market in Italy may be subject to restrictions pursuant to Italian law. In particular, pursuant to Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under (i) and (ii) above, systematic resales of the international shares on the secondary market in Italy to persons who are not qualified investors during the 12 months following an initial placement in Italy or abroad reserved to qualified investors, triggers an offer to the public to be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and CONSOB Regulation. In such circumstances, if no prospectus compliant with the Prospectus Directive is published, the purchaser of the international shares acting for purposes outside entrepreneurial or professional activities may obtain that the sale of the international shares is declared null and void and the authorized operators at which the sale took place may be liable for damages suffered by the investor; in addition, certain administrative fines may apply.

  Notice to Prospective Investors in the Netherlands

        Our preferred shares and ADSs may not be offered, sold, transferred or delivered, directly or indirectly, in or from the Netherlands, other than solely to qualified investors, within the meaning of article 1:1 of the Netherlands Financial Supervision Act (Wet op het financieel toezicht). Each person in the Netherlands who initially acquires any preferred shares or ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a qualified investor (which, for 218 this purpose shall have the same meaning as a "professional client" as such term is defined in the Markets in Financial Instruments Directive 2004/39/EC).

  Notice to Prospective Investors in Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the preferred shares and ADSs will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the preferred shares and ADSs may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the preferred shares and ADSs with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

  Notice to Prospective Investors in Kuwait

        Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 "Regulating the Negotiation of Securities and Establishment of Investment Funds," its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the preferred shares and ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

  Notice to Prospective Investors in the State of Qatar

        In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person's request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus supplement and the preferred shares and ADSs have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus supplement shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus supplement by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

  Notice to Prospective Investors in the Kingdom of Saudi Arabia

        This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the preferred shares and ADSs offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

  Notice to Prospective Investors in the United Arab Emirates

        The preferred shares and ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

  Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The preferred shares or ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the preferred shares or ADSs offered should conduct their own due diligence on the preferred shares or ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

  Notice to Prospective Investors in Hong Kong

        The preferred shares and ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the preferred shares or ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to preferred shares or ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

  Notice to Prospective Investors in Japan

        The preferred shares and ADSs will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for reoffering or resale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

  Notice to Prospective Investors in Singapore

        This prospectus supplement or any other offering material relating to our preferred shares and ADSs has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, (a) our preferred shares and ADSs have not been, and will not be, offered or sold or made the subject of an invitation for subscription or purchase of such preferred shares or ADSs in Singapore, and (b) this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our preferred shares or ADSs have not been and will not be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor as specified in Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 of the SFA) and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Relationships with Underwriters

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially our preferred shares or ADSs. Any such short positions could adversely affect future trading prices of our preferred shares or ADSs. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        Affiliates of Itau BBA USA Securities Inc. and Morgan Stanley & Co. LLC are acting as our financial advisors in connection with the GVT acquisition.

        Affiliates of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Santander Investment Securities Inc., Barclays Capital Inc., BBVA Securities Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and UBS Securities LLC are acting as international underwriters on the rights offering to be conducted by Telefónica.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, and its affiliates provide various financial advisory services to us and our affiliates from time to time. Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates maintain certain lending relationships with us and our affiliates, including acting as bookrunner, arranger and lender in connection with several credit facilities of Telefónica, financial advisor in merger and acquisition transactions and initial purchaser on an equity offering by one of our affiliates in October 2014.

        Itau BBA USA Securities Inc. and Santander Investment Securities, Inc. and their respective affiliates provide various financial advisory services to us and our affiliates from time to time. They currently (1) maintain certain lending relationships with us and our affiliates, including acting as bookrunner, arranger and lender in connection with several of our credit facilities, (2) act as swap counterparty on certain of our swap transactions and (3) provide us with cash management and related banking services.

        Affiliates of J.P. Morgan Securities LLC are acting as financial advisors to Telefónica in connection with the GVT acquisition.

        Affiliates of Credit Suisse Securities (USA) LLC are acting as financial advisors to GVT in connection with the GVT acquisition.

        Affiliates of Goldman, Sachs & Co. are acting as financial advisors to GVT in connection with the GVT acquisition. Goldman, Sachs & Co. and its affiliates provide various financial advisory services to Telefónica and its affiliates from time to time. Goldman, Sachs & Co. or its affiliates maintain certain lending relationships with Telefónica and its affiliates, including acting as arranger and lender in connection with several credit facilities of Telefónica.

        Banco BTG Pactual S.A. and its affiliates provide various financial services to us and our affiliates from time to time. We maintain bank accounts with BTG Pactual S.A., and in the last twelve months BTG Pactual S.A. acted on our behalf with respect to the acquisition of fixed income debentures of various issuers, representing an aggregate investment by us of approximately R$1.36 billion. Additionally, in the last twelve months we entered into an insurance policy in the amount of approximately R$358.62 million with BTG Pactual SA Insurance Company.

        Following this offering, Scotia Capital (USA) Inc. or its affiliates expect to provide lending and concurrent interest rate swap trading services to the company or its affiliates in the ordinary course of business, for which customary fees and commissions are expected to be received.

EXPENSES OF THE GLOBAL OFFERING

        We estimate that our expenses in connection with the global offering will be as follows:

Expenses	Amount (in US$)	Percentage of net proceeds of global offering (%)
SEC registration fee	160,621	0.00
Taxes and other deductions(2)	2,396,560	0.04
Brazilian fees, including CVM and ANBIMA fees(1)(2)	1,035,712	0.02
Printing and engraving expenses	1,835,523	0.03
Legal and consulting fees and expenses(1)	2,565,330	0.05
Accountant fees and expenses(1)	410,453	0.01
Miscellaneous costs and "road show" expenses	1,710,260	0.03

Total	10,114,380	0.19

(1)
Translated using the commercial selling rate as reported by the Central Bank on April 27, 2015 for reais into U.S. dollars of R$2.9236 per US$1.00.

(2)
Does not include any exercise of the option to purchase additional shares.

        All amounts in the table are estimated except the SEC registration fee, the NYSE listing fee and the Brazilian fees.

        The total underwriting discounts and commissions that we are required to pay will be US$22.4 million, representing 1.75% of the gross proceeds of the global offering excluding shares purchased by our controlling shareholder in the offering.

LEGAL MATTERS

        The validity of the preferred shares and certain other matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz Opice Advogados, São Paulo, Brazil and for the underwriters by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Telefônica Brasil S.A. appearing in Telefônica Brasil S.A.'s annual report on Form 20-F for the year ended December 31, 2014 and the effectiveness of Telefônica Brasil S.A.'s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The business address of Ernst & Young Auditores Independentes S.S. is Avenida Presidente Juscelino Kubitscheck, 1830, 04543-900, São Paulo, SP, Brazil

        The financial statements of GVT as of and for the year ended December 31, 2014, incorporated in this prospectus by reference to the Form 6-K furnished on March 26, 2015, have been audited by KPMG Auditores Independentes. The business address of KPMG Auditores Independentes is Al. Dr. Carlos de Carvalho, 417 16th floor, 80410-180, Curitiba, PR, Brazil.

PROSPECTUS

TELEFÔNICA BRASIL S.A.

Preferred Shares and American Depositary Shares Representing Preferred Shares

        We may offer the securities described in this prospectus from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We refer to the preferred shares and the American Depositary Shares, or ADSs, each representing one preferred share, collectively as the "securities."

        This prospectus describes the general manner in which our securities may be offered using this prospectus. We will provide specific terms and offering prices of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplements carefully before you invest.

        We may offer the securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to investors, on a continuous or delayed basis or through any combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        Our preferred shares are listed on the São Paulo Stock Exchange (BM&FBOVESPA S.A.—Bolsa de Valores Mercadorias e Futuros), or the BM&FBOVESPA, under the symbol "VIVT4" and our ADSs are listed on the New York Stock Exchange under the symbol "VIV."

        Investing in our securities involves risks. You should carefully review the "Risk Factors" section set forth on page 2 of this prospectus and in our most recent annual report on Form 20-F, which is incorporated by reference herein, as well as in any other recently filed reports and the risk factors, if any, set forth in the relevant prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 26, 2015

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and in any prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. The terms "Telefônica Brasil," "we," "us," "our," "our company" and "the company" mean Telefônica Brasil S.A. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before deciding to invest in any of the securities being offered. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

        Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        All references to "real," "reais" or "R$" are to the currency of Brazil. All references to "U.S. dollar," "U.S. dollars" or "US$" are to the currency of the United States of America. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports with the SEC under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports and other information about issuers like us who file electronically with the SEC. The address of the website is http://www.sec.gov. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 11 Wall Street, New York, New York 10005. We maintain an Internet website at http://www.telefonica.com.br. Information contained on this website is not part of this prospectus or any accompanying prospectus supplement.

        We are a "foreign private issuer" as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. We are also subject to the informational requirements of the BM&FBOVESPA and the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the BM&FBOVESPA and the CVM. Our public filings with the BM&FBOVESPA are electronically available from the BM&FBOVESPA's Internet website at http://www.bmfbovespa.com.br. Information contained on this website is not part this prospectus, or any accompanying prospectus supplement.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

        We incorporate by reference into this prospectus the following documents listed below, which we have already filed with or furnished to the SEC:

  (1)
  our annual report on Form 20-F for the year ended December 31, 2014 filed on February 27, 2015 and any amendments thereto;

  (2)
  our report on Form 6-K furnished on March 26, 2015 containing GVT's consolidated financial statements as of and for the years ended December 31, 2014 and 2013;

  (3)
  our registration statement on Form F-6 filed on December 23, 2014; and

  (4)
  the description of our preferred shares set forth under "Additional Information" in Part I, Item 10 of our annual report on Form 20-F for the year ended December 31, 2014, which supersedes in full the description of our preferred shares set forth under "Description of Securities To Be Registered" in Part II, Item 14 of our registration statement on Form 20-F filed on September 18, 1998, as amended on November 2, 1998.

        All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any other Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

        We will provide without charge to each person to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Telefônica Brasil S.A.
Avenida Engenheiro Luis Carlos Berrini, 1376, 28th floor
04571-936 São Paulo, SP, Brazil
phone: + 55 (11) 3430-3687
email: ir.br@telefonica.com

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this prospectus in relation to our plans, forecasts, expectations regarding future events, strategies, and projections, are forward-looking statements which involve risks and uncertainties and which are therefore not guarantees of future results. Our estimates and forward-looking statements are mainly based on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  the size and growth rate of the Brazilian telecommunications market;

  •
  the accuracy of our estimated demand forecasts;

  •
  our ability to successfully execute our strategic initiatives and capital expenditure plans;

  •
  our ability to secure and maintain telecommunications spectrum and infrastructure licenses, rights-of-way and other regulatory approvals;

  •
  our ability to comply with the terms of our concession agreements;

  •
  decisions by applicable regulatory authorities to terminate, modify or renew our concession agreements or the terms thereof;

  •
  new telecommunications regulations or changes to existing regulations;

  •
  technological advancements in our industry and our ability to successfully implement them in a timely manner;

  •
  our ability to consummate the GVT acquisition (as described herein) or, if consummated, to successfully integrate GVT's operations or to realize expected benefits;

  •
  network completion and product development schedules;

  •
  the level of success of competing networks, products and services;

  •
  the possible requirement to record impairment charges relating to goodwill and long-lived assets;

  •
  increased competition in the Brazilian telecommunications sector;

  •
  the cost and availability of financing;

  •
  uncertainties relating to political and economic conditions in Brazil as well as those of other emerging markets;

  •
  inflation, interest rate and exchange rate risks;

  •
  the Brazilian government's policies regarding the telecommunications industry;

  •
  the Brazilian government's tax policy;

  •
  the Brazilian government's political instability;

  •
  adverse decisions in ongoing litigation;

  •
  regulatory and legal developments affecting the telecommunications industry in Brazil; and

  •
  other risk factors discussed under "Risk Factors" in Part I, Item 3.D. of our most recent annual report on Form 20-F incorporated by reference herein.

v

        The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. In light of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus supplement might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, inclusive of, but not limited to, the factors mentioned above. As a result of these risks and uncertainties, investors should not base their decisions to invest in this offering on these estimates or forward-looking statements.

TELEFÔNICA BRASIL S.A.

Overview

        We are the leading mobile telecommunications company in Brazil (28.5% market share as of December 31, 2014, based on accesses), with a particularly strong position in postpaid mobile services (41.8% market share as of December 31, 2014, based on accesses). We are also the leading fixed telecommunications company (in terms of market share) in the state of São Paulo, where we began our business as a fixed telephone service provider pursuant to our concession agreement. During the year ended December 31, 2014, we reached almost 60% market share in ultra-fast broadband accesses with speeds higher than 34 Mbps in the state of São Paulo.

        According to ANATEL's customer service performance index, we are the highest-quality mobile operator in Brazil, among the largest mobile operators. Our Vivo brand, under which we market our mobile services, is among the most recognized brands in Brazil. The quality of our services and strength of our brand recognition enable us to, on average, achieve higher prices relative to our competition and, as a result, generally earn higher margins. As of December 31, 2014, our average revenue per mobile user, or ARPU, of R$23.7 represented a significant premium relative to the average of our main competitors, which is R$16.8. In 2014, we captured 56.3% of the net additions of 8.3 million in the postpaid mobile segment. We offer our clients a complete portfolio of products, including mobile and fixed voice, mobile data, fixed broadband, ultra-fast broadband, or UBB (based on our Fiber to the Home infrastructure, or FTTH), Pay TV, information technology and digital services (such as e-health, cloud and financial services). We also have the most extensive distribution network among our competitors, with more than 300 of our own stores and additional physical distribution points of sale where our clients can obtain certain services, such as purchasing credit for prepaid phones.

        We seek to continue to increase our operating margins by focusing on developing and growing our portfolio of products so that they comprise an integrated portfolio of services. As part of this strategy, we are in the process of acquiring GVT, a high-growth telecommunications company in Brazil that offers high-speed broadband, fixed telephone and Pay TV services primarily to high income customers across its target market, primarily located outside the state of São Paulo.

 RISK FACTORS

        An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and the applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

 USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization at December 31, 2014 based on our consolidated financial statements prepared in accordance with IFRS.

        This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the related notes thereto incorporated by reference in this prospectus.

	At December 31, 2014
	(in millions of R$)	(in millions of US$)(1)
Indebtedness:
Current loans, financing, leases and debentures	2,264.5	852.5
Noncurrent loans, financing, leases and debentures	5,534.7	2,083.7
Total indebtedness	7,799.3	2,936.3
Equity:
Capital stock	37,798.1	14,230.1
Premium on acquisition of non-controlling interest	(70.4)	(26.5)
Capital reserves	2,686.9	1,011.6
Profit reserves	1,534.5	577.7
Additional proposed dividends(2)	2,768.6	1,042.3
Other comprehensive income	232.5	87.5

Total shareholders' equity	44,950.1	16,922.7

Total capitalization(3)	52,749.4	19,859.0

(1)
Converted for convenience only using the commercial offer rate as reported by the Central Bank on December 31, 2014 for reais into U.S. dollars of R$2.6562 per U.S.$1.00.

(2)
On January 30, 2015, our board of directors approved the distribution of dividends in the amount of R$2,750.0 million with respect to the fourth quarter of 2014 to holders of shares as of February 10, 2015. In addition, our board of directors expects to submit an additional dividend distribution for approval by our shareholders in the amount of R$18.6 million. Both distributions of dividends will be paid by December 31, 2015.

(3)
Corresponds to total indebtedness plus total shareholders' equity.

        There have been no material changes to our total capitalization, loans and financings and total shareholders' equity since December 31, 2014 other than as described above.

 EXCHANGE RATES

        The Brazilian foreign exchange system allows the purchase and sale of foreign currency by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

        Since 1999, the Brazilian Central Bank has allowed the real/U.S. dollar exchange rate to float freely and during this period, the real/U.S. dollar exchange rate has experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. Between 2000 and 2002, the real depreciated significantly against the U.S. dollar, reaching an exchange rate of R$3.533 per US$1.00 at the end of 2002. Between 2003 and mid-2008, the real appreciated significantly against the U.S. dollar due to the stabilization of the Brazilian macroeconomic environment and a substantial increase in foreign investment in Brazil, with the real appreciating to R$1.559 per US$1.00 in August 2008. Particularly as a result of the crisis in the global financial markets from mid-2008, the real depreciated by 31.9% against the U.S. dollar during 2008 and closed the year at R$2.337 per US$1.00. As of December 31, 2014, 2013, 2012, 2011 and 2010, the exchange rate was R$2.6562 per US$1.00, R$2.343 per US$1.00, R$2.044 per US$1.00, R$1.876 per US$1.00 and R$1.666 per US$1.00, respectively. As of March 25, 2015, the exchange rate was R$3.1476 per US$1.00.

        The Brazilian Central Bank has intervened occasionally to attempt to control instability in foreign exchange rates. We cannot predict whether the Brazilian Central Bank or the Brazilian federal government will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar in the future.

        The following tables set forth the selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated, as reported by the Brazilian Central Bank:

	Exchange Rates of R$ per US$1.00
	Period-End	Average(1)	High	Low
Year ended December 31,
2010	1.6662	1.7589	1.8811	1.6554
2011	1.8758	1.6709	1.9016	1.5345
2012	2.0435	1.9588	2.1121	1.7024
2013	2.3426	2.1741	2.4457	1.9528
2014	2.6562	2.3599	2.7403	2.1974
Month
September 2014	2.4510	2.3329	2.4522	2.2319
October 2014	2.4442	2.4483	2.5341	2.3914
November 2014	2.5601	2.5484	2.6136	2.4839
December 2014	2.6562	2.6386	2.7403	2.5607
January 2015	2.6623	2.6342	2.7107	2.5754
February 2015	2.8782	2.8165	2.8811	2.6894
March 2015 (through March 25)	3.1476	3.1213	3.2683	2.8655

Source: Brazilian Central Bank.

(1)
Annually, represents the average of the exchange rates on the last day of each month during the periods presented; monthly, represents the average of the end-of-day exchange rates during the periods presented.

PRICE HISTORY

        Our preferred shares began trading on BM&FBOVESPA, on September 21, 1998 and are traded on BM&FBOVESPA under the symbol "VIVT4" (formerly "TLPP4"). Our common shares trade under the symbol "VIVT3" (formerly "TLPP3"). At December 31, 2014, we had approximately 1,125.6 million common and preferred shares held by approximately 2.3 million common and preferred shareholders.

        In the United States, the preferred shares trade in the form of American Depositary Receipts, or ADRs, each representing one preferred share, issued by Citibank N.A, as depositary, pursuant to a Deposit Agreement, among us, the depositary and the registered holders and beneficial owners from time to time of ADRs. The ADRs commenced trading on the NYSE on November 16, 1998 and are traded on NYSE under the symbol "VIV" (formerly "TSP"). The following table sets forth the reported high and low closing sales prices for ADRs on the NYSE for the periods indicated.

	NYSE		BM&FBOVESPA		BM&FBOVESPA
	HIGH	LOW	HIGH	LOW	HIGH	LOW
	(in US$ per ADS)		(in reais per preferred share)		(in reais per common share)
Year ended:
December 31, 2010	24.53	22.70	42.03	38.60	39.30	36.22
December 31, 2011	28.33	25.74	52.97	47.47	48.00	43.50
December 31, 2012	31.22	21.17	56.92	43.45	51.69	37.53
December 31, 2013	27.66	17.94	54.89	41.66	48.45	38.24
December 31, 2014	22.34	16.74	52.51	42.00	43.52	36.60
Year ended December 31, 2013:
First quarter	27.66	24.32	54.12	48.14	48.24	43.00
Second quarter	26.94	21.74	54.89	48.29	48.45	43.55
Third quarter	23.50	19.68	51.50	45.85	45.50	41.00
Fourth quarter	22.94	17.94	50.12	41.66	44.15	38.24
Year ended December 31, 2014:
First quarter	21.24	17.97	48.03	42.22	42.00	37.16
Second quarter	21.47	19.90	47.47	43.81	41.80	37.13
Third quarter	22.34	18.42	51.30	42.00	43.12	36.60
Fourth quarter	20.90	16.74	52.51	45.56	43.52	37.60
Month ended:
September 30, 2014	22.34	19.64	51.30	48.00	43.12	39.60
October 31, 2014	20.44	18.29	50.61	46.29	42.96	38.23
November 30, 2014	20.90	19.07	52.51	48.49	43.52	40.00
December 31, 2014	19.40	16.74	49.50	45.56	42.15	37.60
January 31, 2015	20.27	16.80	52.25	45.67	43.30	36.15
February 28, 2015	19.40	17.75	54.14	50.80	44.50	40.96
March 31, 2015 (through March 25)	18.09	15.35	53.35	49.00	43.00	39.75

 DESCRIPTION OF CAPITAL STOCK

        The following information describes our common shares and preferred shares and provisions of our bylaws and of the Brazilian Corporate Law. This description is only a summary. You should read and refer to our bylaws (estatuto social) incorporated by reference in the registration statement of which this prospectus is a part and our annual report on Form 20-F.

Description of Our Bylaws

        The following is a summary of the material provisions of our bylaws and of the Brazilian Corporate Law. In Brazil, a company's bylaws (estatuto social) are the principal governing document of a corporation (sociedade anônima).

  General

        We are registered with the Board of Trade of São Paulo (Junta Comercial de São Paulo), or JUCESP, under No. 35.3.001588-14. We have been duly registered with the CVM under No. 17671 since August 19, 1998. Our headquarters are located in the city of São Paulo, state of São Paulo, Brazil. Our company has a perpetual existence.

        As of December 31, 2014, we had outstanding share capital of R$37,798,109,745.03, comprised of 1,125,601,930 total shares, consisting of 381,587,111 issued common shares and 744,014,819 issued preferred shares. All of our outstanding share capital is fully paid and non-assessable. All of our shares are without par value. Under the Brazilian Corporate Law, and in accordance with Law 10,303/01 considering that we were a publicly held company before 2001, the aggregate number of our non-voting and limited voting preferred shares may not exceed two thirds of our total outstanding share capital. In addition, our board of directors is authorized to increase our share capital up to 1,850,000,000 common or preferred shares without amendment to our bylaws. Any increase of our share capital above that limit must be approved by a general extraordinary shareholders meeting.

        As of December 31, 2014, 251,440 common shares were held by us (treasury shares) at a book value per share of R$40.02. As of December 31, 2014, 2,081,246 preferred shares were held by us (treasury shares) at a book value per share of R$40.02. On February 24, 2015, our board of directors approved the cancellation of all treasury shares held by us, which were subsequently cancelled.

        As of the date of this prospectus, there are no persons to whom any capital of the company or any of our subsidiaries is under option or agreed conditionally or unconditionally to be put under option.

  History of Share Capital

        During the past three years, we have not issued any common or preferred shares or increased or decreased our capital stock.

  Corporate Purposes

        Under Article 2 of our bylaws, our corporate purposes are:

  •
  to offer telecommunications services and all activities required or useful for the operation of these services, in conformity with our concessions, authorizations and permits;

  •
  to participate in the capital of other companies whose business purpose is also related to the telecommunication industry in Brazil;

  •
  to organize wholly owned subsidiaries for the performance of activities that are consistent with our corporate purposes and recommended to be decentralized;

  •
  to import, or promote the importation of, goods and services that are necessary to the performance of activities consistent with our corporate purposes;

  •
  to provide technical assistance services to other telecommunications companies engaging in activities of common interest;

  •
  to perform study and research activities aimed at the development of the telecommunications sector;

  •
  to enter into contracts and agreements with other telecommunications companies or other persons or entities to assure the operations of our services, with no loss of its attributions and responsibilities;

  •
  to perform other activities related to those assigned by the Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações), or ANATEL; and

  •
  to commercialize equipment and materials necessary or useful to telecommunications services.

  Board of Directors and Board of Executive Officers

        Our board of directors and board of executive officers are responsible for the management of our company. Under our bylaws, any matters subject to the approval of our board of directors (conselho de administração) can be approved only by an absolute majority of votes of the present members of our board of directors with a majority of members currently in office. Under our bylaws, our board of directors may only deliberate if a majority of its members are present at a duly convened meeting.

  Election of Directors and Executive Officers

        The members of our board of directors are elected at general meetings of shareholders and the members of our board of executive officers are elected at the meeting of the board of directors, each for concurrent three-year terms. The tenure of the members of the board of directors and board of executive officers will be conditioned on such members signing the respective instrument and complying with applicable legal requirements.

  Qualification of Directors and Officers

        Brazilian Corporate Law no longer requires ownership of shares in order for a person to qualify as a member of the board of directors of a corporation. However, our bylaws require that our directors own shares of our company. The Brazilian Corporate Law requires each of our executive officers to be residents of Brazil. Members of our board of directors are not required to be residents of Brazil; however, their tenure is conditioned on the appointment of a representative who resides in Brazil with powers to receive service of process in proceedings initiated against such member based on the corporate legislation, by means of a power-of-attorney valid for at least three years after the termination of the term of such director.

  Fiduciary Duties and Conflicts of Interest

        All members of our board of directors and board of executive officers owe fiduciary duties to us and all of our shareholders.

        Under the Brazilian Corporate Law, if one of our directors or one of our executive officers has a conflict of interest with our company in connection with any proposed transaction, such director or executive officer may not vote in any decision of our board of directors or of our board of executive officers, as the case may be, regarding such transaction and must disclose the nature and extent of his conflicting interest for inclusion in the minutes of the applicable meeting.

        Any transaction in which one of our directors or executive officers may have an interest can only be approved on reasonable and fair terms and conditions that are no more favorable than the terms and conditions prevailing in the market or offered by third parties. If any such transaction does not meet this requirement, then the Brazilian Corporate Law provides that the transaction may be nullified and the interested director or executive officer must return to us any benefits or other advantages that he obtained from, or as result of, such transaction. Under the Brazilian Corporate Law and upon the request of a shareholder who owns at least 5.0% of our total share capital, our directors and executive officers must reveal to our shareholders at an ordinary meeting of our shareholders certain transactions and circumstances that may give rise to a conflict of interest. In addition, our company (through the approval of the majority of our share capital) or shareholders who own 5.0% or more of our share capital may bring an action for civil liability against directors and executive officers for any losses caused to us as a result of a conflict of interest.

  Compensation

        Under our bylaws, our common shareholders approve the aggregate compensation payable to our directors, executive officers and members of our fiscal council. Subject to this approval, our board of directors establishes the compensation of its members and of our executive officers.

  Mandatory Retirement

        Neither the Brazilian Corporate Law nor our bylaws establish any mandatory retirement age for our directors or executive officers.

  Share Capital

        Under the Brazilian Corporate Law, since October 2001, as per Law 10,303, the number of issued and outstanding non-voting shares or shares with limited voting rights, such as our preferred shares, may not exceed fifty percent of our total outstanding share capital, and not two thirds. However, according to the same law, companies that were already incorporated before said law went into effect were permitted to maintain the previous requirements. Therefore, in accordance with Law 10,303/01, considering that we were a publicly held company incorporated before 2001, the number of our issued and outstanding non-voting shares or shares with limited voting rights, such as our preferred shares, may not exceed two thirds of our total outstanding share capital.

        Each of our common shares entitles its holder to one vote at our annual and extraordinary shareholders' meetings. Holders of our common shares are not entitled to any preference in respect of our dividends or other distributions or otherwise in case of our liquidation.

        Our preferred shares are non-voting, except in limited circumstances. They are given priority in the reimbursement of capital, without premium, and are entitled to receive a dividend 10% higher than that attributable to common shares. See "—Voting Rights" for information regarding the voting rights of our preferred shares and "—Dividends—Dividend Preference of Preferred Shares" for information regarding the distribution preferences of our preferred shares.

  Shareholders' Meetings

        Under the Brazilian Corporate Law, we must hold an annual shareholders' meeting by April 30 of each year in order to:

  •
  approve or reject the financial statements submitted by our board of executive officers and approved by our board of directors, including any recommendation by our board of directors for the allocation of net profit and distribution of dividends;

  •
  elect members of our board of directors (upon expiration of their three-year terms) and members of our fiscal council, subject to the right of preferred shareholders and minority common shareholders to elect members of our board of directors and our fiscal council; and

  •
  approve the monetary adjustment of our share capital.

        In addition to the annual shareholders' meetings, holders of our common shares have the power to determine any matters related to changes in our corporate purposes and to pass any resolutions they deem necessary to protect and enhance our development whenever our interests so require, by means of extraordinary shareholders' meetings.

        We convene our shareholders' meetings, including our annual shareholders' meeting, by publishing a notice in two Brazilian newspapers. On the first call of any meeting, the notice must be published no fewer than three times, beginning at least 15 calendar days prior to the scheduled meeting date. On the second call of any meeting, the notice must be published no fewer than three times, beginning at least 8 calendar days prior to the scheduled meeting date. According to our bylaws, for meetings involving deliberations described under article 136 of the Brazilian Corporate Law, which include (i) the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws; (ii) a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares, or the creation of a preferred class of shares with rights and/or conditions superior to an existing class of our preferred shares; (iii) decrease in the mandatory dividend; (iv) merger into another company or consolidation with another company; (v) our participation in a centralized group of companies; (vi) change in our corporate purpose; (vii) dissolving or liquidating our company or canceling any ongoing liquidation of our company; and (viii) spinning-off of all or any part of our company, the notice must be published at least 30 calendar days prior to the scheduled meeting date and on the second call at least 10 calendar days prior to the scheduled meeting date. The notice must contain the meeting's place, date, time, agenda and, in the case of a proposed amendment to our bylaws, a description of the subject matter of the proposed amendment.

        Our board of directors may convene a shareholders' meeting. Under the Brazilian Corporate Law, shareholders' meetings also may be convened by our shareholders as follows:

  •
  by any of our shareholders if, under certain circumstances set forth in the Brazilian Corporate Law, our directors do not convene a shareholders' meeting required by law within 60 days;

  •
  by shareholders holding at least 5% of our total share capital if, after a period of eight days, our directors fail to call a shareholders' meeting that has been requested by such shareholders by means of a duly reasoned request that indicates the subject matter; and

  •
  by shareholders holding at least 5% of either our total voting share capital or our total non-voting share capital, if after a period of eight days, our directors fail to call a shareholders' meeting for the purpose of appointing a fiscal council that has been requested by such shareholders.

        In addition, our fiscal council may convene an ordinary shareholders' meeting if our board of directors does not convene an annual shareholders' meeting within 30 days or an extraordinary shareholders' meeting at any other time to consider any urgent and serious matters.

        Each shareholders' meeting is presided over by the chairman of the board of directors, who is responsible for choosing a secretary of the meeting. In case of absence of the chairman of the board of directors at the shareholders' meeting, the shareholders may choose, among those present, the chairman and the secretary of the meeting. A shareholder may be represented at a shareholders' meeting by an attorney-in-fact appointed by the shareholder less than one year before the meeting. The attorney-in-fact must be a shareholder, a member of our board of directors, a member of our board of executive officers, a lawyer or a financial institution, and the power of attorney appointing the attorney-in-fact must comply with certain formalities set forth under Brazilian law. To be admitted to a shareholders' meeting, a person must produce proof of his or her shareholder status or a valid power of attorney.

        In order to convene a shareholders' meeting, shareholders representing at least 25% of our issued voting share capital must be present on first call. However, shareholders representing at least two thirds of our issued voting share capital must be present at a shareholders' meeting called to amend our bylaws. If a quorum is not present, our board of directors may issue a second call by publishing a notice as described above at least eight calendar days prior to the scheduled meeting. Except as otherwise provided by law, the quorum requirements do not apply to a meeting held on the second call, and the shareholders' meetings may be convened with the presence of shareholders representing any number of shares (subject to the voting requirements for certain matters described below). A shareholder without a right to vote may attend a shareholders' meeting and take part in the discussion of matters submitted for consideration.

  Voting Rights

        Under the Brazilian Corporate Law and our bylaws, each of our common shares entitles its holder to one vote at our shareholders' meetings. Our preferred shares generally do not confer voting rights, except in limited circumstances described below. Holders of preferred shares are only entitled to attend and to discuss, but not to vote on, the issues discussed at our general shareholders' meetings. Whenever the shares of any class of share capital are entitled to vote, each share is entitled to one vote.

  Voting Rights of Common Shares

        Except as otherwise provided by law, resolutions of a shareholders' meeting are passed by a simple majority vote of the holders of our common shares present or represented at the meeting, without taking abstentions into account. Under the Brazilian Corporate Law, the approval of shareholders representing at least half of our voting shares is required for the types of action described below:

  •
  creating preferred shares or disproportionately increasing an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

  •
  changing a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares or creating a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares;

  •
  reducing the mandatory dividend set forth in our bylaws;

  •
  changing our corporate purpose;

  •
  merging our company with another company, or consolidating our company, subject to the conditions set forth in the Brazilian Corporate Law;

  •
  transferring all of our shares to another company, known as an "incorporação de ações" under the Brazilian Corporate Law;

  •
  participating in a centralized group of companies (grupo de sociedades) as defined under the Brazilian Corporate Law and subject to the conditions set forth in the Brazilian Corporate Law;

  •
  dissolving or liquidating our company or canceling any ongoing liquidation of our company; and

  •
  spinning-off of all or any part of our company.

        Decisions on the transformation of our company into another form of company require the unanimous approval of our shareholders, including the holders of our preferred shares.

        Our company is required to give effect to shareholders agreements that contain provisions regarding the purchase or sale of our shares, preemptive rights to acquire our shares, the exercise of the right to vote or the power to control our company, if these agreements are filed with our headquarters. Brazilian Corporate Law requires the chairman of any shareholder or board of directors meeting to disregard any vote taken by any of the parties to any shareholders agreement that has been duly filed with our company that violates the provisions of any such agreement. In the event that a shareholder that is party to a shareholders agreement (or a director appointed by such shareholder) is absent from any shareholders' or board of directors' meeting or abstains from voting, the other party or parties to that shareholders agreement have the right to vote the shares of the absent or abstaining shareholder (or on behalf of the absent director) in compliance with that shareholders agreement.

        Under the Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders' meeting may deprive any of our shareholders of certain specific rights, including:

  •
  the right to participate in the distribution of our profits;

  •
  the right to participate in any remaining residual assets in the event of our liquidation;

  •
  the right to supervise the management of our corporate business as specified in the Brazilian Corporate Law;

  •
  the right to preemptive rights in the event of an issuance of our shares, debentures convertible into our shares or subscription bonuses, except with respect to a public offering of our securities; and

  •
  the right to withdraw from our company under the circumstances specified in the Brazilian Corporate Law.

  Voting Rights of Minority Shareholders

        Shareholders holding shares representing not less than 5% of our voting shares at our shareholders' meeting have the right to request that we adopt a cumulative voting procedure to elect the members of the board of directors. This procedure must be requested by the required number of shareholders at least 48 hours prior to a shareholders' meeting.

        Under the Brazilian Corporate Law, shareholders that are not controlling shareholders, but that together hold either:

  •
  non-voting preferred shares representing at least 10% of our total share capital; or

  •
  common shares representing at least 15% of our voting capital have the right to appoint one member to our board of directors at our shareholders' meeting. If no group of our common or preferred shareholders meets the thresholds described above, shareholders holding preferred shares or common shares representing at least 10% of our total share capital are entitled to combine their holdings to appoint one member to our board of directors.

        In the event that minority holders of common shares and/or holders of non-voting preferred shares elect a director and the cumulative voting procedures described above are also used, our controlling shareholders always retain the right to elect at least one member more than the number of members elected by the other shareholders, regardless of the total number of members of our board of directors.

        The shareholders seeking to exercise these minority rights must prove that they have held their shares for not less than three months preceding the shareholders' meeting at which the director will be appointed. Any directors appointed by the non-controlling shareholders have the right to veto for cause the selection of our independent registered public accounting firm.

        In accordance with the Brazilian Corporate Law, the holders of preferred shares without voting rights or with restricted voting rights are entitled to elect one member and an alternate to our fiscal council in a separate election. Minority shareholders have the same right as long as they jointly represent 10% or more of the voting shares. The other shareholders with the right to vote may elect the remaining members and alternates, who, in any event, must number more than the directors and alternates elected by the holders of the non-voting preferred shares and the minority shareholders. If a separate election and a cumulative voting procedure are held jointly, the votes granted by the shares under the separate election cannot be used by the relevant shareholder for the cumulative voting procedures and vice versa.

  Voting Rights of Preferred Shares

        The appointment of one member of our statutory fiscal council takes places at the annual ordinary general shareholders' meeting, upon separate vote of the holders of preferred shares, for the position available at the fiscal council. The election of a member of the board of directors by preferred shareholders also occurs on a separate vote, with no participation of the controlling shareholder.

        Brazilian Corporate Law provides that certain non-voting shares, such as our preferred shares, shall be entitled to voting rights in the event a corporation fails for three consecutive fiscal years to pay any fixed or minimum dividends to which non-voting shares are entitled. In this case, the voting rights of these shares shall extend until the date on which the payment of the accrued and unpaid dividend is made.

        According to our bylaws, preferred shares are entitled to full voting rights with respect to:

  •
  the election of one member to the board of directors and fiscal council in a separate vote;

  •
  bylaw modifications that seek to limit preferred shareholders' voting rights in respect of selecting new Board members in a straight vote;

  •
  any agreements for the rendering of management services (including technical assistance services) between us and any foreign affiliate of our controlling shareholder;

  •
  any agreements with related parties, in which the terms and conditions established are more onerous to our company than those normally adopted by the market in agreements of the same type;

  •
  resolutions amending or revoking article 9, sole paragraph of Article 11, and article 30 of our bylaws; and

  •
  any resolution submitted to the general shareholders meeting during our liquidation process.

        Under the Brazilian Corporate Law, the following actions require ratification by the majority of issued and outstanding shares of the affected class within one year from the shareholders' meeting at which the common shareholders approve the action:

  •
  the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

  •
  a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares; or

  •
  the creation of a new class of preferred shares that has a priority, preference, right, condition or redemption or amortization superior to an existing class of our preferred shares.

        This meeting would be called by publication of a notice in two Brazilian newspapers during three days, at least 30 days before the meeting. However, it would not generally require any other form of notice.

  Liquidation

        We may be liquidated in accordance with the provisions of Brazilian law. In the event of our extrajudicial liquidation, a shareholders' meeting will determine the manner of our liquidation, appoint our liquidator and our fiscal council that will function during the liquidation period.

        Upon our liquidation, our preferred shares will be given preference in the reimbursement of capital, without premium.

  Preemptive Rights

        Each shareholder has a general preemptive right to subscribe for shares of the same class in any capital increase, in an amount sufficient to keep the same proportional participation of such shareholder in the total capital of the corporation. A minimum period of 30 days following the publication of the capital increase notice shall be observed by the corporation for the exercise of the preemptive right by the shareholder. The right of participation in capital increases is assignable under Brazilian Corporate Law. In the event of a capital increase that would maintain or increase the proportion of capital represented by preferred shares, holders of ADSs, or of preferred shares, would have the preemptive right to subscribe only to our newly issued preferred shares. In the event of a capital increase that would reduce the proportion of capital represented by preferred shares, holders of ADSs, or of preferred shares, would have the preemptive right to subscribe to our newly issued preferred shares in proportion to their shareholdings and to our newly issued common shares only to the extent necessary to prevent dilution of their interest.

        However, holders of our ADSs may not be able to exercise the preemptive rights relating to our shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to the shares relating to these preemptive rights or to take any other action to make preemptive rights available to holders of our ADSs, and we may not file any such registration statement.

        In addition, a publicly held company whose bylaws authorize capital increases may provide for the issuance of stock, debentures convertible into stock or subscription bonuses without granting any preemptive rights to existing shareholders or decreasing the term for the shareholders to exercise their preemptive rights, as long as the placement of such securities is made:

  •
  upon sale on a stock exchange or public subscription;

  •
  through an exchange of shares in a public offering, with the purpose of acquiring control of another company; or

  •
  for the use of certain tax incentives but only when such placement is made without granting preemptive rights.

  Redemption, Amortization, Tender Offers and Rights of Withdrawal

        Our bylaws or our shareholders at a shareholders' meeting may authorize us to use our profits or reserves to redeem or amortize our shares in accordance with conditions and procedures established for such redemption or amortization. The Brazilian Corporate Law defines "redemption" (resgate de ações) as the payment of the value of the shares in order to permanently remove such shares from circulation, with or without a corresponding reduction of our share capital. The Brazilian Corporate Law defines

"amortization" (amortização) as the distribution to the shareholders, without a corresponding capital reduction, of amounts that they would otherwise receive if we were liquidated. If an amortization distribution has been paid prior to our liquidation, then upon our liquidation, the shareholders who did not receive an amortization distribution will have a preference equal to the amount of the amortization distribution in the distribution of our capital.

        The Brazilian Corporate Law authorizes us to redeem shares not held by our controlling shareholders, if, after a tender offer effected as a consequence of delisting, our controlling shareholders increase their participation in our total share capital to more than 95%. The redemption price in such case would be the same price paid for our shares in any such tender offer.

        The Brazilian Corporate Law and our bylaws also require the acquirer of control (in case of a change of control) or the controller (in case of delisting or a substantial reduction in liquidity of our shares) to make a tender offer for the acquisition of the shares held by minority shareholders under certain circumstances described below under "—Mandatory Tender Offers." The shareholder can also withdraw its capital from our company under certain circumstances described below under "—Rights of Withdrawal."

  Mandatory Tender Offers

        The Brazilian Corporate Law requires the launching of a tender offer at a purchase price equal to fair value for all outstanding shares in order to cancel the registration of our company as a publicly held company or in case of a substantial reduction in the liquidity of our shares as a result of purchases by our controlling shareholders.

        If our controlling shareholders enter into a transaction which results in a change of control of our company, the controlling shareholders must include in the documentation of the transaction an obligation of the acquirer to launch a tender offer for the purchase of all our common shares for, at least, 80% of the price per share paid to the controlling shareholders. The tender offer must be submitted to the CVM within 30 days from the date of execution of the definitive documents of sale of the shares.

  Rights of Withdrawal

        The Brazilian Corporate Law provides that, in certain limited circumstances, a dissenting shareholder may withdraw its equity interest from our company and be reimbursed by us for the value of our common or preferred shares that it then holds.

        This right of withdrawal may be exercised by dissenting shareholders in the event that shareholders with voting rights authorize:

  (i)
  the creation of preferred shares or a disproportionate increase of an existing class of our preferred shares relative to the other classes of our preferred shares, other than to the extent permitted by our bylaws;

  (ii)
  a change of a priority, preference, right, privilege or condition of redemption or amortization of any class of our preferred shares;

  (iii)
  a reduction of the mandatory dividend set forth in our bylaws;

  (iv)
  merger into another company or consolidation with another company;

  (v)
  our participation in a centralized group of companies (grupo de sociedades);

  (vi)
  a change in our corporate purpose; or

  (vii)
  spinning-off of the company

        In addition, we note that:

  •
  in items (i) and (ii), only the holders of shares of the affected type or class will be entitled to redemption;

  •
  in items (iv) and (v), the holders of shares of a type or class with liquidity and dispersion in the market will not have the right to redemption; and

  •
  in item (vii), the dissenting shareholders shall only have a right of redemption if the spinning off implies in: (1) a change in the corporate purpose (except if the spun-off assets revert to a company whose main purpose is the same as ours), (2) a reduction of the mandatory dividend, or (3) participation in a group of companies.

        Dissenting shareholders are also entitled to withdraw in the event that the entity resulting from a merger or spin-off does not have its shares listed in an exchange or traded in the secondary market within 120 days from the shareholders' meeting that approved the relevant merger or spin-off.

        Notwithstanding the above, in the event that we are consolidated or merged with another company, become part of a centralized group of companies, or acquire the control of another company for a price in excess of certain limits imposed by the Brazilian Corporate Law, holders of any type or class of our shares or the shares of the resulting entity that have minimal market liquidity and are dispersed among a sufficient number of shareholders will not have the right to withdraw. For this purpose, shares that are part of general indices representative of portfolios of securities traded in Brazil or abroad are considered liquid, and sufficient dispersion will exist if the controlling shareholder, the parent company or other companies under its control hold less than half of the total number of outstanding shares of that type or class. In case of a spin-off, the right of withdrawal will only exist if (1) there is a significant change in the corporate purpose, (2) there is a reduction in the mandatory dividend, or (3) the spin-off results in our participation in a centralized group of companies.

        Only shareholders who own shares on the date of publication of the first notice convening the relevant shareholders' meeting or the press release concerning the relevant transaction is published, whichever is earlier, will be entitled to withdrawal rights.

        The redemption of shares arising out of the exercise of any withdrawal rights would be made at the book value per share, determined on the basis of our most recent audited balance sheet approved by our shareholders. If the shareholders' meeting approving the action that gave rise to withdrawal rights occurred more than 60 days after the date of the most recent approved audited balance sheet, a shareholder may demand that its shares be valued on the basis of a balance sheet prepared specifically for this purpose.

        The right of withdrawal lapses 30 days after the date of publication of the minutes of the shareholders' meeting that approved the action that gave rise to withdrawal rights. Within ten days following the expiration of the term to exercise the withdrawal rights mentioned above, the company may call a shareholders' meeting to confirm or reconsider any resolution giving rise to withdrawal if we believe that the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

  Liability of Our Shareholders for Further Capital Calls

        Neither Brazilian law nor our bylaws require any capital calls. Our shareholders' liability for capital calls is limited to the payment of the issue price of any shares subscribed or acquired.

  Inspection of Corporate Records

        Shareholders that own 5% or more of our outstanding share capital have the right to inspect our corporate records, including shareholders' lists, corporate minutes, financial records and other documents of our company, if (1) we or any of our officers or directors have committed any act contrary to Brazilian law or our bylaws, or (2) there are grounds to suspect that there are material irregularities in our company. However, in either case, the shareholder that desires to inspect our corporate records must obtain a court order authorizing the inspection.

  Disclosures of Share Ownership

        Brazilian regulations require that (1) each of our controlling shareholders, directly or indirectly, (2) shareholders who have elected members of our board of directors or fiscal council, and (3) any person or group of persons representing a person that has directly or indirectly acquired or sold an interest corresponding to at least 5% of the total number of our shares of any type or class to disclose its or their share ownership or divestment to us, and we are responsible for transmitting such information to the CVM and the market. In addition, if a share acquisition results in, or is made with the intention of, change of control or company's management structure, as well as acquisitions that cause the obligation of performing a tender offer, the persons acquiring such number of shares are required to publish a statement containing certain required information about such acquisition.

        Our controlling shareholders, shareholders that appoint members of our board of directors or fiscal council and members of our board of directors, board of executive officers or fiscal council must file a statement of any change in their holdings of our shares with the CVM and the Brazilian stock exchanges on which our securities are traded.

  Form and Transfer

        Our preferred shares and common shares are in book-entry form, registered in the name of each shareholder or its nominee. The transfer of our shares is governed by Article 35 of the Brazilian Corporate Law, which provides that a transfer of shares is effected by our transfer agent by an entry made by the transfer agent in its books, upon presentation of valid written share transfer instructions to us by a transferor or its representative. When preferred shares or common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange's clearing system. The transfer agent also performs all the services of safe-keeping of our shares. Transfers of our shares by a non-Brazilian investor are made in the same manner and are executed on the investor's behalf by the investor's local agent. If the original investment was registered with the Central Bank pursuant to foreign investment regulations, the non-Brazilian investor is also required to amend, if necessary, through its local agent, the electronic certificate of registration to reflect the new ownership.

        The BM&FBOVESPA operates a central clearing system. A holder of our shares may choose, at its discretion, to participate in this system, and all shares that such shareholder elects to be put into the clearing system are deposited in custody with the clearing and settlement chamber of the BM&FBOVESPA (through a Brazilian institution that is duly authorized to operate by the Central Bank and maintains a clearing account with the clearing and settlement chamber of the BM&FBOVESPA). Shares subject to the custody of the clearing and settlement chamber of the BM&FBOVESPA are noted as such in our registry of shareholders. Each participating shareholder will, in turn, be registered in the register of the clearing and settlement chamber of the BM&FBOVESPA and will be treated in the same manner as shareholders registered in our books.

Dividends

        Our dividend distribution practice has historically included the distribution of periodic dividends, based on annual balance sheets approved by our board of directors. When we pay dividends on an annual basis, they are declared at our annual shareholders' meeting, which we are required by the Brazilian Corporate Law and our bylaws to hold by April 30 of each year. When we declare dividends, we are generally required to pay them within 60 days of declaring them unless the shareholders'

resolution establishes another payment date. In any event, if we declare dividends, we must pay them until the end of the fiscal year for which they were declared. Under Article 9 of Law 9,249/95 and our bylaws, we also may pay interest attributable to shareholders' equity as an alternative form of dividends upon approval of our board of directors.

  Dividend Preference of Preferred Shares

        Our preferred shares are entitled to receive a dividend 10% higher than that attributable to our common shares.

  Payment of Dividends and Interest Attributable to Shareholders' Equity

        We may pay the mandatory distributable amount as dividends or as interest attributable to shareholders' equity, which is similar to a dividend but is deductible in calculating our income tax obligations.

        Because our shares are issued in book-entry form, dividends with respect to any share are automatically credited to the account holding such share. Shareholders who are not residents of Brazil must register with the Central Bank in order for dividends, sales proceeds or other amounts with respect to their shares to be eligible to be remitted outside of Brazil.

        The preferred shares underlying our ADSs are held in Brazil by the depositary, which has registered with the Central Bank as the registered owner of our preferred shares. Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the depositary. The depositary will then convert such proceeds into dollars and will cause such dollars to be distributed to holders of our ADSs. As with other types of remittances from Brazil, the Brazilian government may impose temporary restrictions on remittances to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1999, and on the conversion of Brazilian currency into foreign currencies, which could hinder or prevent the depositary from converting dividends into U.S. dollars and remitting these U.S. dollars abroad.

        In addition, remittances are subject to a Brazilian financial transactions tax, which as of the date of this prospectus is 0%, but may be subject to change.

        For information about taxation on profits, dividends and interest on shareholders' equity, see "Taxation—Brazilian Tax Considerations—Taxation of Dividends."

  Dividends

        We are required by the Brazilian Corporate Law and by our bylaws to hold an annual shareholders' meeting by April 30 of each year. At our annual shareholders' meeting, our common shareholders may vote to declare an annual dividend. Our payment of annual dividends is based on our audited consolidated financial statements prepared for our preceding fiscal year.

        Any holder of record of shares at the time that a dividend is declared is entitled to receive dividends. Under the Brazilian Corporate Law, we are generally required to pay dividends within 60 days after declaring them, unless the shareholders' resolution establishes another payment date, which, in any case, must occur prior to the end of the fiscal year in which the dividend is declared.

        Our board of directors may declare interim dividends based on (i) the accrued profits recorded in our semi-annual financial statements; (ii) the accrued profits recorded in our quarterly financial statements or in our financial statements for shorter periods, provided that the total amount of dividends paid up every six months does not exceed the total amount within the capital reserve determined pursuant to article 182 of the Brazilian Corporate Law; and (iii) the amount recorded in the profit account or profit reserve account in our last annual consolidated financial statements or semi-annual financial statements.

        All the interim dividends that are distributed shall be considered as part of the mandatory dividends that shall be paid by us.

  Interest Attributable to Shareholders' Equity

        Brazilian corporations may make payments to shareholders characterized as interest on shareholders' equity as an alternative form of making dividend distributions. Amounts paid as interest on shareholders' equity (net of applicable withholding tax, as described below) may be treated as payments with respect to the minimum dividends we are obligated to distribute to our shareholders in accordance with our bylaws and Brazilian Corporate Law. The rate of interest may not be higher than the federal government's long-term interest rate, TJLP, as determined by the Central Bank from time to time (5% per annum for 2013 and 2014 and 5.5% per annum for 2015), applied over specific net equity accounts. The total amount distributed as interest on shareholders' equity may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year with respect to which the payment is made and (ii) 50% of retained earnings for the year before the year with respect to which the payment is made. Payments of interest on shareholders' equity are decided by the shareholders on the basis of recommendations of our board of directors.

        Distributions of interest on shareholders' equity paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or other non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a Tax Haven Jurisdiction, as defined by Brazilian law, the rate will be 25%.

  Prescription of Payments

        Our shareholders have three years to claim dividend distributions made with respect to their shares, as from the date that we distribute the dividends to our shareholders, after which any unclaimed dividend distributions legally revert to us. We are not required to adjust the amount of any distributions for inflation that occurs during the period from the date of declaration to the payment date.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank DTVM S.A., located at Avenida Paulista 1,111, São Paulo, SP, 01311-920, Brazil.

        As of December 31, 2014, we had 364,690,342 outstanding ADSs and we have 118,904,686 outstanding ADSs as of the date hereof. We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. We urge you to review the deposit agreement in its entirety.

        Each ADS represents the right to receive one of our preferred shares on deposit with the custodian. An ADS also represents the right to receive any other securities, cash or property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of preferred shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals.

        Neither the depositary, the custodian, us or any of their or our respective agents or affiliates will be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either directly in the form of certificated ADSs evidenced by an ADR registered in your name, indirectly through a brokerage or safekeeping account, or directly through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS").

        The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or "DTC," the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." Only persons in whose name

ADRs are registered on the books of the depositary will be treated by us and the depositary as ADR holders. When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the preferred shares deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of underlying preferred shares that your ADSs represent as of a specified record date.

  Distributions of Cash

        Whenever we intend to make a distribution of a cash dividend or other cash distribution in respect of ADSs, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable for determining the holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice, the depositary will establish an ADS record date. Upon receipt of confirmation from the custodian of the receipt of any cash dividend or other cash distribution on the preferred shares held in respect of the ADSs, or upon receipt of proceeds from the sale of any deposited property held in respect of the ADSs under the terms hereof, the depositary will (i) if at the time of receipt thereof any amounts received in a foreign currency can, in the judgment of the depositary, be converted on a practicable basis into dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into dollars, (ii) if applicable and unless previously established, establish the ADS record date, and (iii) distribute promptly the amount thus received (net of (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes withheld) to the holders entitled thereto as of the ADS record date in proportion to the number of ADSs held as of the ADS record date. The depositary will distribute only such amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed will be held by the depositary (without liability for interest thereon) and will be added to and become part of the next sum received by the depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If we withhold, or the custodian or the depositary is required to withhold and does withhold, from any cash dividend or other cash distribution in respect of the preferred shares held in respect of the ADSs, or from any cash proceeds from the sales of deposited property, an amount on account of taxes, duties or other governmental charges, the amount distributed to holders on the ADSs will be reduced accordingly. Such withheld amounts will be forwarded by us, the custodian or the depositary to the relevant governmental authority. Evidence of payment thereof by us will be forwarded by us to the depositary upon request. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States

  Distributions of Shares

        Whenever we intend to make a distribution that consists of a dividend in, or free distribution of, shares, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable to holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice from us, the depositary will establish the ADS record date. Upon receipt of confirmation from the custodian of the receipt of the shares so distributed by us, the depositary will either (i) distribute to the holders as of the ADS record date in proportion to the number of ADSs held as of the ADS record date, additional ADSs, which represent in the aggregate the number of shares received as such dividend, or free distribution, subject to the other terms of the deposit agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes), or (ii) if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding after the ADS record date will, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of shares distributed upon the preferred shares held in respect of such ADSs (net of (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes). In lieu of delivering fractional ADSs, the depositary will sell the number of shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds. In the event that the depositary determines that any distribution in property (including shares) is subject to any tax or other governmental charges which the depositary is obligated to withhold, or, if we in the fulfillment of our obligation, have furnished an opinion of U.S. counsel determining that shares must be registered under the Securities Act or other laws in order to be distributed to holders (and no such registration statement has been declared effective), the depositary may dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the depositary deems necessary and practicable, and the depositary will distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and expenses incurred by, the depositary) to holders entitled thereto upon the terms described in the deposit agreement. The depositary will hold and/or distribute any unsold balance of such property in accordance with the provisions of the deposit agreement.

  Distributions of Rights

        Whenever we intend to distribute rights to purchase additional preferred shares, the depositary will distribute warrants or other instruments in the discretion of the depositary representing rights to acquire additional ADSs, but only if (i) we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, (ii) we indicate that we wish such rights to be made available to holders of ADSs, and (iii) the depositary determines that making such rights so available is lawful and reasonably practicable. If any of clauses (i) through (iii) of the preceding sentence are not satisfied, the depositary may sell such rights, if practicable, and distribute the net proceeds in the same way it distributes cash, or if the sale of such rights cannot practicably be accomplished by reason of the nontransferability of the rights, limited markets therefor, their short duration or otherwise, the depositary may allow such rights to lapse, in which case you will receive nothing.

        You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

  Other Distributions

        Whenever we intend to distribute property other than cash, preferred shares or rights to purchase additional preferred shares, the depositary may distribute such other property in any manner it deems lawful and practicable, but only if (i) we timely provide evidence satisfactory to the depositary that it may lawfully distribute such other property, (ii) we indicate that we wish such other property to be made available to holders of ADSs, and (iii) the depositary determines that making such other property so available is lawful and reasonably practicable. If any of clauses (i) through (iii) of the preceding sentence are not satisfied, the depositary may sell such securities or property and distribute any net proceeds in the same way it distributes cash.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

        To the extent the depositary determines in its discretion that any distribution is not practicable with respect to any ADS holder, the depositary may make such distribution as it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADS holder as deposited securities.

Changes Affecting Preferred Shares

        The preferred shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such preferred shares or a recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets.

        If any such change were to occur, the depositary may, with our approval, and must, upon our request, (i) distribute additional ADSs; (ii) amend the deposit agreement and the applicable ADRs; (iii) amend the applicable registration statement in respect of the ADSs; (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs and (v) take such other actions as are appropriate to reflect such change. If the depositary does not choose any of the foregoing, any of the cash, securities or other property it receives will constitute part of the deposited property and each ADS will then represent a proportionate interest in such property.

Issuance of ADSs upon Deposit of Preferred Shares

        The depositary may create ADSs on your behalf if you or your broker deposit preferred shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and other charges of the depositary, any governmental charges and taxes payable for the transfer of the preferred shares to the custodian and any stock transfer or registration fees for the registration of transfer of the preferred shares on any applicable register and after you deliver any necessary instruments or confirmations of transfer. Your ability to deposit preferred shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the preferred shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

Transfer, Combination and Split Up of ADRs

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  Transfer.  The depositary will register the transfer of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the depositary will (x) cancel such ADRs and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADRs canceled by the depositary, (y) cause the registrar to countersign such new ADRs and (z) deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) the ADRs have been duly delivered by the holder (or by a duly authorized attorney of the holder) to the depositary at its principal office for the purpose of effecting a transfer thereof, (ii) the surrendered ADRs have been properly endorsed or are accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) the surrendered ADRs have been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the deposit agreement and of applicable law, in each case as in effect at the time thereof.

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  Combination & Split Up.  The registrar will register the split-up or combination of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the depositary will (x) cancel such ADRs and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by the ADRs cancelled by the Depositary, (y) cause the registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the holder thereof, if each of the following conditions has been satisfied: (i) the ADRs have been duly delivered by the holder (or by a duly authorized attorney of the holder) to the depositary at its principal office for the purpose of effecting a split-up or combination thereof, and (ii) all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the deposit agreement and of applicable law, in each case as in effect at the time thereof.

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  Co-Transfer Agents.  The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Holders or persons entitled to such ADRs and will be entitled to protection and indemnity to the same extent as the depositary. Such co-transfer agents may be removed and substitutes appointed by the depositary. Each co-transfer agent (other than the depositary) will give notice in writing to the depositary accepting such appointment and agreeing to be bound by the applicable terms of the deposit agreement.

Withdrawal of Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying preferred shares at the custodian's office. Your ability to withdraw the preferred shares is subject to the provisions of or governing the deposited securities, and of the deposit agreement, any ADRs evidencing the ADSs, the rules of the Brazilian Clearing and Depository Corporation, the Company's estatuto (bylaws) or applicable law. In order to withdraw the preferred shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the preferred shares being withdrawn. The withdrawn preferred shares will be delivered at the office of the custodian. Once canceled, the ADSs will not have any rights under the deposit agreement.

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  If you hold ADSs registered in your name, the depositary may ask you to (i) provide proof of identity and genuineness of any signature, (ii) provide such other information as the depositary may deem necessary or proper including without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the form of ADR, as the depositary may deem necessary or proper, and (iii) comply with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the CVM.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the preferred shares or ADSs are closed, or (ii) preferred shares are immobilized on account of a shareholders' meeting or a payment of dividends;

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  Obligations to pay fees, taxes and similar charges; and

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  Restrictions imposed because of laws or governmental regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Suspension of Certain Actions by Depositary

        The depositary may suspend the issuance of ADSs, the acceptance of deposits of preferred shares, the registration, registration of transfer, split-up or combination of ADSs or the withdrawal of deposited securities, generally or in particular instances, when the ADS register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary or by us.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights, if any, for the preferred shares and any other securities represented by your ADSs. The voting rights of holders of preferred shares are described in "Description of Capital Stock—Voting Rights."

        As soon as practicable after receipt from us of notice of any meeting or solicitation of consents or proxies, the depositary will mail to you a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each ADR holder on the record date set by the depositary will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the securities represented by the holder's ADSs and (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. Upon receipt of instructions of a holder in the manner and on or before the date established by the depositary for such purpose, the depositary will endeavor insofar as practicable and permitted under the provisions of or governing deposited securities to vote or cause to be voted the deposited securities represented by such holder's ADSs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any deposited securities.

        We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Record Dates

        The Depositary may, after consultation with us, if practicable, fix a record date, which, to the extent applicable, will be as near as practicable to any corresponding record date set by us for the determination of the ADS holders who will be responsible for the fee assessed by the depositary for administration of the ADS program and for any expenses provided for in the deposit agreement, as well as for the determination of the ADS holders who will be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders will be so entitled or obligated.

Fees and Charges

        The depositary, Citibank N.A., collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs or from intermediaries acting for them. The depositary also collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Persons depositing or withdrawing shares, receiving distributions or holding ADSs on the applicable record date, as applicable, must pay:	For:
Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued	• Issuance of ADSs upon deposit of Shares, excluding issuances as a result of distributions
Up to U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered	• Delivery of deposited securities against surrender of ADSs
Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held	• Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs
• Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)
• Depositary services
Registration or transfer fees

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Registration of shares or other deposited securities on the share register and applicable to transfers of shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively

Expenses and charges of the depositary	• Cable, telex and facsimile transmissions and delivery expenses as are expressly provided in the deposit agreement
• Conversion of foreign currency
Taxes (including applicable interest and penalties) and other governmental charges	• As necessary
Fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to shares, deposited securities, ADSs and ADRs	• As necessary
Fees and expenses incurred by the depositary, the custodian, or any nominee in connection with the servicing or delivery of deposited property	• As necessary

        We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

        The fees described above may be amended from time to time by agreement between us and the depositary.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary and by the brokers (on behalf of their clients) delivering the ADSs to the depositary for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        The depositary will reimburse us for certain expenses incurred by us in respect of the ADS program established pursuant to the deposit agreement and may, in the future, remit to us a portion of the depositary fees charged, in each case, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

        We may agree with the depositary to modify the deposit agreement at any time without your consent. Any amendments or supplements to the deposit agreement which impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which otherwise materially prejudices any substantial existing rights of holders of ADSs do not become effective until the expiration of 30 days after notice of such amendment or supplement has been given to holders of ADSs. If a holder of ADSs continues to hold ADSs after being so notified, such ADS holder is deemed to agree to such amendment. Any amendments or supplements will be deemed not to prejudice any substantial rights or ADS holders if they (i) are reasonably necessary for the ADSs to be registered under the Securities Act or for the ADSs or preferred shares to be eligible for book-entry settlement, and (ii) in each case do not impose or increase the fees and charges you are required to pay. In addition, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

        The deposit agreement cannot be amended to impair your right to withdraw the preferred shares represented by your ADSs (except in order to comply with mandatory provisions of applicable law).

        The depositary may resign by delivery of written notice to us of its election to do so, and we may remove the depositary by delivery of written notice to the depositary of such removal. The depositary shall, upon our request, terminate the deposit agreement by distributing notice of such termination to holders of ADSs at least 30 days prior to the date of termination. If 90 days shall have expired after (i) the depositary shall have delivered to us a written notice of its election to resign, or (ii) we shall have delivered to the depositary a written notice of the removal of the depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment, the depositary may terminate the deposit agreement by distributing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination.

        After termination, the depositary and its agents will perform no further acts under the deposit agreement except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. At any time after the date of termination, the depositary will sell the deposited securities and will thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADSs who have not yet surrendered their ADSs. After making such sale, the depositary will have no further obligations in respect of the deposit agreement, except to account for such net proceeds and other cash.

Disclosure of Interests

        To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities and other securities, and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, all persons holding ADSs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in its compliance with any instructions from us in respect thereof.

Books of Depositary

        The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the deposit agreement.

        The depositary will maintain in New York facilities for the delivery and receipt of ADSs. The ADS register may be closed from time to time when deemed expedient by the depositary or requested by us.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary's obligations to you. Neither we nor the depositary nor our agents will be liable:

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  if any present or future law, rule, regulation, fiat, order or decree of the United States, the Federative Republic of Brazil or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent or delay or cause any of us, the depositary or our agents to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provides shall be done or performed by it (including, without limitation, voting);

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  if it exercises or fails to exercise discretion under the deposit agreement, the ADRs or the provisions of or governing the preferred shares, including any failure to determine that any distribution or action may be lawful or reasonably practicable;

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  if it performs its obligations without negligence or bad faith;

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  if it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs, or any other person believed by it in good faith to be competent to give such advice or information;

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  if it fails to determine that it may be lawful or feasible to make rights available to holders in general or to any holder in particular;

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  if it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties;

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  for the inability by a holder of ADSs to benefit from any distribution or other benefit made available to holders of preferred shares but not, under the terms of the deposit agreement, made available to holders or any particular holder of ADSs; or

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  for any consequential or punitive damages for any breach of the deposit agreement.

        Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of Citibank, N.A.

        The depositary has no obligation to inform ADS holders or any other holders of an interest in an ADS about the requirements of Brazilian law, rules or regulations or any changes therein or thereto.

        Neither the depositary nor any of its agents shall be liable to holders of ADSs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

        Additionally, none of us, the depositary or the custodian shall be liable for the failure by any holder of ADSs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners of ADSs on account of their ownership of ADSs or ADSs.

        The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any holder or holders of ADRs, any ADS or ADSs or otherwise related to the deposit agreement to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

        The depositary shall not incur liability for the content of any information submitted to it by us or on our behalf for distribution to the holders of ADSs or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us.

        So long as it acted without bad faith or negligence, the depositary shall not be liable for any acts or omissions made by a successor or predecessor depositary.

        The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote.

        The depositary and its agents may own and deal in any class of securities or our company or our affiliates and in ADSs.

Pre-Release Transactions

        The depositary may, in certain circumstances, issue ADSs before receiving a deposit of preferred shares. These transactions are commonly referred to as "pre-release transactions." Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient (a) represents that it owns the preferred shares that are to be delivered by the recipient under such pre-release transaction, (b) will indicate on its records that the depositary is the owner of such preferred shares and agrees to hold such preferred shares in trust for the benefit of the depositary until delivered to it, (c) guarantees to deliver such preferred shares to the depositary or custodian and (d) agrees to any additional restrictions or requirements of the depositary. In addition, each pre-release transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days' notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

        The depositary may also, in certain circumstances, deliver preferred shares prior to the receipt and cancellation of ADSs, provided that the person to whom such preferred shares are being delivered represents to the depositary that it is in the process of delivering ADSs for cancellation. These transactions are commonly referred to as "pre-cancellation transactions." Each pre-cancellation transaction will be subject to a written agreement between the recipient to whom preferred shares are to be delivered and the depositary providing that such recipient (a) represents that it owns the ADSs that are to be delivered by the recipient under such pre-cancellation transaction, (b) will indicate on its records that the depositary is the owner of such ADSs and agrees to hold such ADSs in trust for the benefit of the depositary until delivered to it, (c) guarantees to deliver such ADSs to the depositary and (d) agrees to any additional restrictions or requirements of the depositary. In addition, each pre-cancellation transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days' notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

        The aggregate number of ADSs involved in pre-release transactions or pre-cancellation transactions at any one time shall not normally be more than 30% of all outstanding ADSs (excluding those ADSs outstanding as a result of pre-release transactions), provided that the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Taxes

        You will be responsible for the taxes and other governmental charges payable by the custodian or the depositary with respect to the ADSs, ADRs, any deposited securities or other property represented by the ADSs or any distributions thereon. We, the depositary or the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of such property or securities to the holders entitled thereto. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or any withdrawal of deposited securities until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian and our respective directors, employees, agents and affiliates for any claims with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you.

Available Information

        The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADS holders at the offices of the depositary.

Governing Law

        The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

Registered Capital

        An electronic registration has been issued in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and remit the proceeds outside Brazil. If a holder of ADSs exchanges such ADSs for preferred shares, such holder will be entitled to continue to rely on the depositary's registration for five business days after such exchange, following which such holder must seek to obtain its own electronic registration with the Central Bank. Thereafter, any holder of preferred shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such preferred shares, unless such holder is a duly qualified investor under Resolution No. 2,689 and obtains its own electronic registration. CMN Resolution No. 4,373 will replace both CMN Resolution No. 1,927 and CMN Resolution No. 2,689 as of March 30, 2015. Further rules will be issued by CVM and the Central Bank regulating foreign investments in ADSs, including with regard to the exchange of ADSs for preferred shares and the remittance of funds arising from the sale of these preferred shares.

TAXATION

        The following summary contains a description of the principal Brazilian and U.S. federal income tax consequences of the ownership and disposition of the preferred shares or ADSs, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to hold preferred shares or ADSs. The summary is based upon the tax laws of Brazil and regulations thereunder and on the federal income tax laws of the United States and regulations thereunder as of the date hereof, both of which are subject to change. Holders of preferred shares or ADSs should consult their own tax advisers as to the tax consequences of the ownership and disposition of preferred shares or ADSs in their particular circumstances.

        Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty in the future. No assurance can be given, however, as to whether or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

Brazilian Tax Considerations

        In the opinion of Machado, Meyer, Sendacz Opice Advogados, the following are the material Brazilian tax consequences of the ownership and disposition of preferred shares or ADSs by a non-Brazilian holder. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax adviser about the Brazilian tax consequences of investing in preferred shares or ADSs.

  Taxation of Dividends

        Dividends paid by us, including stock dividends and other dividends paid in property to the depositary in respect of the preferred shares underlying ADSs, or to a non-Brazilian holder in respect of the preferred shares, are currently exempted from withholding tax in Brazil to the extent that the dividends are paid out of profits generated as of January 1, 1996. Dividends relating to profits generated prior to January 1, 1996 may be subject to Brazilian withholding tax at varying rates, depending on the year the profits were generated.

        On May 13, 2014, Law No. 12,973 was enacted aiming at aligning the taxable basis of federal taxes with the accounting basis assessed based on IFRS adopted as Brazilian accounting standards since 2008. According to such law, which is generally in effect as of 2015, dividends distributed out of accounting profits generated in 2014 and exceeding taxable profits (ascertained in accordance with the BRGAAP 2007) must be subject to withholding tax at rates of 15% or 25%, depending on the location of the foreign shareholder, unless the taxpayer opts to be subject to the early effects of Law No. 12,973 in 2014—in this scenario, both accounting profits and taxable profits would match and there would be no excess dividends. As we choose to apply the new taxation rules for periods beginning on or after January 1, 2014, dividends that relate to profits generated on or after January 1, 2014 would not be subject to withholding tax.

  Distributions of Interest on Capital

        Brazilian corporations may make payments to shareholders characterized as interest on shareholders' equity as an alternative form of making dividend distributions. Amounts paid as interest on shareholders' equity (net of applicable withholding tax, as described below) may be treated as payments with respect to the dividends we are obligated to distribute to our shareholders in accordance with our bylaws and Brazilian Corporate Law. The rate of interest may not be higher than the federal government's TJLP, as determined by the Central Bank from time to time, applied over specific net equity accounts. The total amount distributed as interest on shareholders' equity may not exceed the greater of (i) 50% of net income (before taking the distribution and any deductions for income taxes into account) for the year with respect to which the payment is made and (ii) 50% of retained earnings for the year before the year with respect to which the payment is made. Payments of interest on shareholders' equity are decided by the shareholders on the basis of recommendations of our board of directors.

        Distributions of interest on shareholders' equity paid to Brazilian and non-Brazilian holders of preferred shares, including payments to the depositary in respect of preferred shares underlying ADSs, are deductible by us for Brazilian corporate income tax purposes. These payments to U.S. holders or other non-Brazilian holders are subject to Brazilian withholding tax at the rate of 15%. If the recipient of the payment is domiciled in a Tax Haven Jurisdiction, as defined by Brazilian law, the rate will be 25%.

  Taxation of Gains

        According to Law No, 10,833/03, gains recognized on a disposition of assets located in Brazil, such as our preferred shares, by a non-Brazilian holder, are subject to withholding income tax in Brazil. This rule is applicable regardless of whether the disposition is conducted in Brazil or abroad and/or if the disposition is made or not to an individual or entity resident or domiciled in Brazil.

        As a general rule, capital gains realized as a result of a disposition transaction are the positive difference between the amount realized on the disposition of the asset and the respective acquisition cost.

        Capital gains realized by non-Brazilian holders on the disposition of shares sold on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market):

  •
  are subject to the withholding income tax at a zero percent rate, when realized by a non-Brazilian holder that (i) has registered its investment in Brazil before the Central Bank under the rules of the Brazilian Monetary Counsel, or a Registered Holder, and (ii) is not a Tax Haven Holder; and

  •
  are subject to income tax at a rate of 15% with respect to gains realized by a non-Brazilian holder that is not a Registered Holder (including a non-Brazilian holder who qualifies under Law No. 4,131/62) and gains earned by Tax Haven Holders that are Registered Holders. In this case, a withholding income tax of 0.005% shall be applicable and can be offset against any income tax due on the capital gain.

        Any other gains realized on the disposition of shares that are sold on the Brazilian stock exchange:

  •
  are subject to income tax at a rate of 15% when realized by any non-Brazilian holder that is not a Tax Haven Holder, no matter if a Registered Holder or not; and

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  are subject to income tax at a rate of 25% when realized by a Tax Haven Holder, no matter if a Registered Holder or not.

        In the cases above, if the gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable and can be offset against any income tax due on the capital gain.

        There can be no assurance that the current favorable tax treatment of Registered Holders will continue in the future.

  Sale of ADSs by Non-Resident Holders to Other Non-Residents in Brazil

        As mentioned above, gains derived from disposition of assets located in Brazil involving non-resident investors is subject to Brazilian income tax. Our understanding is that ADSs do not qualify as assets located in Brazil and, thus, should not be subject to the Brazilian withholding tax.

        However, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation of this law will prevail in the courts of Brazil.

  Gains on the Exchange of ADSs for Preferred Shares

        Although there is no clear regulatory guidance, the exchange of ADSs for shares should not be subject to Brazilian tax. Non-Brazilian holders may exchange ADSs for the underlying preferred shares, sell the preferred shares on a Brazilian stock exchange and remit abroad the proceeds of the sale within five business days from the date of exchange (in reliance on the depositary's electronic registration), with no tax consequences.

        Upon receipt of the underlying preferred shares in exchange for ADSs, non-Brazilian holders may also elect to register with the Central Bank the U.S. dollar value of such preferred shares as a foreign portfolio investment under the rules of the Brazilian Monetary Counsel, which will entitle them to the special tax treatment referred above.

        Alternatively, the non-Brazilian holder is also entitled to register with the Central Bank the U.S. dollar value of such preferred shares as a foreign direct investment under the rules of Law No. 4,131/62, in which case the respective sale would be subject to the tax treatment referred to under "—Taxation of Gains."

  Discussion on Tax Haven Jurisdictions

        Until December 2008, under Brazilian tax laws, a Tax Haven Jurisdiction was defined as a country or location that does not impose taxation on income, or imposes the income tax at a rate lower than 20%. Some amendments were implemented in connection with the concept of Tax Haven Jurisdiction, via the enactment of Law n. 11,727/08, in force as of January 2009, in order to include in said concept the provision in the sense that the country or location which imposes restrictions on the disclosure of shareholding composition or the ownership of the investment should also be considered as a Tax Haven Jurisdiction.

        Law No. 11,727/08 also introduced the concept of "privileged tax regime", in connection with transactions subject to Brazilian transfer pricing rules and also applicable to thin capitalization/cross border interest deductibility rules, which is broader than the concept of a Tax Haven Jurisdiction. Pursuant to Law No. 11,727/08, a privileged tax regime is a tax regime that (1) does not tax income or taxes it at a maximum rate lower than 20%; or (2) grants tax benefits to non-resident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or location or (b) contingent to the non-exercise of a substantial economic activity in the country or location; or (3) does not tax or that taxes income earned outside of the respective country or location at a maximum rate lower than 20%; or (4) does not allow access to information related to shareholding composition, ownership of assets and rights, or economic transactions that are carried out.

        In addition, on June 7, 2010, Brazilian Tax Authorities enacted Ordinance No. 1,037, as amended, listing (i) the countries and jurisdictions considered Tax Haven Jurisdictions, and (ii) the Privileged Tax Regimes.

        According to Section 24-B of Law 9,430, as included by Section 23 of Law 11.727/08, the Executive is empowered to reduce or reinstate the income tax rate of 20% as the element to define a Tax Haven Jurisdiction or a Privileged Tax Regime. Recently, on December 1st, 2014, Ruling n° 488/2014 was published and established that the rate of 20% is reduced to 17% in connection with countries, locations and jurisdiction aligned with international tax transparency standards, as per definition to be provided by Brazilian Federal Revenue Service. It is expected that further guidance will be provided by

Brazilian Federal Revenue Service and also that the list of Tax Haven Jurisdictions and Privileged Tax Regimes be updated.

        Although we believe that the best interpretation of the current tax legislation should lead to the conclusion that the abovementioned "privileged tax regime" concept should apply solely for purposes of Brazilian transfer pricing and thin capitalization rules, we cannot be sure whether subsequent legislation or interpretation by the Brazilian tax authorities of the definition of a "privileged tax regime," provided by Law No. 11,727, will also apply to a Non-Resident Holder in respect of gains upon disposition of ADSs.

  Other Brazilian Taxes

        There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of the preferred shares or ADSs by a non-Brazilian holder except for gift and inheritance taxes levied by some States in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. There is no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

  Tax on Foreign Exchange and Financial Transactions

  Tax on foreign exchange transactions, or the "IOF/Exchange Tax"

        Brazilian law imposes the IOF/Exchange Tax on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, for most exchange transactions, the rate of IOF/Exchange is 0.38%. Effective as of December 1, 2011, currency exchange transactions carried out for the inflow of funds in Brazil for investment made by a foreign investor are subject to IOF/Exchange at (i) 0% rate in case of variable income transactions carried out on the Brazilian stock, futures and commodities exchanges, as well as in the acquisitions of shares of Brazilian publicly held companies in public offerings or subscription of shares related to capital contributions, provided that the issuer company has registered its shares for trading in the stock exchange (ii) 0% for the outflow of resources from Brazil related to these type of investments, including payments of dividends and interest on shareholders' equity and the repatriation of funds invested in the Brazilian market. Furthermore, the IOF/Exchange is currently levied at a 0% rate on the withdrawal of ADSs into shares. Nonetheless, the Brazilian government is permitted to increase the rate at any time to a maximum of 25%, but only in relation to future transactions.

  Tax on transactions involving bonds and securities, or the "IOF/Bonds Tax"

        Brazilian law imposes the IOF/Bonds Tax on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds Tax applicable to transactions involving the deposit of preferred shares in exchange for ADSs is currently zero. The Brazilian government may increase this rate up to 1.5% per day, but only with respect to future transactions.

U.S. Federal Income Tax Considerations

        The following are the material U.S. federal income tax consequences to U.S. Holders (as defined below) of owning and disposing of preferred shares or ADSs, but this is not a comprehensive description of all of the tax considerations that may be relevant to a particular person's decision to hold such securities. The discussion applies only to U.S. Holders that hold preferred shares or ADSs as capital assets for U.S. federal income tax purposes, and it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder's particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986 (the

"Code") known as the Medicare contribution tax, the effects of any state, local or non-U.S. tax laws and tax consequences applicable to U.S. Holders subject to special rules, such as:

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  certain financial institutions;

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  dealers or traders in securities who use a mark-to-market method of tax accounting;

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  persons holding preferred shares or ADSs as part of a hedge, "straddle," integrated transaction or similar transaction;

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  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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  entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

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  tax-exempt organizations;

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  regulated investment companies;

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  real estate investment trusts;

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  insurance companies;

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  persons that own or are deemed to own 10% or more of our voting stock;

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  persons who acquired our preferred shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

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  persons holding preferred shares or ADSs in connection with a trade or business conducted outside of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes holds preferred shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding preferred shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of the preferred shares or ADSs.

        This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

        You are a "U.S. Holder" if, for U.S. federal income tax purposes, you are a beneficial owner of preferred shares or ADSs and you are:

  •
  an individual citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effected under applicable U.S. Treasury regulations to be treated as a U.S. person.

        THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. U.S. HOLDERS OF PREFERRED SHARES OR ADSs ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING OR DISPOSING OF PREFERRED SHARES OR ADSs, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

        In general, if you own ADSs, you will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if you exchange ADSs for the underlying shares represented by those ADSs.

        This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

        Distributions paid on preferred shares or ADSs (including distributions to shareholders that are treated as interest on shareholders' equity for Brazilian tax purposes) will generally be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by "qualified foreign corporations" to certain noncorporate U.S. Holders are taxable at the rates applicable to long-term capital gains. A foreign corporation is treated as a "qualified foreign corporation" with respect to dividends paid on stock that is readily tradable on a securities market in the United States, such as the NYSE where our ADSs are traded. You should consult your tax adviser regarding the availability of the reduced tax rate on dividends in your particular circumstances.

        The amount of a dividend will include any amounts withheld in respect of Brazilian taxes. The amount of the dividend will be treated as foreign-source dividend income to you and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in your income on the date of your, or in the case of ADSs, the depositary's, receipt of the dividend. The amount of any dividend income paid in reais will be a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of such receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, you should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the dividend is not converted into U.S. dollars on the date of receipt, you will have a basis in the reais equal to the U.S. dollar value on the date of receipt. You may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

        Subject to applicable limitations that may vary depending upon your circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, Brazilian income taxes withheld from dividends on preferred shares or ADSs will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and, therefore, you should consult your tax adviser regarding the availability of foreign tax credits in your particular circumstances. In particular, a U.S. Holder may use foreign tax credits to offset only the portion of its U.S. tax liability that is attributable to foreign-source income. Instead of claiming a credit, you may, at your election, deduct such Brazilian taxes in computing your taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale, Redemption or Other Disposition of Preferred Shares or ADSs

        For U.S. federal income tax purposes, gain or loss you realize on the sale, redemption or other disposition of preferred shares or ADSs will generally be capital gain or loss, and will generally be long-term capital gain or loss if you held the preferred shares or ADSs for more than one year. The amount of your gain or loss will equal the difference between your tax basis in the preferred shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. If a Brazilian tax on gains is withheld on the sale or disposition of preferred shares or ADSs, a U.S. Holder's amount realized will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian tax. See "—Brazilian Tax Considerations—Taxation of Gains" for a description of when a disposition may be subject to taxation by Brazil. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. U.S. Holders should consult their tax advisers as to whether the Brazilian tax on gains may be creditable against their U.S. federal income tax on foreign-source income from other sources.

Other Brazilian Taxes

        You should note that any Brazilian IOF/Exchange Tax (as discussed above under "—Brazilian Tax Considerations") will not be a creditable foreign tax for U.S. federal income tax purposes, although you may be entitled to deduct such tax, subject to applicable limitations under U.S. law. You should consult your tax adviser regarding the U.S. federal income tax consequences of the payment of Brazilian IOF/Exchange Tax, including whether you may claim a deduction for such tax or should instead include the amount of tax paid in your initial basis in the preferred shares or ADSs.

Passive Foreign Investment Company Rules

        We believe that we were not a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes for our 2014 taxable year, and we do not expect to become one in 2015 or in the foreseeable future. However, because PFIC status depends on the composition of a company's income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S. Holder held preferred shares or ADSs, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the preferred shares or ADSs would be allocated ratably over the U.S. Holder's holding period for the preferred shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for such taxable year, and an interest charge would be imposed on the amount allocated to such taxable year. Further, to the extent that any distribution received by a U.S. Holder on its preferred shares or ADSs exceeded 125% of the average of the annual distributions on preferred shares or ADSs received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the preferred shares or ADSs. U.S. Holders should consult their tax advisers to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances. If we are a PFIC for any taxable year during which a U.S. Holder owns our shares, the U.S. Holder will generally be required to file Internal Revenue Service ("IRS") Form 8621 with its annual U.S. federal income tax return, subject to certain exceptions.

Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and may be subject to backup withholding, unless (i) you are a U.S. corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding.

        The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

        Certain U.S. Holders who are individuals may be required to report information on IRS Form 8938 relating to their ownership of securities of a non-U.S. person, subject to certain exceptions (including an exception for securities held in certain accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of these rules on their ownership and disposition of preferred shares or ADSs.

        U.S. HOLDERS OF OUR PREFERRED SHARES OR ADSs SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE BRAZILIAN, U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR PREFERRED SHARES OR ADSs BASED UPON THEIR PARTICULAR CIRCUMSTANCES.

 PLAN OF DISTRIBUTION

        We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

        The validity of the preferred shares and certain other matters of Brazilian law will be passed upon for us by Machado, Meyer, Sendacz Opice Advogados, São Paulo, Brazil. Certain U.S. legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Telefônica Brasil S.A. appearing in Telefônica Brasil S.A.'s annual report on Form 20-F for the year ended December 31, 2014 and the effectiveness of Telefônica Brasil S.A.'s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The business address of Ernst & Young Auditores Independentes S.S. is Avenida Presidente Juscelino Kubitscheck, 1830, 04543-900, São Paulo, SP, Brazil.

        The financial statements of GVT as of and for the year ended December 31, 2014, incorporated in this prospectus by reference to the Form 6-K furnished on March 26, 2015, have been audited by KPMG Auditores Independentes. The business address of KPMG Auditores Independentes is Al. Dr. Carlos de Carvalho, 417 16th floor, 80410-180, Curitiba, PR, Brazil.

 SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

        We are incorporated under the laws of Brazil. All of our directors and officers reside outside the United States. Substantially all of our assets are located in Brazil. As a result, it may not be possible (or it may be difficult) for you to effect service of process upon us or these other persons within the United States or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

        We have been advised by Machado, Meyer, Sendacz Opice Advogados, our Brazilian counsel, that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised that a judgment against us, the directors and officers or certain advisors named herein obtained in the United States would be enforceable in Brazil without reconsideration of the merits upon confirmation of that judgment by the Superior Tribunal de Justiça (Superior Tribunal of Justice). That confirmation will only be available if the U.S. judgment:

  •
  fulfills all formalities required for its enforceability under the laws of the United States;

  •
  is issued by a court of competent jurisdiction after proper service of process on the parties, which must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of our absence has been given, as established pursuant to applicable law;

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  is final and, therefore, not subject to appeal in the jurisdiction in which it was issued;

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  is for payment of a determined sum of money;

  •
  is duly authenticated by a Brazilian diplomatic office in the United States and is accompanied by a certified sworn translation into Portuguese of such judgment; and

  •
  is not against Brazilian public policy, good morals or national sovereignty (as set forth in Brazilian law).

        We have been further advised by our Brazilian counsel that original actions may be brought in connection with this prospectus predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us or the directors and officers and certain advisors named herein (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty).

        In addition, a plaintiff, whether Brazilian or non-Brazilian, that resides outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure its payment. This bond must have a value sufficient to satisfy the payment of court fees and defendant attorney's fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Tribunal de Justiça, collection claims based on an instrument (not including the shares) that may be enforced in Brazilian courts without the previous review of its merits (título executivo extrajudicial) or counterclaims as established under the Brazilian Code of Civil Procedure. Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.